PROSPECTUS	Filed pursuant to Rule 424(b)(1) Registration No. 333-150695

SKYSTAR BIO-PHARMACEUTICAL COMPANY

This is a firm commitment public offering of 1,400,000 shares of our common stock at a price of $12.98 per share.

Our common stock is traded on the NASDAQ Capital Market under the symbol “SKBI”. On June 30, 2009, the last reported market price of our common stock was $17.94 per share. On May 12, 2009, we effected a reverse stock split on a 10-for-1 basis as well as a corresponding reduction in the number of shares of our authorized common stock on a similar 10-for-1 basis. The aggregate price of the shares offered hereby, excluding shares that may be sold on exercise of the underwriters’ over-allotment option, is approximately $18 million.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions(1)	Proceeds, to Us, Before Expenses(2)
Per share	$12.98	$0.9086	$12.0714
Total	$18,172,000.00	$1,272,040.00	$16,899,960.00

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering (excluding shares sold upon exercise of the underwriters’ over-allotment option) payable to Rodman & Renshaw, LLC, the representative of the underwriters.
(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non-accountable expenses allowance, will be approximately $0.36 million.

We have granted a 45-day option to the representative of the underwriters, to purchase up to 210,000 additional shares of common stock solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriter over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC, the underwriter representative, an option to purchase up to 5% of the shares sold, for $100. If the underwriter representative exercises this option, each share of common stock may be purchased at $16.225 per share (125% of the price of the shares sold in the offering).

We are offering the shares of common stock on a firm commitment basis. The underwriters expect to deliver our shares to purchasers in the offering on or about July 7, 2009.

RODMAN & RENSHAW, LLC	I-BANKERS SECURITIES, INC.

The date of this prospectus is June 30, 2009.

(1)	Our manufacturing facilities in Huxian, Xi’an, Shaanxi Province, People’s Republic of China.
(2)	A selection of our veterinary drug products for poultry and livestock distributed in the People’s Republic of China.
(3)	Our DLV chicken vaccine that is distributed in the People’s Republic of China.
(4)	A selection of our micro-organism products for poultry and livestock distributed in the People’s Republic of China.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to Skystar Bio-Pharmaceutical Company as “Skystar” and “our Company,” and to Skystar, its subsidiaries and Xian Tianxing, a company which conducts substantially all our business through contractual arrangements and in which neither we nor our subsidiaries own any equity interests, sometimes collectively as “we,” “us” and “our.”

Unless otherwise indicated, all share amounts and prices take into account the 10-for-1 reverse stock split and corresponding reduction of authorized common shares on a 10-for-1 basis effected May 12, 2009.

Overview

We are a holding company that, through our indirect wholly-owned subsidiary Sida Biotechnology (Xian) Co., Ltd. (“Sida”) and our variable interest entity (“VIE”) Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”), manufactures and distributes medicines, vaccines and other health care and medical care products for poultry, livestock and domestic pets in the People’s Republic of China, which we will refer to as China. We have four product lines, including a vaccine line, a veterinary medicine line, a fodder and feed additives line, and a micro-organism line. All four product lines are developed, manufactured and distributed by Xian Tianxing, which we operate and control through contractual arrangements between Sida and Xian Tianxing. These contractual arrangements enable Sida to control and receive the profits of Xian Tianxing. Sida is the wholly owned subsidiary of Fortunate Time International Ltd. (“Fortunate Time”), which is wholly owned by Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd. (“Skystar Cayman”), our wholly owned subsidiary. Xian Tianxing has a wholly owned subsidiary, Shanghai Siqiang Biotechnological Co., Ltd. (“Shanghai Siqiang”), which we also control. Other than our interests in the contractual arrangements with Xian Tianxing, neither we nor our direct and indirect subsidiaries have any equity interests in Xian Tianxing.

Management believes there is significant demand for veterinary medicines and vaccines in China. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for veterinary, livestock and poultry vaccines was over 70 billion doses; however the market supply was only 32 billion doses. The estimated 2005 expenditures in China on products designed to prevent parasitic diseases in livestock and poultry, such as our medicines and vaccines, were US$125 million, as reported in the 2005 China Statistical Yearbook published by the National Bureau of Statistics of China, a government agency. According to the Chinese Ministry of Agriculture, the demand for vaccines for livestock and poultry has increased at a 15% annual rate since 2002 and is anticipated to maintain such growth rate for the next five years.

We also believe that there is a substantial market for micro-organisms which are fed to animals and result in healthier livestock and reduced feed requirements for our customers. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for such micro-organisms was 3 million tons, while the supply output was only 200,000 tons.

Our Business

All of our revenue is derived from the sale of veterinary healthcare and medical care products in China. Currently, we have four major product lines:

•	Our vaccine line currently includes 10 products;
•	Our veterinary medicine line for poultry and livestock currently includes 140 products;
•	Our fodder and feed additives line currently includes 10 products; and
•	Our micro-organism products line currently includes 13 products.

Among our prominent products is a vaccine that is designed to prevent the onset of avian coccidiosis disease, a parasitic and highly contagious gastrointestinal disease affecting chicken and other poultry. We refer to this vaccine as the “DLV chicken vaccine.” Avian coccidiosis has a significant economic impact to the poultry industry. The U.S. Department of Agriculture estimates that this disease costs the worldwide poultry industry $3 billion in treatment expenses, bird losses and unmarketable birds due to low bird weight. Management believes that our DLV chicken vaccine is safe, effective and easy to administer, and may save costs by as much as 60% as compared to using conventional chemical medicines such as sulfaquinoxaline sodium and salinomycin sodium.

During the year ended December 31, 2008, we had revenues of $25.6 million and net income of $5.6 million as compared to revenues of $15.1 million and a net loss of $2.0 million during the year ended December 31, 2007. During the three months ended March 31, 2009, we had revenues of $3.8 million and net income of $1.1 million as compared to revenues of $2.7 million and net income of $0.6 million during the same period ended March 31, 2008.

We sell our products through a distribution channel covering 29 provinces in China. As of March 31, 2009, we had over 1,128 distributors and 403 direct customers. We intend to establish more representative offices and engage additional distribution agents in order to strengthen our distribution network.

Growth Strategy

Acquisition Strategy.  We intend to explore acquisitions of Good Manufacturing Practice (“GMP”) certified veterinary healthcare and medical care products companies located close to our headquarters in Shaanxi province. We estimate that approximately $7.2 million from the net proceeds of the offering will be earmarked for potential acquisitions. One of our considerations for acquisition is that the potential target has production capacity for different dosage forms such as injectibles and powders. We may also consider acquiring veterinary healthcare and medical care products companies with similar production capacity in regions of China outside of the Shaanxi province. Our goal is to be among the top producers and distributors of veterinary health care and medical care products in China, and we hope to be able to complete some acquisitions by the end of 2009. We are looking at and making inquiries regarding potential acquisition targets. However, we have not entered into any letter of intent or definitive agreement with any potential acquisition targets as of the date of the prospectus.

Based on our own experience, we know that the GMP certification process requires considerable amount of resources, which may create cash flow issues for many of the small to medium-size veterinary healthcare and medical care products companies that currently make up a significant portion of our industry in China. Accordingly, unless we can accurately and effectively evaluate the financial conditions of a potential target company, we may expose our business operations to cash flow risks subsequent to an acquisition transaction.

Brand Awareness.  Our goal is to associate the “Skystar” brand with reputable, high-quality products, including veterinary products. We intend to spend a portion of our net proceeds in marketing and advertising efforts to increase the exposure of our brand with potential customers. We recognize the importance of branding as well as packaging. All of our products bear a uniform brand and we also brand and package our products with specialized designs to differentiate the different categories of our products.

We also conduct promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand name, including:

•	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;
•	participating in national meetings, seminars, symposiums, exhibitions for veterinary healthcare and medical care products and other related industries;
•	organizing cooperative promotional activities with distributors; and
•	sending direct mail to major farms.

We estimate that approximately $1.0 million from the net proceeds of the offering will be earmarked for our marketing and branding efforts. However, we may not immediately realize measurable economic benefits from our marketing efforts, as brand awareness may require the passage of a significant amount of time and a continuing commitment of our resources. Moreover, we cannot give assurance that our marketing and branding efforts will ultimately be successful.

Manufacturing Facilities.  We intend to complete a vaccine manufacturing facility with approximately $2.5 million from the net proceeds of the offering. Under our current plans, this facility is expected to be completed by the fourth quarter of 2009 and obtain GMP certification in late 2009. Once completed, we believe that this facility will increase production capacity by 6 billion units, or 2,300.0% from 250 million units, with a value of $14.0 million in projected revenue at a gross margin rate of 60-70%.

Additionally, we are planning to construct a new production facility for micro-organism and feed additives with approximately $1.5 million from the net proceeds of the offering. Under our current planning, the annual production capacity of this new production facility will add approximately 4,000 metric tonnes to our current capacity of 8,200 metric tonnes, an increase of 48.7%. We anticipate construction to complete in the fourth quarter of 2009.

However, if this offering is delayed or ultimately unsuccessful, we may be unable to complete the facilities as planned, thereby also delaying the projected GMP certification of the vaccine facility. In addition, as the GMP certification is conducted by unrelated third parties, we cannot give assurance that our vaccine facility will be GMP certified or when the certification can be completed.

Additional Products.  We plan to commercialize new products in each of the four product lines. We are also expending significant amount of resources into our research and development in order to have additional products in the future. Management believes that such products will ultimately increase future revenue to our company. However, due to the unpredictable natures of many of the afflictions and diseases that our products are intended to address and/or prevent, we cannot give assurance as to the success of any new products, since market acceptance and demands of any such product may significant shift and adversely affect our profitability.

Research and Development

We place great emphasis on product research and development, and are currently working closely with two research institutes in the veterinary science field in China. Through Shanghai Siqiang, wholly-owned subsidiary of Xian Tianxing, we are working with Shanghai Poultry Verminosis Institution, which is a part of the Chinese Academy of Agricultural Sciences, to research and develop feed additives and veterinary disease diagnosis equipment. We have also established a research and development center, located on our premises, with Shaanxi Microbial Institute, the only microbial research institute in northwest China. Major projects currently being undertaken at these centers focus on development of:

•	New bio-pharmaceutical products for animal immunization.
•	Protein technology and enzyme mechanism.
•	Development of non-pathogenic micro-organisms to cure gastrointestinal tract diseases.
•	Veterinary medicines for pets.

However, we cannot provide assurance that any one of the ongoing projects will ultimately be successful or commercially viable. Additionally, we currently do not have any written agreement with Shanghai Poultry Verminosis Institution regarding the ongoing collaborations, and under our cooperation agreement with Shaanxi Microbial Institute, the Institute is not obligated to us with respect to any specific period of time or research projects. Accordingly, we cannot provide assurance that we will be able to maintain our current relationship with these institutes for any definite period of time, or establish new collaboration with other research institutes in the future. Additionally, intellectual property rights and confidentiality protections in China may not be effective as in the United States or other countries, and we cannot provide assurance that we will be able to meaningfully protect our rights in connection with our research and our products.

Our Organizational Structure

We conduct substantially all of our business operations through Xian Tianxing. Chinese law currently has limits on foreign ownership of certain businesses which prohibit non-Chinese persons from having direct ownership interests. To comply with these foreign ownership restrictions, we do not own any equity interests in Xian Tianxing or its wholly-owned subsidiary, Shanghai Siqiang, but control and receive the economic benefits of their business operations through contractual arrangements. Xian Tianxing holds the licenses and approvals necessary to operate its business in China. We have contractual arrangements with Xian Tianxing and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xian Tianxing. Through these contractual arrangements, we also have the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, since we are able to appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xian Tianxing (and through Xian Tianxing, Shanghai Siqiang) and to receive, through our direct and indirect wholly owned subsidiaries, all of Xian Tianxing’s profits, we are considered the primary beneficiary of Xian Tianxing. Accordingly, we consolidate Xian Tianxing’s results, assets and liabilities in our financial statements.

However, Chinese laws and regulations concerning the validity of the contractual arrangements are uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the Chinese government may involve substantial uncertainty. Additionally, the contractual arrangements may not be as effective in providing control over Xian Tianxing as direct ownership, which we are restricted from under current Chinese law. Due to such uncertainty, we may take such additional steps in the future as may be permitted by the then applicable law and regulations in China to further strengthen our control over or toward actual ownership of Xian Tianxing or its assets or business operations, which could include direct ownership of selected assets without jeopardizing any favorable government policies toward domestic owned enterprises. Because we rely on Xian Tianxing for our revenue, any termination of or disruption to these contractual arrangements could detrimentally affect our business.

The contractual arrangements were entered into in October 2005 between Skystar Cayman and Xian Tianxing. In March 2008, Skystar Cayman assigned its rights under the contractual arrangements to our indirect wholly-owned subsidiary, Sida, a limited liability company organized under the laws of China and a wholly foreign-owned enterprise. All ownership interests of Sida are owned by Fortunate Time, a company incorporated under the laws of Hong Kong Special Administration Region of China. Fortunate Time is a wholly-owned subsidiary of Skystar Cayman. Set forth below is our current corporate structure:

Corporate Organizational Chart

The following chart illustrates our corporate structure and the place of incorporation of each named entity at the date of this prospectus:

(1)	The management of Skystar includes: Mr. Weibing Lu as Chairman and Chief Executive Officer, Mr. Bennet P. Tchaikovsky as Chief Financial Officer, and Mr. Wei Wen, Mr. R. Scott Cramer, Mr. Mark D. Chen, Mr. Qiang Fan, Dr. Shouguo Zhao and Dr. Chengtun Qu as members of the board of directors. As of the date of this prospectus: Upform Group Limited, a British Virgin Islands company of which Mr. Lu is a director, owns approximately 25.12% of Skystar’s issued and outstanding common stock; Clever Mind International Limited, a British Virgin Islands company of which Mr. Wen is director, owns approximately 1.11%; Mr. Cramer owns and/or controls approximately 4.18%, and Mr. Tchaikovsky owns approximately 0.28%. Mr. Chen, Mr. Fan, Dr. Zhao and Dr. Qu do not own any shares of Skystar’s common stock as of the date of this prospectus.
(2)	The management of Skystar Cayman is comprised of Mr. Weibing Lu and Mr. Wei Wen as its Directors. Skystar is the sole shareholder of Skystar Cayman.
(3)	The management of Fortunate Time is comprised solely of Mr. Scott Cramer as its Director. Skystar Cayman is the sole shareholder of Fortunate Time.
(4)	The management of Sida includes: Mr. Wei Wen as General Manager, Mr. Xinya Zhang as Vice-General Manager and Director, Mr. Lun Shen as Director and Ms. Erna Gao as Supervisor. Fortunate Time is the sole shareholder of Sida.
(5)	Sida controls Xian Tianxing through contractual arrangements designed to mimic equity ownership of Xian Tianxing by Sida. These contracts include a consulting services agreement, operating agreement, equity pledge agreement, option agreement, and proxy agreement. Sida is a wholly-foreign owned enterprise or “WFOE.” Most foreign entities such as us control or hold ownership of Chinese enterprises indirectly through WFOEs because it eliminates the need for a Chinese partner.
(6)	The management of Xian Tianxing includes: Mr. Weibing Lu as Chairman and General Manager (equivalent to Chief Executive Officer), Mr. Zugang Guo as Vice Chairman, Mr. Wei Wen as Vice-General Manager and Director, Mr. Xinya Zhang as Chairman of Board of Supervisors, Ms. Erna Gao as Finance

Director and Mr. Lun Shen as Supervisor. As of the date of this prospectus: Mr. Lu owns approximately 41%, and Mr. Wen approximately 5%, of the issued and outstanding stock of Xian Tianxing; Mr. Guo, Mr. Zhang, Ms. Gao and Mr. Shen do not own any equity interests in Xian Tianxing.
(7)	The management of Shanghai Siqiang includes: Mr. Lun Shen as Executive Director, Mr. Wei Shen as General Manager and Ms. Erna Gao as Supervisor. Xian Tianxing is the sole shareholder of Shanghai Siqiang.

Corporate Information

Skystar is a Nevada corporation. Our principal executive offices are located at Rm. 10601, Jiezuo Plaza, No. 4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, People’s Republic of China. Our telephone number is (8629) 8819-3188.

Reverse Stock Split

On May 12, 2009, we effected a 10-for-1 reverse stock split and concurrently reduced the number of authorized shares of common stock from 200,000,000 to 20,000,000. Under Section 78.2055 of the Nevada Revised Statues (“NRS”), to decrease the numbers of issued and outstanding shares of a class or series of a corporation's capital stock requires the approval of stockholders holding a majority of the voting power of the affected class or series, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the affected class or series. However, under NRS Section 78.207, a corporation may change the number of shares of a class of its authorized stock by increasing or decreasing the number of authorized shares of the class and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class held by each stockholder of record by a resolution adopted by the board of directors without obtaining the approval of the stockholders. Accordingly, we effected the 10-for-1 reverse stock split without the approval of our stockholders by concurrently effecting a corresponding reduction in the number of shares of our authorized common stock pursuant to NRS Section 78.207. All share amounts referred to herein have been adjusted to reflect the effect of our 10-for-1 reverse stock split.

THE OFFERING

Common stock offered
1,400,000 shares at a price of $12.98 per share
Number of shares outstanding before this offering
1,869,297 shares(1)
Number of shares outstanding after this offering
3,269,297 shares(1)
Use of Proceeds
We intend to use the net proceeds of this offering for the completion of a new vaccine facility; the construction of a new production facility for micro-organism and feed additives; acquisitions of other companies in the veterinary healthcare and medical care products industries; and working capital and general corporate purposes, including research and development and marketing.
NASDAQ Capital Market Listing Symbol for Our Common Stock
SKBI
Lock Up Agreements
All of our officers and directors have agreed that, for a period of 6 months from the closing date of this offering, they will be subject to a lock-up agreement prohibiting any sales, transfers or hedging transactions of our securities owned by them. See “Lock-Ups” on page 76.
Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.
Representative’s Common Stock Purchase Option
In connection with this offering, we have also agreed to sell to the underwriter representative an option for $100 to purchase up to 5% (70,000 shares) of the shares of common stock sold. If this option is exercised, each share may be purchased by the underwriters’ representative at $16.225 per share (125% of the price of the shares sold in the offering).

(1)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2009, taking into account the 10-for-1 reverse stock split that we effected on May 12, 2009, and excludes shares underlying the underwriter representative’s common stock purchase option as well as outstanding warrants issued in connection with the February 2007 private financing, which are currently exercisable for 154,550 shares of common stock, consisting of 97,500 shares at the exercise price of $12.00 per share and 57,050 shares at the exercise price of $10.00 per share.

SUMMARY FINANCIAL INFORMATION

In the table below we provide you with historical selected consolidated financial data for the three-month periods ended March 31, 2009 and 2008, derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and for the two years ended December 31, 2008 and 2007, derived from our audited consolidated financial statements included elsewhere in this prospectus, and taking into account the 10-for-1 reverse stock split that we effected on May 12, 2009. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended March 31,			Fiscal Year Ended December 31,
	2009	2008		2008		2007
	(Unaudited)
Statements of Operations Data
Revenue	$3,823,566	$2,686,354		$25,584,446		$15,056,828
Cost of Revenue	1,946,358	1,297,419		12,808,896		6,712,365
Gross Profit	1,877,208	1,388,935		12,775,550		8,344,463
Operating Expenses
Research and development	117,352	47,299		549,236		268,320
Selling expenses	207,395	189,844		1,381,807		739,422
General and administrative expenses	314,695	253,735		2,663,520		2,438,995
Income From Operations	1,237,766	898,057		8,180,987		4,897,726
Other Income (Expense), Net	38,398	(128,499)		(1,055,116)		(5,827,530)
Income (Loss) Before Taxes	1,276,164	769,558		7,125,871		(929,804)
Provision For Income Taxes	211,520	153,207		1,529,688		1,027,172
Net Income (Loss)	$1,064,644	$616,351	(1)	$5,596,183	(2)	$(1,956,976	)(3)
Other Comprehensive Income
Foreign currency translation adjustment	(38,448)	770,013		1,415,005		982,582
Comprehensive Income	$1,026,196	$1,386,364		$7,011,188		$(974,394)
Earnings Per Common Share Data
Basic(4)	$0.57	$0.36		$3.07		$(1.45)
Diluted(4)	$0.57	$0.20		$3.07		$(1.45)

(1)	This includes $136,807 in non-cash financing costs and non-cash discount on debentures in connection with our February 2007 financing transaction for the 3-month period ended March 31, 2008. Please see “Consolidated Statements of Cash Flows for the Three Months ended March 31, 2009 and 2008” on page F-4 for details.
(2)	This includes $1,040,036 in non-cash financing costs and non-cash discount on debentures in connection with our February 2007 financing transaction for the year ended December 31, 2008. Please see “Consolidated Statements of Cash Flows for the Year ended December 31, 2008 and 2007” on page F-30 for details.
(3)	This includes $5,509,452 in non-cash financing expenses in connection with our February 2007 financing transaction incurred for the 12-month period ended December 31, 2007, that consist of $4,595,455 in non-cash financing costs and discount on debentures and $913,997 in non-cash inducement costs for debentures converted and warrants exercised. Please see “Consolidated Statements of Cash Flows for the Years ended December 31, 2008 and 2007” of page F-30 for details.

(4)	The impact of the 10-for-1 reverse stock split effected on May 12, 2009 has been applied retroactively.

	March 31, 2009	December 31, 2008
	(Unaudited)
Balance Sheet Data:
Cash and Restricted Cash	$284,650	$657,294
Total Assets	$33,282,634	$31,815,538
Total Liabilities	$6,538,728	$5,235,249
Total Stockholders’ Equity	$26,743,906	$26,580,289

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our relatively limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a relatively limited operating history. Xian Tianxing, the PRC company which we control and through which we operate our business, commenced operations in 1997 and first achieved profitability in the quarter ended September 30, 1999. Accordingly, you should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the veterinary healthcare and medical care products industry in China. Some of these risks and uncertainties relate to our ability to:

•	offer new and innovative products to attract and retain a larger customer base;
•	attract additional customers and increase spending per customer;
•	increase awareness of our brand and continue to develop user and customer loyalty;
•	raise sufficient capital to sustain and expand our business;
•	maintain effective control of our costs and expenses;
•	respond to changes in our regulatory environment;
•	respond to competitive market conditions;
•	manage risks associated with intellectual property rights;
•	attract, retain and motivate qualified personnel; and
•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If we fail to obtain additional financing we will be unable to execute our business plan.

The revenues from the production and sale of veterinary healthcare and medical care products and the projected revenues from these products are not adequate to support our expansion and product development programs. Despite our recent financing and the financing described in this prospectus, we may need additional funds to build our new production facilities; pursue further research and development; obtain regulatory approvals; file, prosecute, defend and enforce our intellectual property rights; and market our products. Should such needs arise, we intend to seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our business will be materially and adversely affected if our collaborative partners, licensees and other third parties fail to perform as expected.

Due to the complexity of the process of developing veterinary healthcare and medical care products, we may on occasions depend on arrangements with bio-pharmaceutical institutes, corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, technology rights, manufacturing, marketing and commercialization of our products. We are currently collaborating with Shanghai Poultry Verminosis Institution and Shaanxi Microbial Institute to develop products for animal immunization, protein technology and enzyme mechanism, non-pathogenic micro-organisms to cure gastrointestinal tract diseases, and veterinary medicines for pets. However, we do not have any written agreement with Shanghai Poultry Verminosis Institution regarding ongoing collaborations, and under our cooperation agreement with Shaanxi Microbial Institute, the Institute is not obligated to us with respect to any specific period of time or research projects. There are no assurances that we will be able to maintain our present collaborations or establish new ones in the future. We could enter into collaborative arrangements for the development of particular products that may lead to our relinquishing some or all rights to the related technology or products. Moreover, product development and commercialization efforts could be adversely affected if any collaborative partner:

•	terminates or suspends its agreement or arrangement with us;
•	causes delays;
•	fails to timely develop or manufacture in adequate quantities a substance needed in order to conduct clinical trials;
•	fails to adequately perform clinical trials;
•	determines not to develop, manufacture or commercialize a product to which it has rights;
•	pursues other technologies or develops alternative products that compete with the products we are developing; or
•	otherwise fails to meet its contractual obligations.

Our products will be adversely affected if we are unable to protect proprietary rights or operate without infringing the proprietary rights of others.

The profitability of our products will depend in part on our ability to obtain and maintain protection for our intellectual property rights, such as patents, trademarks, licenses and trade secrets, and the period our intellectual property remains exclusive. We must also operate without infringing on the proprietary rights of third parties and without third parties circumventing our rights. The proprietary rights of enterprises such as ours are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. For example, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the U.S. federal courts. In addition, the scope of the originally claimed subject matter in a patent application can be significantly reduced before a patent is issued. The biotechnology patent situation outside the U.S. is even more uncertain, is currently undergoing review and revision in many countries, and may not protect our intellectual property rights to the same extent as the laws of the U.S. Because patent applications are maintained in secrecy in some cases, we cannot be certain that we or our licensors are the first creators of inventions to which we claim proprietary rights, or the first to seek exclusivity or to file patent applications for such inventions.

Additionally, the length of time that our intellectual property may remain exclusive is at times beyond our control. For example, we have exclusive rights to the DLV chicken vaccine only until such time that the vaccine is formally listed on the Chinese Pharmacopoeia by the Chinese Pharmacopoeia Commission (CPC), after which other companies may apply to the Chinese Ministry of Agriculture for approval to manufacture and distribute the vaccine. Thus, while we remain the only company in China legally permitted to produce and sell the vaccine until the listing occurs, we cannot prevent the CPC from proceeding with such listing or deter other companies from seeking approval from the Chinese Ministry of Agriculture after such listing. Moreover, other companies may independently develop similar products and design around any proprietary products we develop. We cannot assure you that:

•	any of our applications for patent or exclusivity will result in their issuance;
•	we will develop additional patentable or proprietary products;
•	the exclusive rights we have been issued will provide us with any competitive advantages;
•	the patents or exclusive rights of others will not impede our ability to do business; or
•	third parties will not be able to circumvent our proprietary rights.

A number of pharmaceutical, biotechnology, research and academic companies and institutions have developed technologies, filed patent applications or received patents on technologies that may relate to our business. If these technologies, applications or patents conflict with ours, the scope of our current or future proprietary rights and/or patents could be limited or our patent applications could be denied. Our business may be adversely affected if competitors independently develop competing technologies, especially if we do not obtain, or obtain only narrow, proprietary rights protection. If patents that cover our activities are issued to other companies, we may not be able to obtain licenses at a reasonable cost, or at all; develop our technology; or introduce, manufacture or sell the products we have planned.

Intellectual property litigation is becoming widespread in the biotechnology industry. Such litigation may affect our efforts to form collaborations, to conduct research or development, to conduct clinical testing or to manufacture or market any products under development. There are no assurances that our proprietary rights would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe our exclusive rights. Our business could be materially affected by an adverse outcome to such litigation. Similarly, we may need to participate in interference proceedings declared by the U.S. Patent and Trademark Office or equivalent international authorities to determine priority of invention. We could incur substantial costs and devote significant management resources to defend our position or to seek a declaration that another company’s patents or proprietary rights are invalid.

Much of our know-how and technology may not be patentable, though it may constitute trade secrets. There are no assurances that we will be able to meaningfully protect our trade secrets. We cannot assure you that any of our existing confidentiality agreements with employees, consultants, advisors or collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Collaborators, advisors or consultants may dispute the ownership of proprietary rights to our technology, for example by asserting that they developed the technology independently.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

Difficulties in manufacturing our products could have a material adverse effect on our profitability.

Before our products can be profitable, they must be produced in commercial quantities in a cost-effective manufacturing process that complies with regulatory requirements, including China’s Good Manufacturing Practice (“GMP”), production and quality control regulations. If we cannot arrange for or maintain commercial-scale manufacturing on acceptable terms, or if there are delays or difficulties in the manufacturing process, we may not be able to conduct clinical trials, obtain regulatory approval or meet demand for our products.

Failure or delays in obtaining an adequate amount of raw material or other supplies would materially and adversely affect our revenue.

While our current products use raw materials that are readily available presently, we cannot give assurance that these raw materials will not become scarce in the future. Additionally, we may produce products in the future that require raw materials which are scarce or which can be obtained only from a limited number of sources. If we are unable to obtain adequate supplies of such raw materials, the development, regulatory approval and marketing of our products could be delayed.

Our ability to generate more revenue would be adversely affected if we need more clinical trials or take more time to complete our clinical trials than we have planned.

Clinical trials vary in design by factors including dosage, end points, length, and controls. We may need to conduct a series of trials to demonstrate the safety and efficacy of our products. The results of these trials may not demonstrate safety or efficacy sufficiently for regulatory authorities to approve our products. Further, the actual schedules for our clinical trials could vary dramatically from the forecasted schedules due to factors including changes in trial design, conflicts with the schedules of participating clinicians and clinical institutions, and changes affecting product supplies for clinical trials.

We rely on collaborators, including academic institutions, governmental agencies and clinical research organizations, to conduct, supervise, monitor and design some or all aspects of clinical trials involving our products. Since these trials depend on governmental participation and funding, we have less control over their timing and design than trials we sponsor. Delays in or failure to commence or complete any planned clinical trials could delay the ultimate timelines for our product releases. Such delays could reduce investors’ confidence in our ability to develop products, likely causing the price of our common stock to decrease.

If we are unable to obtain the regulatory approvals or clearances that are necessary to commercialize our products, we will have less revenue than expected.

China and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of veterinary healthcare and medical care products. Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured. Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;
•	any competitive advantages of the products could be diminished; and
•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that force us to withdraw the product from the market.

Any marketed product and its manufacturer, including us, will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. If we cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Competitors may develop and market veterinary healthcare and medical care products that are less expensive, more effective or safer, making our products obsolete or uncompetitive.

We have three major competitors in China: Jielin Bio-Tech Production Co., Ltd., Qilu Animal Health Production Co., Ltd., and Zhongmu Industrial Joint Stock Co., Ltd. These companies and other potential competitors have greater product development capabilities and financial, scientific, marketing and human resources than we do. Technological competition from biopharmaceutical companies and biotechnology companies is intense and is expected to increase. Other companies have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired curative effect than products we are developing. Alternative products may be developed that are more effective, work faster and are less costly than our products. Competitors may succeed in developing products earlier than us, obtaining approvals and clearances for such products more rapidly than us, or developing products that are more effective than ours. In addition, other forms of treatment may be competitive with our products. Over time, our technology or products may become obsolete or uncompetitive.

Our revenue will be materially and adversely affected if our products are unable to gain market acceptance.

Our products may not gain market acceptance in the agricultural community. The degree of market acceptance of any product depends on a number of factors, including establishment and demonstration of clinical efficacy and safety, cost-effectiveness, clinical advantages over alternative products, and marketing and distribution support for the products. Limited information regarding these factors is available in connection with our products or products that may compete with ours.

To directly market and distribute our products, we or our collaborators require a marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to further establish sales, marketing and distribution capabilities or enter into arrangements with third parties on acceptable terms. If we or our partners cannot successfully market and sell our products, our ability to generate revenue will be limited.

Our operations and the use of our products could subject us to damages relating to injuries or accidental contamination and thus reduce our earnings or increase our losses.

Our research and development processes involve the controlled use of hazardous materials. We are subject to national, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. The risk of accidental contamination or injury from handling and disposing of such materials cannot be completely eliminated. In the event of an accident involving hazardous materials, we could be held liable for resulting damages. We are not insured with respect to this liability. Such liability could exceed our resources. In the future we could incur significant costs to comply with environmental laws and regulations.

If we were sued for product liability, we could face substantial liabilities that may exceed our resources.

We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of agricultural and bio-pharmaceutical products. We currently do not have product liability insurance. If we cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets, whether or not we are successful.

We have no business liability or disruption insurance coverage and therefore we are susceptible to catastrophic or other events that may disrupt our business.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

We will be unsuccessful if we fail to attract and retain qualified personnel.

We depend on a core management and scientific team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and government regulation. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

Downturn in the global economy may slow domestic growth in China, which in turn may effect our business.

Due to the global downturn in the financial markets, China may not be able to maintain its recent growth rates mainly due to the lack of demand of exports to countries that are in recessions. Although we do not presently export any of our products, our earnings may become unstable if China’s domestic growth slows significantly and the demand for meats and poultry declines.

Risks Related to Our Corporate Structure

Chinese laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Xian Tianxing, and its stockholders. We are considered a foreign person or foreign invested enterprise under Chinese law. As a result, we are subject to Chinese law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of bio-pharmaceutical business and companies, including limitations on our ability to own key assets.

The Chinese government regulates the bio-pharmaceutical industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the bio-pharmaceutical industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to Chinese government regulation of the bio-pharmaceutical industry include the following:

•	we only have contractual control over Xian Tianxing. We do not own it due to the restriction of foreign investment in Chinese businesses; and
•	uncertainties relating to the regulation of the bio-pharmaceutical business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, bio-pharmaceutical businesses in China, including our business.

In order to comply with Chinese laws limiting foreign ownership of Chinese bio-pharmaceutical companies, we conduct our bio-pharmaceutical business through Xian Tianxing by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected.

The Chinese government restricts foreign investment in bio-pharmaceutical businesses in China. Accordingly, we operate our business in China through Xian Tianxing, a Chinese joint stock company. Xian Tianxing holds the licenses and approvals necessary to operate our business in China. We have contractual arrangements with Xian Tianxing and its stockholders that allow us to substantially control Xian Tianxing. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current Chinese regulations, and have been advised by our PRC counsel that in their opinion, the structure for operating our business in China (including our corporate structure and contractual arrangements with Xian Tianxing) complies with all applicable PRC laws, rules and regulations, and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the Chinese government would agree that these operating arrangements comply with Chinese licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the Chinese government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with Xian Tianxing and its stockholders may not be as effective in providing control over these entities as direct ownership.

Since Chinese law limits foreign equity ownership in bio-pharmaceutical companies in China, we operate our business through Xian Tianxing. We have no equity ownership interest in Xian Tianxing and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over Xian Tianxing as direct ownership. For example, Xian Tianxing could fail to take actions required for our business despite its contractual obligation to do so. If Xian Tianxing fails to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. In addition, we cannot assure you that any of Xian Tianxing’s stockholders will act in our best interests.

Because we rely on the consulting services agreement with Xian Tianxing for our revenue, the termination of this agreement will severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Sida and Xian Tianxing. As a result, we currently rely entirely for our revenues on dividends payments from Sida after it receives payments from Xian Tianxing pursuant to the consulting services agreement which forms a part of the contractual arrangements between Sida and Xian Tianxing. The consulting services agreement may be terminated by written notice of Sida or Xian Tianxing in the event that: (a) one party causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) one party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Sida terminates its operations; (d) Xian Tianxing’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement. Additionally, Sida may terminate the consulting services agreement without cause. Because neither we nor our direct and indirect subsidiaries own equity interests of Xian Tianxing, the termination of the consulting services agreement would sever our ability to continue receiving payments from Xian Tianxing under our current holding company structure. While we are currently not aware of any event or reason that may cause the consulting services agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the consulting services agreement is terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment.

Members of Xian Tianxing’s management have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Weibing Lu, our Chief Executive Officer, is also the chief executive officer (as General Manager) and Chairman of the Board of Directors of Xian Tianxing. Mr. Wei Wen, who is Xian Tianxing’s Vice-General Manager and Director, is a member of our board of directors. Conflicts of interests between their respective duties to our company and Xian Tianxing may arise. As our directors and executive officer (in the case of Mr. Lu), they have a duty of loyalty and care to us under U.S. and Cayman Islands law when there are any potential conflicts of interests between our company and Xian Tianxing. We cannot assure you, however, that when conflicts of interest arise, every one of them will act completely in our interests or that conflicts of interests will be resolved in our favor. For example, they may determine that it is in Xian Tianxing’s interests to sever the contractual arrangements with Sida, irrespective of the effect such action may have on us. In addition, any one of them could violate his or her legal duties by diverting business opportunities from us to others, thereby affecting the amount of payment Xian Tianxing is obligated to remit to us under the consulting services agreement.

Our board of directors is comprised of a majority of independent directors (including one based in the United States). These independent directors may be in a position to deter and counteract the actions of our officers or non-independent directors that are against our interests, as the independent directors do not have any position with, or interests in, our affiliate entities, and should therefore not have any conflicts of interests such as those potentially of our officers and directors who are management members of Xian Tianxing. Additionally, the independent directors have fiduciary duties to act in our best interests, and failure on their part to do so may subject them to personal liabilities for breach of such duties. We cannot, however, give any assurance as to how the independent directors will act. Further, if we or the independent directors cannot resolve any conflicts of interest between us and those of our officers and directors who are management members of Xian Tianxing, we would have to rely on legal proceedings, which could result in the disruption of our business.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against Xian Tianxing or our officers or directors who are members of its management, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Xian Tianxing and its management, all of which are located in China.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

If Chinese law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high-tech zone, we would have to pay more taxes, which could have a material and adverse effect on our financial condition and results of operations.

Under Chinese laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and also qualifies as “new or high-technology enterprise”. As a foreign invested enterprise as well as a certified “new or high-technology enterprise” located in a high-tech zone in Xian, the Company has been approved as a new technology enterprise and under Chinese Income Tax Laws, it is entitled to a preferential tax rate of 15%. If the Chinese law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 25%, and we would be unable to obtain business tax refunds for our provision of technology consulting services. Loss of these preferential tax treatments could have a material and adverse effect on our financial condition and results of operations.

Xian Tianxing is subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our indirect investments in our affiliated entity in China, Xian Tianxing. As a result of our holding company structure, we rely entirely on payments from Xian Tianxing under our contractual arrangements. The Chinese government also imposes controls on the conversion of the Chinese currency, Renminbi (RMB), into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entity, Xian Tianxing. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Sida and Xian Tianxing. In addition, all of Xian Tianxing’s assets are located in, and other than our chief financial officer, all of our other senior executive officers reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers and directors not residing in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may have substantial difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management members located in the United States.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Xian Tianxing. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

The full exercise of certain outstanding warrants could result in the substantial dilution of the company in terms of a particular percentage ownership in the company as well as the book value of the common shares. The sale of a large amount of common shares received upon exercise of the warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

After the 10-for-1 reverse stock split effected on May 12, 2009, there are a total of 154,550 warrants outstanding with a weighted average exercise price of $11.26, consisting of 57,050 warrants with an exercise price of $10.00 per share and 97,500 warrants with an exercise price of $12.00 per share. In the event of exercise of these securities, as their exercise prices are less than the then current market price for our common shares, a stockholder will suffer substantial dilution of his, her or its investment in terms of the percentage ownership in us as well as the book value of the common shares held. Full exercise of the warrants would increase the outstanding common shares as of June 30, 2009 by approximately 8.27% to approximately 2 million shares.

To date, we have not paid any cash dividends and no cash dividends are expected to be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

Our common shares have historically been thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Commencing on June 26, 2009, our common stock is traded on the NASDAQ Capital Market.

Our common shares was previously quoted on the OTC Bulletin Board, where they have historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares have historically been sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; the termination of our contractual agreements with Xian Tianxing; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this registration statement. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our corporate actions are substantially influenced by our principal stockholders and affiliated entities.

As of June 30, 2009, our management members and their affiliated entities own or have the beneficial ownership right to approximately 31.53% of our outstanding common shares, representing approximately 31.53% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

The elimination of monetary liability against our directors and officers under Nevada law and the existence of indemnification rights to our directors and officers may result in substantial expenditures by our company and may discourage lawsuits against our directors and officers.

Pursuant to our articles of incorporation, we are obligated to indemnify our directors and officers for monetary damages to our company and our stockholders to the extent provided by Nevada law. We also have contractual indemnification obligations under our employment agreements with our chief executive officer and chief financial officer. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other similar rule changes are likely to increase general and administrative costs and expenses. Additionally, we currently maintain directors’ and officers insurance (“D&O Insurance”) as we are contractually obligated to do so. In light of the high claims rates in recent years, we expect that the premium for such insurance will increase. Additionally, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past company activities prior to the reverse merger may lead to future liability for the company.

Prior to our acquisition of Skystar Cayman in November 2005, we were engaged in businesses unrelated to our current operations. Although the prior business owners provided certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on us.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	conditions in veterinary healthcare and medical care and agricultural markets;
•	changes in the economic performance or market valuations of other veterinary healthcare and medical care products companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the U.S. dollar;
•	intellectual property litigation; and
•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. In addition, as of now, beginning with our annual report for fiscal 2009, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. As reported in our annual report on Form 10-K for the year ended December 31, 2008, we reported certain material weaknesses involving control activities, specifically (1) accounting and finance personnel weaknesses in that the current staff in the accounting department is relatively inexperienced and requires substantial training; and (2) lack of internal audit function in that we lack qualified resources to perform the internal audit functions properly, and lack an internal audit department to prevent and detect control lapses and errors in the accounting of certain key areas in accordance with the appropriate costing method used by us.

In light of the foregoing, our management has identified certain steps necessary to address these material weaknesses, including hiring additional accounting and operations personnel, engaging outside consultants with technical accounting expertise, and reorganizing our accounting and finance department. However, there is no assurance that these remedial measures will be timely implemented, that additional remedial measures will not be necessary, or that after the remediation our management will be able to conclude that our internal controls over our financial reporting are effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the approximately 1.87 million shares of our common stock outstanding on June 30, 2009, approximately 0.8 million shares are, or will be, freely tradable without restriction, as of June 30, 2009. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

The issuance of our series “A” preferred stock may subject us to certain claims by the holder of series “A” preferred shares as well as indemnification obligations to the directors who authorized the issuance.

In 2001, 2,000,000 shares of our series “A” preferred stock were issued to a corporation wholly-owned by our then Chief Executive Officer and director for services purportedly rendered by him. The resolutions of the board of directors approving such issuance stated that the series “A” preferred shares carries a “super voting power of five.” No certificate of designation was ever filed with the Nevada Secretary of State for these shares and we do not believe any certificate evidencing such shares was issued by any transfer agent. As a result, the board of directors believes that the issuance was not valid under Nevada law and thus has adopted resolutions that resolve voiding all outstanding shares of the series “A” preferred stock and barring any re-issuance or authorization of our series “A” preferred stock unless such matter was submitted to a vote of our shareholders and approved by a disinterested vote of a majority of each class of our outstanding stock. We therefore intend to omit all reference to the status of having issued 2,000,000 series “A” preferred shares in future filings with the Securities and Exchange Commission.

Notwithstanding our position on this matter, our former Chief Executive Officer may potentially assert claims against us or the directors who authorized the issuance, in law or equity, for the proper issuance or reissuance of those shares. In a lawsuit, he may assert any number of legal or equitable theories in a forum with proper jurisdiction over the matter, but the substance would likely rest on whether he is entitled to the shares or, alternatively, whether he should be entitled to some form of damage payment from the Company for the services that he purportedly rendered to our company. In the event of any legal action, adequate insurance coverage may not be available to us to cover the cost of litigation, indemnification of any of our officers or directors named in such action or of any award or other resolution. If a court were to order the issuance of any shares of series “A” preferred stock, such shares could increase the total number of our shares outstanding and thereby dilute the interests of our other shareholders in our company, could control a significant voting interest in our company and possess other rights determined by a court which we are unable to predict.

The eventual development, outcome and cost of legal proceedings are by their nature uncertain and subject to many factors, including but not limited to, the discovery of facts not presently known to us or determinations by judges, juries or other finders of fact which do not accord with our evaluation of the merits or facts of the case. As a result, we can provide no assurance that we will succeed against any such challenge or as to the results if it were ever made.

Should we fail to prevail in our defense of such a claim, we may be subject to restitution or other forms of monetary damages, the amount of which is difficult to determine but may take into consideration the then and current fair market value of the series “A” preferred shares. Additionally, although the directors who authorized the issuance of the series “A” preferred shares are no longer members of our board of directors, we may nevertheless be obligated in certain circumstances to indemnify and defend these directors.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

DETERMINATION OF OFFERING PRICE

Commencing on June 26, 2009, our common stock is traded on the NASDAQ Capital Market. Trading of a security on the NASDAQ Capital Market is made through a market maker. Our lead underwriter, Rodman & Renshaw, LLC, however, is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;
•	the industry in which we operate;
•	the status and development prospects for our products;
•	our past and present operating results;
•	the previous experience of our executive officers; and
•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $18.2 million (approximately $20.9 million if the over-allotment option granted to the underwriters is exercised in full). This estimate is based on the public offering price of $12.98 per share.

We estimate that we will receive net proceeds of $16.72 million from the sale of 1,400,000 shares of common stock being offered at $12.98 per share, after deducting $1.45 million for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance but excluding estimated expenses of approximately $0.36 million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional 210,000 shares of common stock to cover over-allotment, we will receive an additional $2.54 million after deducting $0.19 million for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds
Completion of new vaccine facility at manufacturing plant(1)	$2,500,000	15.0%
Build a new micro-organism products and feed additive production facility(2)	1,500,000	9.0%
Acquisitions(3)	7,218,240	43.2%
Marketing(4)	1,000,000	6.0%
Research & Development(5)	2,000,000	12.0%
Working capital(6)	2,500,000	15.0%
Total	$16,718,240	100%

(1)	Approximately $2.5 million will be used to complete a new 5,500 square meter vaccine workshop, constructed according to Chinese national GMP standards. Once completed, which is expected in the fourth quarter of 2009, and GMP certified in late 2009, the new workshop is anticipated to have an annual capacity to produce up to 6 billion doses of livestock and poultry vaccines.
(2)	We are also planning to construct a new production facility for micro-organism and feed additives. Under our current planning, the cost of constructing the new facility, with an annual production capacity of approximately 4,000 metric tons, will be approximately $1.5 million, and we are looking to complete construction in the early fourth quarter of 2009.
(3)	We may enter into acquisitions of other GMP-certified veterinary and livestock medicine-oriented businesses in our geographic area and other parts of China. As of the date of this prospectus, however, we have not entered into any letter of intent with any potential acquisition targets.
(4)	Increase our spending in advertising, including advertisements in trade publications and on CCTV Channel 7 (Agricultural Channel), and to strengthen our technical service force.
(5)	Research and development of veterinary medicine, vaccine, enzyme, peptide products, and collaboration with domestic and foreign research institutions.
(6)	Working capital will mainly be used for veterinary medicine production and trial production of vaccine products at our manufacturing base in Huxian County in the PRC.

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors, including the progress of our commercialization and development efforts. Accordingly, our management has broad discretion to allocate the net proceeds. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009:

•	on an actual basis (taking into account the 10-to-1 reverse stock split effected on May 12, 2009); and
•	on a pro forma as adjusted basis to give effect to the sale of 1,400,000 shares of common stock in this offering at the public offering price of $12.98 per share after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of March 31, 2009

	Actual	Pro Forma		Pro-Forma As Adjusted
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series “A” shares issued and outstanding.	$2,000	$		$2,000
Common stock, $0.001 par value, 20,000,000 shares authorized; 1,867,823 shares issued and outstanding.	$1,868		$1,400	$3,268
Paid-in-capital	$15,254,184		$18,170,600	$33,424,784
Statutory reserves	$2,952,710		$—	$2,952,710
Retained earnings	$5,713,985		$—	$5,713,985
Accumulated other comprehensive income	$2,819,159		$—	$2,819,159
Total shareholder’s equity	$26,743,906		$18,172,000	$44,915,906
Total capitalization	$26,743,906		$18,172,000	$44,915,906

DILUTION

As of March 31, 2009, and taking into account the 10-for-1 reverse stock split effected on May 12, 2009, the Company had a net tangible book value of $25,884,120 or $13.86 per share. Net tangible book value represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in such net tangible book value after March 31, 2009, other than to give effect to the sale by the Company of 1,400,000 shares of common stock offered hereby, as well as the 70,000 shares underlying the underwriter representative’s common stock purchase option, the pro forma net tangible book value per share at March 31, 2009 would have been $12.65. This amount represents an immediate decrease in net tangible book value of $1.21 per share to the current shareholders of the Company and an immediate decrease in net tangible book value of $0.33 per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share	$12.98
Net tangible book value per share before the offering	$13.86
Decrease in net tangible book value per share to existing shareholders attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by Company)	$1.21
Pro-forma net tangible book value per share after the offering	$12.65
Decreased value per share to new investors (determined by taking the adjusted net tangible book value after the offering and deducting the amount of cash paid by a new investor for a share of common stock)	$0.33

The following table sets forth, on a pro forma basis as of March 31, 2009, the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, based on the public offering price of $12.98 per share, before deductions of the underwriting and other offering expenses:

	Shares Purchased Number	Percent	Total Consideration Amount (in 000’s)	Percent	Average Price Per Share
Existing Shareholders	1,867,823	57%	$10,473	39%	$5.61
New Investors	1,400,000	43%	$18,172	61%	$12.98
Total	3,267,823	100%	$28,645	100%

The foregoing table does not include the impact of the exercise of the underwriter’s overallotment option.

MANAGEMENT

Effective May 26, 2009, Mr. Winston Yen voluntarily resigned from our board of directors and his committee positions. Mr. Yen’s decision to resign from his positions was not the result of any material disagreement with us, our management, or any matter relating to our operations, policies or practices.

Effective May 26, 2009, our board of directors appointed Mr. Mark D. Chen to fill the vacancy created by the resignation of Mr. Yen.

The following table identifies our current executive officers and directors as of the date of this prospectus, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
Weibing Lu	46	Chief Executive Officer and Chairman of the Board of Directors	November 2005
Bennet P. Tchaikovsky	40	Chief Financial Officer	May 2008
Wei Wen	42	Secretary and Director	November 2005
R. Scott Cramer	45	Director	October 2001
Qiang Fan	54	Director	July 2008
Chengtun Qu	44	Director	July 2008
Shouguo Zhao	45	Director	July 2008
Mark D. Chen	41	Director	May 26, 2009

Biographies

Weibing Lu, Chief Executive Officer and Chairman of the Board of Directors

Mr. Weibing Lu received his Bachelor’s degree in science from Wuhan University of Mapping Science and Technology (now known as Wuhan University) in 1985. In 1986, he was a teacher of College of Xian Geology. Mr. Lu attended Xian Jiao Tong University in 1999 where he received a Master’s degree in Business Administration in 2002. Mr. Lu has vast experience in the biotechnology field and in enterprise management. In 1992, he founded the Xian Xingji Electronic Engineering Company and served as its Chairman and President until 1997. In 2002, he was awarded as the title of “Outstanding Enterpriser of Xian Feed Industry” and appointed as a director of Xian Institute of Feed Industry. In July 1997, he founded Xian Tianxing Science and Technology Development Co., Ltd. In December 2003, Xian Tianxing Science and Technology Development Co., Ltd., was reorganized and became Xian Tianxing Bio-Pharmaceutical Co., Ltd. Since December 2003, Mr. Lu has served as Chairman of the Board and General Manager of Xian Tianxing Bio-Pharmaceutical Co., Ltd.

Bennet P. Tchaikovsky, Chief Financial Officer

Mr. Bennet P. Tchaikovsky joined our company in May 2008. He is also currently serving on the board of directors of Ever-Glory International Group, Inc., an NYSE Amex listed company in the apparel industry, as chairman of the audit committee and member of the compensation committee. He is also a member of the board of directors of Sino Clean Energy Inc., an OTCBB company in the alternative fuel industry, as chairman of the audit committee and member of both the compensation and nominating committees. From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc., an OTCBB listed company that researches, develops and markets technology-based card enhancements for financial institutions and enterprises that are designed to increase security for their customers. Mr. Tchaikovsky acted as a consultant to Innovative Card Technologies from November 2007 until July 2008. From January 2003 through November 2003, Mr. Tchaikovsky served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. Mr. Tchaikovsky received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Wei Wen, Secretary and Director

Mr. Wei Wen graduated from Xian University of Science and Industry (also known as Xian University of Technology) in 1989. From 1990 to 1994, Mr. Wen was the manager of Sales Department of Xian Zhongtian Science and Technology Development Co., Ltd. Then, from 1994 to 1997, Mr. Wen served as Vice General Manager and Manager of Sales Department of Xian Xingji Electronic Engineering Company. In 1997, Mr. Wen was appointed as the Vice General Manager of Xian Tianxing Science and Technology Development Co., Ltd. which he served until December 2003. After the reorganization of the company in December 2003, Mr. Wen was appointed and continues to serve as Vice General Manager and a Director of Xian Tianxing Bio-Pharmaceutical Co., Ltd. (including as secretary of the Board of Directors).

R. Scott Cramer, Director

Mr. R. Scott Cramer was previously the Chairman from November 2001 to November 2005, Chief Executive Officer from March 2002 to November 2005, and Chief Financial Officer from April 2003 to November 2005, of The Cyber Group. He is currently a member of our Board of Directors. Mr. Cramer is the founder and President of Cramer & Associates, a firm specializing in retirement management, estate planning and investments. He has been a Registered Investment Advisor since August 2001, a Securities Selling Representative since May 1999, and a General Securities Representative (Registered Representative) since July 2002. Mr. Cramer is a graduate of Seminole Community College with an Associate in Arts degree. He received certification as a Chartered Retirement Planning Counselor from the College of Financial Planning in 2001, as a Certified Estate Planning Professional from the Abts Institute for Estate Preservation in 2001, and as a Certified Senior Advisor from the Society of Senior Advisors in 2002.

Qiang Fan, Director

Mr. Qiang Fan also serves as chairman of the compensation committee and member of the audit committee. Mr. Fan is the President and Founder of MIC Consulting Group, U.S.A., which he established in 1992 to provide operational and financial related problem solving services to privately owned companies. Since 2007, Mr. Fan is the exclusive representative of North America operation for China Venture Capital Research Institute, and the head analyst at Power Partner Institute focusing on IT trends since 2001. From 2006 to 2007, Mr. Fan was a Vice-president of Operation at Kantan Inc., a privately-held boutique technology company focused on wireless solutions for device manufacturers. From 2005 to 2006, he was a Vice-president at Third Wave Ventures, which provides corporate venturing-related advisory, consulting and management services. From 1998 to 2000, Mr. Fan was the exclusive representative in China for PowerQuest, a Utah based international software company that focused on computer data storage management, as well as for ChipCoolers, a U.S. CPU cooler manufacturer. Mr. Fan received his B.A. degree from the Business School of California State University at San Francisco.

Chengtun Qu, Director

Dr. Chengtun Qu is the Vice Dean of the College of Chemistry and Chemical Engineering at Xi’an Shi You University, where he also teaches and heads the environmental engineering department. Dr. Qu is a board member of both the Shaanxi Province Environmental Protection Association and the Shaanxi Province Chemical Engineering Association. As a principal researcher, Dr. Qu has participated in various projects at both national and provincial levels, including ones sponsored by the Chinese Ministry of Science and Technology, and is the recipient of numerous accolades from the Shaanxi provincial government in recognition of his contributions. Dr. Qu has three patents issued by the Chinese State Intellectual Property Office. He has also been extensively published in various scientific journals both in China and abroad. Dr. Qu has a B.S. degree in chemistry from Northwest University in Xi’an, a master’s degree from Southwest Petroleum University and a doctorate degree from Xi’an Jiaotong University.

Shouguo Zhao, Director

Dr. Shouguo Zhao also serves as member of both the audit and the compensation committees. Dr. Zhao is an independent director of Shaanxi International Trust & Investment Corp., Ltd., a listed company on the Shenzhen Stock Exchange (SZSE: SZ000563), chairing its Remuneration and Assessment Committee and serving on its Strategy Committee. Dr. Zhao is also an independent non-executive director of Sungreen International Holdings Limited, a listed company on the Hong Kong Exchange (HKEX: HK8306), serving as a member of its audit committee. He is additionally an independent director of Tian Di Yuan Co., Ltd., a listed company on the Shenzhen Stock Exchange (SZSE: SH600665), chairing its Nominating Committee and serving on its Strategy Committee. From June 2005 to June 2008, Dr. Zhao was an independent director of IRICO Group Corporation, a listed company on the Shenzhen Stock Exchange (SZSE: SH600707), chairing its Remuneration and Assessment Committee and serving on its Strategy Committee. Dr. Zhao is the Vice Dean of the School of Economics and Management at Northwest University, where he also serves as a guide professor to doctorate candidates in finance and national economics. He has led and participated in 18 research programs sponsored by governments and the private sectors in areas of financial investment, modern enterprise systems and development strategies, and regional economic development strategies, and has more than 30 publications in various academic journals. Dr. Zhao is a member of Shaanxi Provincial Decision-making Consultative Committee, a member of the Executive Committee of the Tenth Session of Shaanxi Provincial Industrial and Commercial Association, the chairman of the Negotiable Securities Research Society of Shaanxi Province, and a consultant with the Listed Companies Association of Shaanxi Province. Dr. Zhao received his doctorate degree in economics from Northwest University.

Mark D. Chen, Director

Mr. Mark D. Chen also serves as chairman of the audit committee and member of the compensation committee. Mr. Chen is the chairman and chief executive officer of Pantheon China Acquisition Corp., a U. S. publicly traded acquisition company he founded in 2006 focusing on pre-IPO Chinese companies. Since 1998, Mr. Chen has been a founding general partner and has served in various positions, including managing director and currently a venture partner, with Easton Capital Investment Group and its various affiliated funds, a New York based private equity investment firm. Mr. Chen has also worked extensively in China and was a founder and senior executive of SureData Inc., a marketing and distribution company in China in 1997. Mr. Chen received a B.S. from the Shanghai Jiao Tong University in Shanghai, China, an M.S. from Pennsylvania State University and an M.B.A. from the Columbia Business School at Columbia University.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers. There are no family relationships among our officers and directors and those of our direct and indirect subsidiaries.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Director Independence

Based upon information submitted to the Board of Directors by Mr. Fan, Dr. Qu, Dr. Zhao and Mr. Chen, the Board has determined that each of them is “independent” under the listing standards of the NASDAQ Capital Market.

Audit Committee and Audit Committee Financial Expert

Our audit committee consists of three independent directors: Mr. Fan, Dr. Zhao and Mr. Chen. Our board of directors has determined, based on information furnished by Mr. Chen and other available information, that he meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Exchange Act of 1934, as amended. On May 26, 2009, Mr. Chen was appointed to serve as chairman of the audit committee, and to serve as our audit committee financial expert.

The responsibilities of our audit committee will include:

•	meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;
•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;
•	overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;
•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters; and
•	reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval.

Compensation Committee

Our compensation committee consists of three independent directors: Mr. Fan, Dr. Zhao and Mr. Chen. On July 14, 2008, Mr. Fan was appointed to serve as chairman of the compensation committee. Our compensation committee will oversee and, as appropriate, make recommendations to the board regarding the annual salaries and other compensation of the Company’s executive officers, the Company’s general employee compensation, and other policies, and provide assistance and recommendations with respect to the compensation policies and practices of the Company.

Code of Ethics

We have adopted a code of ethics that applies to our officers, directors and employees, including our chief executive officer, senior executive officers, principal accounting officer, and other senior financial officers. Our code of ethics is available on our website at www.skystarbio-pharmaceutical.com. A copy of our code of ethics will also be provided to any person without charge, upon written request sent to us at our offices located at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, P.R. China.

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2008 and 2007 by the Chief Executive Officer and each of our other two highest paid executives whose total compensation exceeded $100,000 during the fiscal years ended December 31, 2008 and 2007 (if any).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Weibing Lu, current CEO(1)	2008	66,028	(2)	-0-	-0-	-0-	-0-	-0-	-0-	66,028
	2007	8,400	(3)	-0-	-0-	-0-	-0-	-0-	-0-	8,400	(3)

(1)	Mr. Lu received no other form of compensation in the years shown, other than the salary set forth in this table.
(2)	On May 5, 2008, we entered into an employment agreement with Mr. Lu pursuant to which he is entitled to an initial annual compensation of $100,000 as our Chief Executive Officer.
(3)	Mr. Lu’s compensation for 2007 was paid in Chinese RMB which, for reporting purposes, has been converted to U.S. dollars at the conversion rate of 7.6 RMB to one U.S. dollar.

Outstanding Equity Awards at Fiscal Year-End

With the exception of Mr. Bennet P. Tchaikovsky, our current Chief Financial Officer, there were no unexercised options, unvested stock awards or equity incentive plan awards for any of our executive officers outstanding as of December 31, 2008. Pursuant to the terms of his employment under the Loanout Agreement (which terms are described below under the heading “Loanout Agreement for the Services of Bennet P. Tchaikovsky”), Mr. Tchaikovsky was granted 5,219 (post 10-for-1 reverse stock split effected on May 12, 2009) shares of our restricted common stock for his service period from May 5, 2008 through May 4, 2009, which shares were not issued pursuant to any equity incentive plans in effect. As of December 31, 2008, Mr. Tchaikovsky received 2,609 shares, and the balance of 2,610 shares vested during the remainder of his vesting period from January 1, 2009 through May 4, 2009.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Employment Agreement with Weibing Lu

On May 5, 2008, we entered into an Employment Agreement with Mr. Weibing Lu. Under the terms of the Employment Agreement, we agreed to the continued employment of Mr. Lu as our chief executive officer for a term of 5 years. Mr. Lu is to receive an initial annual salary of $100,000, with an annual 5% increase of the prior year’s salary thereafter during the term. Additionally, at the discretion of our board of directors’ compensation committee, Mr. Lu may be eligible for an annual bonus which amount, if any, and payment will be determined by the compensation committee. Mr. Lu is entitled to medical, disability and life insurance, as well as 4 weeks of vacation annually and reimbursement of all reasonable or authorized business expenses.

During its term, the Employment Agreement terminates upon Mr. Lu’s death, in which event we are obligated to pay Mr. Lu’s estate his base salary amount through the first anniversary of his death (or the expiration of the Employment Agreement if earlier than the anniversary date), as well as pro rata allocation of any bonus based on the days of service during the year of death, and all amounts owing to Mr. Lu at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

If Mr. Lu is unable to perform his obligations under the Employment Agreement for over 180 consecutive days during any consecutive 12 months period, we may terminate the Employment Agreement by written notice to Mr. Lu delivered prior to the date that he resumes his duties. Upon receipt of such written notice, Mr. Lu may request a medical examination under which if he is certified to be incapable of performing his obligations for over 2 additional months, the Employment Agreement is terminated. We are obligated to pay Mr. Lu his base salary through the second anniversary of our notice to him of his termination, less any amount Mr. Lu may receive for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. We will also pay Mr. Lu pro rata allocation of any bonus based on the days of service during the year our notice is issued, and all amounts owing to Mr. Lu at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

We may also terminate the Employment Agreement for cause, upon notice if at any time Mr. Lu: (a) refuses in bad faith to carry out specific written directions of our board of directors; (b) intentionally takes fraudulent or dishonest action in his relations with us; (c) is convicted of a crime involving an act of significant moral turpitude; or (d) knowingly commits an act or omits to act in violation of our written policies, the Employment Agreement or any agreements that we may have with third parties and that is materially damaging to our business or reputation. However, termination for the cause described in (a), (b) or (d) is predicated first on Mr. Lu receiving a 5-day written notice and a reasonable opportunity to present his positions, then a subsequent written notice of the termination, with the termination to take effect 20 business days thereafter if Mr. Lu does not dispute the cause for the termination or fails to take corrective actions in good faith. Thereafter, if Mr. Lu takes corrective actions, he may be terminated for the same misconduct upon a 5-day written notice.

On the other hand, Mr. Lu may terminate the Employment Agreement upon written notice if: (w) there is a material adverse change in the nature of his title, duties or obligations; (x) we materially breach the Employment Agreement; (y) we fail to make any payment to Mr. Lu (excepting any payment which is not material and which we are contesting in good faith); or (z) there is a change of control of the Company. However, termination for cause described in (w), (x) or (y) is predicated on our receiving a written notice from Mr. Lu specifying the cause, with the termination to take effect if we fail to take corrective action within 20 business days thereafter. If Mr. Lu terminates the Employment Agreement for any one of these reasons, or if we terminate the Employment Agreement without cause, we are obligated to pay to Mr. Lu (or in the case of his/her death, his estate), his base salary and any bonus, without any offset, as well as all amounts owing to Mr. Lu at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

The Employment Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during his employment and for a period of 3 years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Lu may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Lu to refer any business opportunities to Skystar during his employment and for a period of 1 year after termination. However, Mr. Lu shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Employment Agreement to indemnify Mr. Lu for any claims made against him in his capacity as our chief executive officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during his employment as our officer, director or consultant.

Loanout Agreement for the Services of Bennet P. Tchaikovsky

On May 5, 2008, we entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation (“WOI”), pursuant to which we have retained the services of Bennet P. Tchaikovsky to serve as our chief financial officer for a term of one year. Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States on a part-time basis (90 hours per month), and we agreed to pay an annual fee of $75,000 for Mr. Tchaikovsky’s services. Additionally, Mr. Tchaikovsky will have the right to receive 52,173 (pre 10-for-1 reverse stock split effected on May 12, 2009) shares of our restricted

Common Stock, to vest in four installments every 3 calendar months, including three installments of 13,043 shares and one installment of 13,044 shares. The final installment vested on May 4, 2009.

The Loanout Agreement terminates upon Mr. Tchaikovsky’s death. If Mr. Tchaikovsky is unable to perform his obligations under the Loanout Agreement for over 45 consecutive days during the term of the Loanout Agreement, we may terminate the Loanout Agreement by 10-day written notice to Mr. Tchaikovsky thereafter. We may also terminate the Loanout Agreement for cause, upon notice if at any time Mr. Tchaikovsky: (a) willfully breaches or habitually neglects his duties; or (b) commits acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct that would prevent the effective performance of his duties or would result in material harm to us or our business. Lastly, we may terminate the Loanout Agreement without cause upon a 30-day written notice to Mr. Tchaikovsky.

On the other hand, Mr. Tchaikovsky may terminate the Loanout Agreement upon 90-day written notice to Skystar.

The Loanout Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during the term of the Loanout Agreement and for a period of 3 years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Tchaikovsky to refer any business opportunities to Skystar during the term of the Loanout Agreement and for a period of 1 year after termination. However, Mr. Tchaikovsky shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Loanout Agreement to indemnify Mr. Tchaikovsky for any claims made against him in his capacity as our Chief Financial Officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during the term of the Loanout Agreement.

Recent Development

Although Mr. Tchaikovsky’s term under the Loanout Agreement expired on May 4, 2009, he continued to act as our Chief Financial Officer at our request. On May 26, 2009, we entered into an Amendment to Loanout Agreement (the “Amendment”) with WOI pursuant to which we have continued our engagement of Mr. Tchaikovsky as our Chief Financial Officer under the Loanout Agreement, subject to certain modification of terms. The Amendment amends the Loanout Agreement by renewing Mr. Tchaikovsky’s term for an additional 1-year period, beginning on May 5, 2009. Additionally, we will pay an annual fee of $75,000 for Mr. Tchaikovsky’s services, in twelve monthly installments of $6,250 payable at the beginning of each month. Mr. Tchaikovsky will be entitled to receive 7,220 restricted shares of the Company’s common stock, $0.001 par value, which will vest in four equal installments of 1,805 shares every three calendar months, with the first installment to vest on August 5, 2009.

Compensation of Directors

During our most recent completed fiscal year, our directors were compensated as follows:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Weibing Lu(1)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Erna Gao(1)(2)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Wei Wen(1)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Xinya Zhang(1)(2)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-
R. Scott Cramer(3)	2008	-0-	-0-	-0-	-0-	-0-	99,900	99,900
Qiang Fan(4)	2008	14,055	-0-	-0-	-0-	-0-	-0-	14,055
Chengtun Qu(5)(8)	2008	1,368	-0-	-0-	-0-	-0-	-0-	1,368
Winston Yen(6)	2008	18,271	-0-	-0-	-0-	-0-	-0-	18,271
Shouguo Zhao(7)(8)	2008	3,420	-0-	-0-	-0-	-0-	-0-	3,420

(1)	In connection with the share exchange transaction (described in the Description of Business below under the heading “Corporate Organization and History”), these persons became our directors on November 7, 2005. After the change in control that occurred as a result of the share exchange transaction, we do not have any compensation arrangements with these directors.
(2)	Ms. Erna Gao and Mr. Xinya Zhang resigned from our board of directors effective July 14, 2008.
(3)	Mr. Cramer was an officer of the Company prior to the share exchange transaction and has stayed on as a director thereafter. The compensation received by Mr. Cramer during fiscal 2008 was for services unrelated to his duties as a director. The compensation was paid in the form of 90,000 (pre 10-for-1 reverse stock split effected on May 12, 2009) shares of the Company’s restricted common stock, authorized for issuance on February 12, 2008 and which were not issued pursuant to any equity incentive plans in effect. The fair market value of our common stock on February 12, 2008 was $1.11 per share.
(4)	Mr. Qiang Fan was appointed to our board of directors effective July 14, 2008, and is entitled to receive annual compensation of $30,000 for his services rendered as a director, as well as chairman of the compensation and member of the audit committee.
(5)	Dr. Chengtun Qu was appointed to our board of directors effective July 14, 2008, and is entitled to receive annual compensation of RMB 20,000 for his services rendered as a director.
(6)	Mr. Winston Yen was appointed to our board of directors effective July 14, 2008, and is entitled to receive annual compensation of $39,000 for his services rendered as a director, as well as chairman of the audit committee and member of the compensation committee. Mr. Yen resigned from our board of directors on May 26, 2009.
(7)	Dr. Shouguo Zhao was appointed to our board of directors effective July 14, 2008, and is entitled to an annual compensation of RMB 50,000 for his services rendered as a director, as well as a member of both the audit committee and the compensation committee.
(8)	For reporting purposes in this table, compensations in RMB have been converted to U.S. Dollars at the conversion rate of 6.85 RMB to one U.S. Dollar.

Agreements with Directors

Under our agreement with Mr. Fan, he will be entitled to receive annual compensation of $30,000 for his services rendered as a member of the board, as well as the chairman of the compensation committee and member of the audit committee. Mr. Fan’s annual compensation will be paid in cash, although at the discretion of the Board, up to $8,000 of his annual compensation may be paid in the form of a number of shares of the Company’s common stock under the Company’s Stock Incentive Plan #2 (the “Plan”). During his term as a director, we agree to include Mr. Fan as an insured under an officers and directors insurance policy which we will obtain within a reasonable time (the “D&O Insurance”). In addition, the Company has agreed to reimburse Mr. Fan for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

Under our agreement with Dr. Qu, he will be entitled to receive annual compensation of RMB 20,000 for his services rendered as a member of the board. In addition, the Company has agreed to reimburse Mr. Qu for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

Under our agreement with Dr. Zhao, he will be entitled to receive annual compensation of RMB 50,000 for his services rendered as a member of the board, as well as a member of both the audit committee and the compensation committee. In addition, the Company has agreed to reimburse Mr. Zhao for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

Under our agreement with Mr. Chen, he will be entitled to receive annual compensation of $14,000 for his services rendered as a member of the board, as well as the chairman of the audit committee and member of the compensation committee. Additionally, Mr. Chen will have the right to receive 2,778 shares of our restricted common stock at the beginning of each term of his directorship. We also agree to include Mr. Chen as an insured under the D&O Insurance, and will reimburse him for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding Skystar’s common stock beneficially owned on June 30, 2009, for (i) each stockholder known to be the beneficial owner of 5% or more of Skystar’s outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of June 30, 2009 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Percentages are determined based on 1,869,297 common shares issued and outstanding as of June 30, 2009, taking into account the 10-for-1 reverse stock split effected on May 12, 2009. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owners(1)	Amount of Beneficial Ownership(2)	Percent of Class(2)
Common Stock	Upform Group Limited(3)	469,563	25.12%
Common Stock	Weibing Lu, Director and Chief Executive Officer(3)	469,563	25.12%
Common Stock	Wei Wen, Director(4)	20,772	1.11%
Common Stock	Bennet P. Tchaikovsky, Chief Financial Officer(5)	7,024	*
Common Stock	R. Scott Cramer, Director(6)	89,226	4.77%
Common Stock	Qiang Fan, Director(7)	-0-	0%
Common Stock	Chengtun Qu, Director(8)	-0-	0%
Common Stock	Mark D. Chen, Director(9)	2,778	*
Common Stock	Shouguo Zhao, Director(10)	-0-	0%
Common Stock	Renaissance US Growth Investment Trust PLC(11)(13)	291,688	15.60%
Common Stock	Premier RENN US Emerging Growth Fund Ltd.(12)(13)	105,106	5.62%
Common Stock	All officers and directors as a group (8 total)	589,363	31.53%

*	Less than 1%.
(1)	Unless otherwise noted, the address for each of the named beneficial owners is: Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China.
(2)	Unless otherwise noted, the number and percentage of outstanding shares of common stock of Skystar is based upon 1,869,297 shares outstanding as of June 30, 2009, taking into account the 10-for-1 reverse stock split effected on May 12, 2009.
(3)	Upform Group Limited’s (“Upform Group”) address is Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Weibing Lu is a director of the Upform Group. Mr. Lu is the majority stockholder and the Chairman of the Board of Directors of Upform Group, and thus Mr. Lu indirectly owns the shares held by Upform Group, through his majority ownership of Upform Group. Thus, the number of shares reported herein as beneficially owned by Mr. Lu includes the shares held by Upform Group.
(4)	The number of shares reported herein as beneficially owned by Wei Wen are held by Clever Mind International Limited, which address is: Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Mr. Wen is Chairman of the Board of Directors of Clever Mind and owns approximately 2.3% of the issued and outstanding shares of Clever Mind. Because Mr. Wen is a director of Clever Mind, he might be deemed to have or share investment control over Clever Mind’s portfolio.
(5)	Bennet P. Tchaikovsky’s address is: 6571 Morningside Drive, Huntington Beach, CA 92648. Includes 1,805 shares that Mr. Tchaikovsky is entitled to receive within 60 days of June 30, 2009.
(6)	R. Scott Cramer’s address is: 1012 Lewis Dr., Winter Park, FL 32789. Includes 77,142 shares held by the Cramer Family Trust of which Mr. Cramer is the sole trustee and sole primary beneficiary and 11,000 shares that Mr. Cramer has the right to acquire beneficial ownership of within 60 days of June 30, 2009.

(7)	Qiang Fan’s address is: 9176 West Laguna Way, Elk Grove, CA 95758.
(8)	Chengtun Qu’s address is: No. 18 Dian Zi 2nd Road, School of Chemistry & Chemical Engineering, Xi'an Shiyou University, Xi'an, China.
(9)	Mark D. Chen’s address is: 10-64 #9 Jianguomenwai Avenue, Beijing, China 100600. Includes 2,778 shares that Mr. Chen is entitled to receive within 60 days of June 30, 2009.
(10)	Shouguo Zhao’s address is: No. 229 North Tai Bai Road, School of Economics and Management, Northwest University, Xi'an, China.
(11)	Renaissance US Growth Investment Trust PLC’s (“Renaissance”) address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.
(12)	Premier RENN US Emerging Growth Fund Ltd.’s (“RENN”) address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.
(13)	Because Renaissance and RENN share common control, they are deemed affiliates of each other.

DESCRIPTION OF BUSINESS

Corporate Organization and History

We were originally incorporated in Nevada under the name Hollywood Entertainment Network, Inc. on September 24, 1998, with a principal business objective to operate as an independent film company in the business of motion picture production and distribution. On May 23, 2000, we underwent a reverse merger and abandoned this enterprise to become a developer of computer security software and hardware and changed our name to The Cyber Group Network Corporation to reflect this change in business.

In September 2005, we executed a Share Exchange Agreement (“Exchange Agreement”) by and among R. Scott Cramer, Steve Lowe, David Wassung (all hereinafter collectively referred to as the “CGPN Stockholders”) and us on the one hand, and Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd., a Cayman Island Company (“Skystar Cayman”), and the stockholders of 100% of Skystar Cayman’s common stock (the “Skystar Cayman Stockholders”), on the other hand. (This transaction is referred to hereinafter as the “Share Exchange Transaction”). Under the Exchange Agreement, on the Closing Date, we issued shares of our Series B preferred stock (the “CGPN Shares”) to the Skystar Cayman Stockholders in exchange for 100% of the common stock of Skystar. The CGPN Shares issued were convertible, in the aggregate, into a number of shares of our common stock that would equal 89.5% of the outstanding shares of our common stock, if the shares were to be converted on the Closing Date. In addition, on the Closing Date, Skystar Cayman paid us $120,000, which was used to pay our liabilities.

The closing of the Share Exchange Transaction (the “Closing”) occurred on November 7, 2005 (the “Closing Date”). From and after the Closing Date, our primary operations consist of the operations of Skystar Cayman. The Share Exchange Transaction was accounted for as a reverse merger (recapitalization) with Skystar Cayman deemed to be the accounting acquirer, and us as the legal acquirer. Accordingly, the historical financial information presented in future financial statements will be that of Skystar Cayman as adjusted to give effect to any difference in the par value of ours and Skystar Cayman’s stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of Skystar Cayman, the accounting acquirer, have been carried over in the recapitalization. Upon the closing of the Exchange Transaction, we became a Chinese bio-pharmaceutical company that develops, manufactures and markets a wide range of veterinary healthcare and medical care products.

Skystar Cayman was incorporated under the laws of the Cayman Islands on January 24, 2005. Mr. Weibing Lu and Mr. Wei Wen are the Directors of Skystar Cayman. Since incorporation, Skystar Cayman has not conducted any substantive operations of its own and conducts its primary business operations through its variable interest entity (“VIE”), Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”). Xian Tianxing holds the licenses and approvals necessary to operate veterinary healthcare and medical care products business in China. We have contractual arrangements with Xian Tianxing and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xian Tianxing. Through these contractual arrangements, we also have the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xian Tianxing, we are considered the primary beneficiary of Xian Tianxing. Accordingly, we consolidate Xian Tianxing’s results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Contractual Arrangements with Xian Tianxing and its Stockholders.”

Xian Tianxing was incorporated on July 3, 1997, in China as a limited liability company without shares, but restructured as a joint stock company limited by shares on December 31, 2003. Mr. Weibing Lu, who is our Chief Executive Officer, is General Manager (equivalent to Chief Executive Officer) and Chairman of Xian Tianxing. Mr. Zugang Guo, Mr. Wei Wen, Mr. Xinya Zhang, Ms. Erna Gao and Mr. Lun Shen are Vice Chairman, Vice-General Manager and Director, Chairman of the Board of Supervisors, Financial Director, and Supervisor of Xian Tianxing, respectively. As of the date of this prospectus, Mr. Lu, owns approximately 41%, and Mr. Wen owns approximately 5%, of the issued and outstanding stock of Xian Tianxing. Mr. Guo, Mr. Zhang, Ms. Gao and Mr. Shen do not have any ownership interests in Xian Tianxing.

The paid-in capital of Xian Tianxing was funded by individuals who were majority stockholders of Skystar Cayman immediately prior to the closing of the Share Exchange Transaction. Chinese law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, on October 28, 2005, Skystar Cayman entered into certain exclusive agreements with Xian Tianxing and its stockholders. Xian Tianxing holds the licenses and approvals necessary to operate the veterinary healthcare and medical care products business in China. Pursuant to these agreements, Skystar Cayman provides exclusive technology consulting and other general business operation services to Xian Tianxing in return for a consulting services fee which is equal to Xian Tianxing’s revenue. In addition, Xian Tianxing’s stockholders have pledged their equity interests in Xian Tianxing to Skystar Cayman, irrevocably granted Skystar Cayman an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Xian Tianxing and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. Through these contractual arrangements, Skystar Cayman has the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval.

As a result of these contractual arrangements, which obligates our subsidiary (Skystar Cayman) to absorb a majority of the risk of loss from Xian Tianxing’s activities and enable Skystar Cayman to receive a majority of its expected residual returns, we believe Xian Tianxing is a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Xian Tianxing do not have the characteristics of a controlling financial interest and we should be considered the primary beneficiary of Xian Tianxing. Accordingly, although neither we nor our subsidiary own any equity interests in Xian Tianxing, we consolidate Xian Tianxing’s results, assets and liabilities in the accompanying financial statements.

On December 19, 2005, the Board and the majority holders of our capital stock jointly approved amendments to our Articles of Incorporation by written consent, including: (1) a change of our corporate name (“Name Change”) to our current name, “Skystar Bio-Pharmaceutical Company,” (2) a 397-for-1 reverse stock split (the “Reverse Split”); and a (3) decrease in the authorized common stock of the Company from 500,000,000 to 50,000,000 shares (the “Authorized Share Amendment”). The Certificate of Amendment and Certificate of Change to our Articles of Incorporation to effect the Name Change, Reverse Split and the Authorized Share Amendment was filed with Nevada’s Secretary of State on February 15, 2006.

On August 21, 2007, Xian Tianxing invested $66,700 (RMB 500,000) to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, Shanghai, with a registered capital of $66,700 (RMB 500,000) and Xian Tianxing is the 100% shareholder. Shanghai Siqiang serves as a research and development center for Xian Tianxing to engage in research, development, production and sales of feed additives and veterinary disease diagnosis equipments. The management of Shanghai Siqiang includes: Mr. Lun Shen as Executive Director, Mr. Wei Shen as General Manager and Ms. Erna Gao as Supervisor.

On October 16, 2007, our Board approved the acquisition of all of the issued and outstanding shares of Fortunate Time International Limited (“Fortunate Time”), a Hong Kong company owned 100% by Mr. R. Scott Cramer, a member of our board of directors. On July 10, 2007, Fortunate Time established Sida Biotechnology (Xian) Co., Ltd. (“Sida”) in the High Technology District in Xi’an as its wholly owned China subsidiary with $5,000,000 in registered capital. Fortunate Time has invested $2,000,000 of the registered capital, and has until July 9, 2009 to invest the remaining $3,000,000, pursuant to the approval notice issued by the Xi’an High Technology District. In response to the global financial crisis and economic recession, the Chinese Ministry of Commerce, the Ministry of Finance, the State Administration of Taxation, the State Administration for Industry and Commerce (“SAIC”), the National Statistics Bureau and the State Administration of Foreign Exchange have jointly issued a formal notice known as Shang Zi Han (2008) No. 93 (the “Notice”), which provides, among other things, that payment of registered capital of a foreign investment enterprise (such as Sida) that is due after July 1, 2008 can be extended to December 31, 2009 upon application to SAIC. Such application was made with respect to payment of Sida’s registered capital on June 15, 2009, and we except confirmation from SAIC of the grant of extension shortly.

As the wholly owned subsidiary of a non-Chinese company (Fortunate Time), Sida is deemed a wholly foreign owned enterprise (“WFOE”). Other than its holding of Sida, Fortunate Time does not conduct any business, and its management consists solely of Mr. Wei Wen as Director. As described below under “Recent

Developments with Respect to the Contractual Arrangements with Xian Tianxing and its Shareholders”, Sida’s principal business is to carry out the terms of the contractual arrangements with Xian Tianxing and its shareholders. Sida’s management includes: Mr. Wei Wen (who is a member of our Board), Mr. Xinya Zhang, Ms. Erna Gao and Mr. Lun Shen as General Manger, Vice-General Manager and Director, Supervisor, and Director, respectively.

On April 27, 2009, our Board approved by written consent a 10-for-1 reverse stock. A Certificate of Change was filed with the Nevada Secretary of State to effectuate the reverse stock split, which filing became effective on May 12, 2009.

Contractual Arrangements with Xian Tianxing and its Stockholders

Our relationships with Xian Tianxing and its stockholders are governed by a series of contractual arrangements, as we (including our direct and indirect subsidiaries) do not own any equity interests in Xian Tianxing. Under Chinese laws, each of Skystar Cayman and Xian Tianxing is an independent legal entity and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Skystar Cayman and Xian Tianxing, Xian Tianxing does not transfer any other funds generated from its operations to Skystar Cayman. Skystar Cayman entered into these contractual arrangements with Xian Tianxing in October 2005. In January 2008, Skystar Cayman assigned its rights under these contractual arrangements to our indirect wholly-owned subsidiary, Sida.

On October 28, 2005, we entered into the following contractual arrangements:

Consulting Services Agreement.  Pursuant to the exclusive consulting services agreement between Skystar Cayman and Xian Tianxing, Skystar Cayman has the exclusive right to provide to Xian Tianxing general services related to veterinary healthcare and medical care products business operations as well as consulting services related to the technological research, development, design and manufacturing of veterinary healthcare and medical care products (the “Services”). Skystar Cayman also sends employees to Xian Tianxing for whom Xian Tianxing bears the costs and expenses. Under this agreement, Skystar Cayman owns the intellectual property rights developed or discovered through research and development providing the Services for Xian Tianxing. Xian Tianxing pays quarterly consulting service fees in Renminbi (“RMB”) to Skystar Cayman that is equal to all of Xian Tianxing’s revenue for such quarter. The consulting services agreement is in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of this agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Skystar Cayman terminates its operations; (d) Xian Tianxing’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the consulting services agreement. Additionally, Skystar Cayman may terminate the consulting services agreement without cause.

Operating Agreement.  Pursuant to the operating agreement among Skystar Cayman, Xian Tianxing and the stockholders of Xian Tianxing who collectively hold the majority of the outstanding shares of Xian Tianxing (collectively “Xian’s Majority Stockholders”), Skystar Cayman provides guidance and instructions on Xian Tianxing’s daily operations, financial management and employment issues. The stockholders of Xian Tianxing must designate the candidates recommended by Skystar Cayman as their representatives on Xian Tianxing’s board of directors. Skystar Cayman has the right to appoint senior executives of Xian Tianxing. In addition, Skystar Cayman agrees to guarantee Xian Tianxing’s performance under any agreements or arrangements relating to Xian Tianxing’s business arrangements with any third party. Xian Tianxing, in return, agrees to pledge its accounts receivable and all of its assets to Skystar Cayman. Moreover, Xian Tianxing agrees that without the prior consent of Skystar Cayman, Xian Tianxing will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Xian Tianxing, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years from October 28, 2005 and may be extended only upon Skystar Cayman’s written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement.  Under the equity pledge agreement between the stockholders of Xian Tianxing and Skystar Cayman, the stockholders of Xian Tianxing pledged all of their equity interests in Xian Tianxing to Skystar Cayman to guarantee Xian Tianxing’s performance of its obligations under the technology consulting agreement. If Xian Tianxing or Xian’s Majority Stockholders breaches its respective contractual obligations, Skystar Cayman, as pledgee, will be entitled to certain rights, including but not limited to the right to sell the pledged equity interests, the right to vote and control the pledged assets. The Xian Majority Stockholders also agreed that upon occurrence of any event of default, Skystar Cayman shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Xian Stockholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Skystar Cayman may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The stockholders of Xian Tianxing agreed not to dispose of the pledged equity interests or take any actions that would prejudice Skystar Cayman’s interest. The equity pledge agreement will expire two (2) years after Xian Tianxing obligations under the exclusive consulting services agreement have been fulfilled.

Option Agreement.  Under the option agreement between the stockholders of Xian Tianxing and Skystar Cayman, the stockholders of Xian Tianxing irrevocably granted Skystar Cayman or its designated person an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Xian Tianxing for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable Chinese law. Skystar Cayman or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from October 28, 2005 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement.  Pursuant to the proxy agreement among Skystar Cayman, Xian’s Majority Stockholders, and Xian Tianxing, Xian’s Majority Stockholders agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. The parties entered into a proxy agreement where Xian’s Majority Stockholders have agreed to irrevocably grant a person to be designated by Skystar Cayman with the right to exercise Xian’s Majority Stockholders’ voting rights and their other rights including the attendance at and the voting of Xian’s Majority Stockholders’ shares at the stockholder’s meetings (or by written consent in lieu of meetings) in accordance with applicable laws and its Article of Association, including but not limited to the rights to sell or transfer all or any of his equity interests of the Company, and appoint and vote for the directors and Chairman as the authorized representative of the stockholders of Company. The term of this Proxy Agreement is ten (10) years from October 28, 2005 and may be extended prior to its expiration by written agreement of the parties.

While the consulting services agreement remains in effect unless terminated by Skystar Cayman with or without cause (or by Xian Tianxing for cause), the operating agreement, the option agreement and the proxy agreement all terminate on October 28, 2015 unless extended by written agreement of the parties. Under their terms, we (through our direct and indirect wholly owned subsidiaries) hold the power to renew the operating agreement, the option agreement and the proxy agreement, rather than Xian Tianxing. Thus, these agreements will renew so long as we wish to maintain our relationship with Xian Tianxing under the consulting services agreement, and Xian Tianxing has no power to reject the renewal. Accordingly, the different termination terms of the consulting services agreement as compared to the operating agreement, option agreement and proxy agreement has no impact on us and our business operations.

Transfer of the Contractual Arrangements with Xian Tianxing and its Shareholders

On March 10, 2008, we were made a party to a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, from and after March 10, 2008, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. We were made a party to the Transfer Agreements for the sole purpose of acknowledging the Transfer Agreements. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to an indirectly wholly-owned subsidiary, Sida.

Under our corporate structure with the contractual arrangements, the ability to transfer funds to and from Xian Tianxing expeditiously through a foreign currency bank account is necessary for our business operations. Under current applicable Chinese law, only a company that is classified as either a wholly foreign owned enterprise (WFOE) or a Sino-foreign joint venture may maintain a foreign currency bank account. Because Sida is wholly owned by Fortunate Time, a Hong Kong company, Sida is deemed a WFOE and may therefore maintain a foreign currency account. The Transfer Agreements amend the contractual arrangements so that funds are required to be transferred to and from Xian Tianxing through Sida’s foreign currency account and, through Sida, allow the Company to continue to control Xian Tianxing and its business operations.

The Transfer Agreements have transferred all of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida. Thus, pursuant to the Amendment to Consulting Services Agreement, Sida now provides exclusive technology and general business consulting services to Xian Tianxing in exchange of a consulting fee equivalent to all of Xian Tianxing’s revenue; pursuant to the Amendment to Equity Pledge Agreement, Xian Tianxing’s majority shareholders now pledge their equity interests in Xian Tianxing to Sida; pursuant to the Agreement to Transfer of Operating Agreement, Sida now provides guidance and instructions on Xian Tianxing’s daily operations, financial management and employment issues; pursuant to the Designation Agreement, Xian Tianxing’s majority shareholders have entrusted all the rights to exercise their voting power to appointee(s) of Sida; and pursuant to the Agreement to Transfer of Option Agreement, Xian Tianxing’s majority shareholders have irrevocably granted Sida an exclusive option to purchase, to the extent permitted under Chinese law, all or part of their equity interests in Xian Tianxing.

The Transfer Agreements and the transfer of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida comply with applicable Chinese law and do not in any way affect our business operations. Additionally, we believe that Xian Tianxing’s status as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, is unaffected by the Transfer Agreements. Under the contractual arrangements, we viewed Xian Tianxing as a VIE of Skystar Cayman because the contractual arrangements obligated Skystar Cayman to absorb a majority of the risk of loss from Xian Tianxing’s activities and enabled Skystar Cayman to receive a majority of its expected residual returns. The Transfer Agreements merely substitute Skystar Cayman with Sida, an indirect wholly owned subsidiary of Skystar Cayman, such that the equity investors of Xian Tianxing continue to not have the characteristics of a controlling financial interest (just as under the contractual arrangements) and we continue to be the primary beneficiary of Xian Tianxing. Accordingly, we continue to consolidate Xian Tianxing’s results, assets and liabilities in the financial statements accompanying this Annual Report.

Xian Tianxing Bio-Pharmaceutical Co., Ltd.

As discussed above, our operations are conducted through Xian Tianxing Bio-Pharmaceutical Co., Ltd. (formerly Xian Tianxing Science and Technology Development Co., Ltd.), a joint stock company incorporated in Xi'an, China in July 1997. After nine (9) years of development, Xian Tianxing has become a high-tech enterprise with registered capital of RMB 42,000,000 ($5,758,200), and is engaged in research, development, production, marketing and sales of veterinary healthcare and medical care products. Xian Tianxing has four production lines, including a vaccine line, a veterinary drug line, a fodder and feed additive line, and a micro-organism line.

Industry and Market Overview

Management believes there is significant demand for veterinary medicines and vaccines in China. Statistics from the Chinese Ministry of Agriculture show that China vaccinated six billion poultry and 850 million livestock in the first half of 2006. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for veterinary, livestock and poultry vaccines was over 70 billion doses; however the market supply was only 32 billion doses.

We also believe that there is a substantial market for micro-organisms which are fed to animals and result in healthier livestock and reduced feed requirements for our customers. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for such micro-organisms was 3 million tons, while the supply output was only 200,000 tons.

Principal Products or Services and Their Markets

Currently, we have four product lines:

1.	Our vaccine line currently includes 10 products;
2.	Our veterinary medicine line for poultry and livestock currently includes 140 products;
3.	Our fodder and feed additives line currently includes 10 products; and
4.	Our microorganism products line currently includes 13 products.

Among our prominent products is a vaccine that is designed to prevent the onset of avian coccidiosis disease, a parasitic and highly contagious gastrointestinal disease affecting chicken and other poultry. Avian coccidiosis is a common parasitic disease and is the number one cause of death among chickens and poultry. The U.S. Department of Agriculture estimates that avian coccidiosis costs the worldwide poultry industry $3 billion in treatment expenses, bird losses and unmarketable birds due to low bird weight. Our DLV chicken vaccine has won a number of accreditation and awards from the Chinese central authorities. The vaccine was licensed as a “National Second Level New Veterinary Drug” which entitled the product to Chinese regulatory protection and gave us five years of exclusive production rights. It is safe, effective and easy to administer, and has proved to save costs by 60% as compared to using chemical medicines such as sulfaquinoxaline sodium and salinomycin sodium. Additionally, with our ongoing research projects, management expects that we will continue to introduce new products to the market.

Distribution Methods of the Products or Services and Our Customers

We have a distribution network covering 29 provinces in China. As of March 31, 2009 we had over 1,128 distributors and 403 direct customers. We intend to establish more representative offices and engage additional distribution agents in order to strengthen our distribution network.

We recognize the importance of branding as well as packaging. All of our products bear a uniform brand but we also brand and package our products with specialized designs to differentiate the different categories of our products.

We conduct promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand name, including:

1.	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;
2.	participating in national meetings, seminars, symposiums, exhibitions for veterinary healthcare and medical care products and other related industries;
3.	organizing cooperative promotional activities with distributors; and
4.	sending direct mail to major farms.

Competition

We have three major competitors in China: Jielin Bio-Tech Production Co., Ltd., Qilu Animal Health Production Co., Ltd., and Zhongmu Industrial Joint Stock Co., Ltd. These companies have more assets, resources and a larger market share. We believe we are able to compete with these competitors because of our location in Northwest China, our unique products and our lower prices. Other than these three competitors, most of our other competitors produce only one or two products. We on the other hand, have four product lines, including complete series of feed additives and veterinary medicine products designed to treat the animal from the time of birth to the time the animal is ready for the market.

Sources and Availability of Raw Materials and the Principal Suppliers

Xi’an Yanghua Chemical Co., Ltd., Xi’an Nanchen Trading Co., Ltd. and Xi’an Fandike Chemical Technology Co., Ltd. collectively supplied over fifty-seven percent (57%) of the raw materials we used to manufacture our products. We design, create prototypes and manufacture our products at our manufacturing facilities located at Xi’an city, Shaanxi Province, China. Our principal raw materials include various chemical compounds including dexamethasone sodium phosphate (a glucocorticoid with anti-inflammatory property), stachyose (a tetrasaccharide found naturally in many vegetables) and thiamphenicol (an antibiotic). We also use Chinese herbs such as Huoxiang, Huanglian, and Zhang Red Flowers as raw materials, which are supplied to us by Wan Shou Bei Lu Zhong Kui Cao Yao Xing. None of our current products requires any raw materials that are scarce, and our raw materials generally are readily available from a wide range of sources. Accordingly, we do not have any continuing or long term supply agreements with any of these suppliers, and purchase our raw materials from them on a per purchase order basis. The prices for these raw materials are nevertheless subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future.

As a result of our research and development efforts in 2007 in cooperation with research institutes including Shaanxi Microbial Research Institute, Jiangsu Microbial Research Institute, China Northwestern University and China Northwest A&F University, we now also internally produce microbial strains, which are key components of our micro-organism products. Our ability to produce microbial strains has translated into a significant cost reduction for these raw materials.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. In November 2000, the Chinese Ministry of Agriculture issued Xian Tianxing a non-renewable license for our DLV chicken vaccine as a “National Second Level New Veterinary Drug,” which entitled this product to Chinese regulatory protection and gave us five years of exclusive production rights. Although our license is non-renewable and has expired since November 2005, we have and will continue to enjoy exclusivity until such time that the vaccine is formally listed on the Chinese Pharmacopoeia by the Chinese Pharmacopoeia Commission. Only after the vaccine is listed can other companies begin to apply for approval by the Chinese Ministry of Agriculture to manufacture and distribute the vaccine. Thus, until the listing occurs, we remain the only company in China legally permitted to produce and sell the vaccine. We do not know, however, if and when the listing will occur.

We intend to seek other licenses or apply for patents as necessary in order to protect our rights, and we also enter into confidentiality, non-compete and invention assignment agreements with our employees and consultants and nondisclosure agreements with third parties. “Jiateng Jun” and “Star Pigeon” are our registered trademarks in China.

Additionally, Xian Tianxing is approved by the Chinese Ministry of Agriculture for the manufacture and distribution of 83 types of veterinary drugs. Such approvals certify Xian Tianxing’s products as conforming to government-mandated standards. The approvals are issued for a period of 5 years and may be renewed 6 months prior to their expiration date. The 83 veterinary drugs and their approval numbers are listed below:

Veterinary Drug Products	Approval Number
Metamizole Sodium Injection	Veterinary Drug (2007) 270261152
Antondine Injection	Veterinary Drug (2007) 270261160
Dexamethasone Sodium Phosphate Injection	Veterinary Drug (2007) 270262530
Enrofloxacin Injection	Veterinary Drug (2007) 270262518
Compoumd Vitamin B Injection	Veterinary Drug (2007) 270264572
Sulfamonomethoxine Sodium Injection	Veterinary Drug (2007) 270261616
Sulfadiazine Sodium Injection	Veterinary Drug (2007) 270261634
Kanamycin Sulfate Injection	Veterinary Drug (2007) 270261211
Gentamycin Sulfate Injection	Veterinary Drug (2007) 270261507
Gentamycin Micronomicin Sulfate Injection (10 ml:100,000 parts)	Veterinary Drug (2007) 270262751
Gentamycin Micronomicin Sulfate Injection (10ml: 200,000 parts)	Veterinary Drug (2007) 270262752
Mequindox Injection (10ml:0.5g)	Veterinary Drug (2007) 270261174
Mequindox Injection (10ml:0.2g)	Veterinary Drug (2007) 270264644
Vitamin C Injection	Veterinary Drug (2007) 270262795

Veterinary Drug Products	Approval Number
Vitamin B1 Injection	Veterinary Drug (2007) 270261389
Lincomycin Hydrochloride Injection (10ml:0.3g)	Veterinary Drug (2007) 270262614
Lincomycin Hydrochloride Injection (10ml:1.5g)	Veterinary Drug (2007) 270262616
Danofloxacin Mesylate Powder	Veterinary Drug (2008) 270262036
Ofloxacin Injection	Veterinary Drug (2007) 270262126
Norfloxacin Nicotinate Injection	Veterinary Drug (2007) 270262593
Ciprofloxacin Hydrochloride Injection	Veterinary Drug (2007) 270262160
Pefloxacin Mesylate Granules	Veterinary Drug (2007) 270262042
Praziquantel Tablets	Veterinary Drug (2007) 270261174
Compound Sulfamethoxazole Tablets	Veterinary Drug (2007) 270261612
Ofloxacin Tablets	Veterinary Drug (2007) 270262123
Amoxicillin Soluble Powder	Veterinary Drug (2007) 270261199
Avermectin Powder	Veterinary Drug (2007) 270262066
Diclazuril Premix (0.2%)	Veterinary Drug (2007) 270261140
Diclazuril Premix (5%)	Veterinary Drug (2007) 270262528
Florfenicol Powder	Veterinary Drug (2007) 270262110
Compound Amoxicillin Powder	Veterinary Drug (2007) 270262092
Thiamphenicol Powder	Veterinary Drug (2007) 270262722
Erythromycin Thiocyanate Soluble Powder	Veterinary Drug (2007) 270261492
Apramycin Sulfate Soluble Powder	Veterinary Drug (2007) 270262745
Neomycin Sulfate Soluble Powder	Veterinary Drug (2007) 270262755
Colistin Sulfate Soluble Powder	Veterinary Drug (2007) 270262758
Salinomycin Sodium Premix	Veterinary Drug (2007) 270261379
Ciprofloxacin Hydrochloride Soluble Powder	Veterinary Drug (2007) 270262159
Spectinomycin Hydrochloride and Lincomycin Hydrochloride Soluble Powder	Veterinary Drug (2007) 270265035
Ofloxacin Soluble Powder	Veterinary Drug (2007) 270262124
Baitouweng San	Veterinary Drug (2007) 270265053
Baotai Wuyou San	Veterinary Drug (2007) 270265111
Chulijing	Veterinary Drug (2007) 270265192
Danjibao	Veterinary Drug (2007) 270265171
Feizhucai	Veterinary Drug (2007) 270265100
Fuzheng Jiedu San	Veterinary Drug (2007) 270265076
Gongying San	Veterinary Drug (2007) 270265028
Houyanjing San	Veterinary Drug (2007) 270265179
Huanglian Jiedu San	Veterinary Drug (2007) 270265178
Jianji San	Veterinary Drug (2007) 270265133
Jianwei San	Veterinary Drug (2007) 270265134
Jingfang Baidu San	Veterinary Drug (2007) 270265127
Mubin Xiaohuang San	Veterinary Drug (2007) 270265035
Qingfei Zhike San	Veterinary Drug (2007) 270265157
Qingshu San	Veterinary Drug (2007) 270265162
Qingwen Baidu San	Veterinary Drug (2007) 270265165
Quchong San	Veterinary Drug (2007) 270265089
Tongru San	Veterinary Drug (2007) 270265156
Xiaoji San	Veterinary Drug (2007) 270265146
Yimu Shenghua San	Veterinary Drug (2007) 270265148
Yujin San	Veterinary Drug (2007) 270265102
Zhili San	Veterinary Drug (2007) 270265037
Compound Sulfamethoxydiazine Sodium Injection	Veterinary Drug (2007) 270261608
Lomefloxacin Hydrochloride Soluble Powder	Veterinary Drug (2008) 270262166
Danofloxacin Mesylate Injection	Veterinary Drug (2008) 270262033

Veterinary Drug Products	Approval Number
Sulfathiazole Sodium Injection	Veterinary Drug (2008) 270261645
Buzhong Yiqi San	Veterinary Drug (2008) 270265082
Fangji San	Veterinary Drug (2008) 270265072
Shenling Baishu San	Veterinary Drug (2008) 270265093
Qibu San	Veterinary Drug (2008) 270265220
Sulfaquinoxaline Sodium Soluble Powder (10%)	Veterinary Drug (2008) 270261624
Sulfaquinoxaline Sodium Soluble Powder (5%)	Veterinary Drug (2008) 270262580
Fenbendazole Powder	Veterinary Drug (2008) 270261189
Sulfachloropyrazin Sodium Soluble Powder	Veterinary Drug (2008) 270262703
Huoxiang Zhengqi San	Veterinary Drug (2008) 270265200
Cuiqing San	Veterinary Drug (2008) 270265188
Longdan Xiegan San	Veterinary Drug (2008) 270265057
Maxing Shigan San	Veterinary Drug (2008) 270265174
Qumai San	Veterinary Drug (2008) 270265067
Shengru San	Veterinary Drug (2008) 270265051
Xiaoshi Pingwei San	Veterinary Drug (2008) 270265145
Xiaochaihu San	Veterinary Drug (2008) 270265018
Yinqiao San	Veterinary Drug (2008) 270265172

Bio-pharmaceutical companies are at times involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us.

Government Approval and Regulation of Our Principal Products or Services

Government approval is required for the production of veterinary healthcare and medical care products. The Chinese Ministry of Agriculture has granted the Company three government permits to produce the following products: Forage Additive Products, Additive and Mixed Forage Products and Veterinary Medicine Products. For the production of the veterinary medicine, there is a national standard known as the GMP standard. A company must establish its facility according to GMP standards, including both the facility and the production process. After establishing such facility, the Company files an application to operate the facility with the Ministry of Agriculture of China government, which then sends a team of specialists to conduct an on-site inspection of the facility. A company cannot start production at the facility until it receives approval from the Ministry of Agriculture to begin operations. The Company currently has obtained the requisite approval and licenses from the Ministry of Agriculture in order to operate our production facilities.

Research and Development

We place great emphasis on product research and development, and are currently working closely with two research institutes in the veterinary science field. With Shanghai Poultry Verminosis Institution, which is a part of the Chinese Academy of Agricultural Sciences, we have jointly established the Skystar Research and Development Center in Shanghai. We have also established a research and development center, located on our premises in Huxian, with Shaanxi Microbial Institute, the only microbial research institute in northwest China.

In July 2005, we entered into a cooperation agreement with Shaanxi Microbial Institute pursuant to which we established our Huxian research and development center to facilitate opportunities for us to develop commercially viable products based on the Institute’s research conducted at our research center. Under the cooperation agreement, we provide for the running and operation of the research center, including research equipment and materials. In exchange, we have exclusive rights to any technology derived from any research project that we solely fund. The cooperation agreement also provides for our mutual staffing of research personnel at, and joint-appointment of the director for, the research center. The Institute, however, is not obligated to us with respect to a specific amount of time or a specific project under the cooperation agreement. Currently, we are undertaking the following projects at this research center:

1.	Development of protein technology and enzyme mechanism. Introducing the technology in polypeptides, we are working to develop new products to cure piglet diarrhea. The products are expected to stimulate the release of growth hormones in piglets, improve their ability to produce antibody and excrete stomach acidity, enhance the activity of albumen enzyme and adjust the activity of T.B. cells, thereby improving their all-around disease-resistance ability. We expect these new products will greatly reduce the use of traditional chemical drugs and lead to more environmentally-friendly livestock raising. These products are now in the interim stage of development. We are also developing complex enzyme preparations as new feed additives and aim to use anti-inflammatory enzyme, polyase, and cellulose to form the best combination to effectively dissolve and cause the additive to be absorbed in the feed. Our goal is to drastically improve the absorption rate of the feed, thereby reducing the ratio of usage of feed versus meat, while concurrently reducing the incidence of disease in livestock and poultry. We are looking to outsource certain aspects of these research projects to Shaanxi Jiuzhou Biotechnology Co., Ltd., a member of Shaanxi Jiuzhou Biomedicine Park, although we have not entered into any definitive agreement.
2.	Development of non-pathogenic micro-organisms. We are also developing, in cooperation with the Institute, non-pathogenic micro-organisms and, based upon current products of microbe preparations, lactobacillus, bacillus, bifid bacterium baceroid, and combined with the most appropriate oligosaccharide preparations to produce living bacterium which will be applied to cure gastrointestinal tract diseases resulting from the maladjustment of flora. If successful, micro-organism preparations can be effective cure and prevention for livestock disease, and can greatly reduce the use of antibiotic and other drugs.

At the Skystar Research and Development Center in Shanghai, we have an arrangement with Shanghai Poultry Verminosis Institution that is similar to our agreement with Shaanxi Microbial Institute, although we have not entered into any written agreement with the Institution. Currently, we are undertaking the following projects at this research center:

1.	Development of new products for animal immunization by employing new technologies in micro-organism and bacterium. We expect to be placing greater resources into our research and development with the Institution of toxoid, multivalent inactivated vaccines and attenuated live vaccine, which we believe will gradually replace traditional chemical drugs and which will greatly impact the animal vaccination industry.
2.	Development of veterinary medicines for pets. We believe that markets for pet-related products, including vaccines have been experiencing growth at a rate reflective of the growth rate for the general economy in China. We believe that this niche market is being overlooked by local manufacturers. To attempt to take advantage of this opportunity, we have over 20 products of veterinary medicines for pets that are in the course of development.

In July 2005, we entered into a cooperation agreement with Shaanxi Microbial Institute pursuant to which we established our onsite research and development center to facilitate opportunities for us to develop commercially viable products based on the Institute’s research conducted at our research center. Under the cooperation agreement, we provide for the running and operation of the research center, including research equipment and materials. In exchange, we have exclusive rights to any technology derived from any research project that we solely fund. The cooperation agreement also provides for our mutual staffing of research personnel at, and joint-appointment of the director for, the research center. The Institute, however, is not obligated to us with respect to a specific amount of time or a specific project under the cooperation agreement. We have a similar arrangement with Shanghai Poultry Verminosis Institution at our Shanghai research and development center, although we have not entered into any written agreement with the Institution.

During the first quarter of 2008, Xian Tianxing contracted with Northwestern Agricultural Technology University to jointly work on an R&D project concerning the application of nano-technology in the prevention of major milk cow disease. The project reached trial stage in March 2009 and we expect to obtain veterinary permit for the new product from government sometime in 2010.

We have also worked with Northwest A&F University in Shaanxi Province and Jiangsu Institute of Microbiology in the past, and we continue to look for opportunities to collaborate with these and other research institutes in the future.

In 2008, we spent $549,236, or approximately 2.15%, of our revenue on research and development of products. For the three months ended March 31, 2009, we spent $117,352, or approximately 3.07%, of our revenue on research and development of products.

Costs and Effects of Compliance with Environmental Laws

In compliance with Chinese environmental regulations, we spent approximately $25,000 in 2008 and $5,500 for the three months ended March 31, 2009, mainly for the wastewater treatment in connection with our production facilities.

Employees

As of March 31, 2009, we have approximately 216 employees, of which 164 are full time employees. As of December 31, 2008, we had 229 employees, of which 226 worked as full time employees. None of these employees are represented by any collective bargaining agreements. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

Legal Proceedings

The following discussion discusses all known or anticipated material legal proceedings commenced by or against us. Occasionally we may be named as a party in claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings may relate to contractual rights and obligations, employment matters, or to other matters relating to our business and operations.

Other than the matter discussed below, we are not aware of any material pending legal proceedings involving us.

Andrew Chien v. Skystar Bio-Pharmaceutical Company, et. al. (US District Court, District of Connecticut, Case No. 3:2007cv00781). Andrew Chien filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Exchange Act. In or around November 2007, the defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction. Mr. Chien agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008. The amended complaint dropped Weibing Lu (who is a resident of China and was never served) as a defendant. The remaining defendants contended that the amended complaint failed to correct the deficiencies of the original complaint, and filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction. The defendants denied all claims and moved the Court to dismiss the amended complaint in its entirety in their motion to dismiss. The motion to dismiss also requested that the Court award sanctions against Mr. Chien under Federal Rule of Civil Procedure Rule 11 (“Rule 11”) and the Private Securities Litigation Reform Act (“PSLRA”). On July 17, 2008, in a decision that is now published, the Court granted defendants’ motion and subsequently dismissed the lawsuit, entering judgment on behalf of the defendants. Mr. Chien filed a Notice of Appeal of the Court's dismissal of his lawsuit, opposed by the defendants, which remains pending. Defendants were invited by Judge Kravitz to bring a post-judgment motion for sanctions pursuant to Rule 11 and the PSLRA, which they did. On February 5, 2009, Judge Kravitz issued a ruling on defendants' Motion for Sanctions. He found the action filed by Mr. Chien to have been entirely frivolous, and to have constituted a “substantial” violation of Rule 11, and imposed significant monetary sanctions on both Mr. Chien and his former attorney. As part of the basis for imposing sanctions on Mr. Chien personally, the Court specifically found that Mr. Chien had knowledge of facts directly contradicting the allegations of his complaint, as evident in internet postings he made on online message boards. Mr. Chien subsequently filed motions seeking to “re-open” this case, and to recuse Judge Kravitz, but both motions were denied.

Andrew Chien v. Skystar Bio-Pharmaceutical Company, et. al. (formerly Superior Court, State of Connecticut, Case No. NNH-CV-09-5025938-S, now U.S. District Court, District of Connecticut, Case No. 3:09-CV-00149 (MRK)). Andrew Chien, proceeding pro se, filed another lawsuit against the Company, Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in Connecticut Superior Court, alleging causes of action similar to those alleged in his federal complaint described above as well as state law causes of action. The Company contends that the new complaint is just as frivolous as Mr. Chien’s earlier federal action, which the new complaint substantially duplicates. The earlier federal action, described above, was found to be totally frivolous and dismissed in its entirety, with substantial monetary sanctions awarded by the judge against both Mr. Chien and his former attorney. A Notice of Removal to the U.S. District Court, District of Connecticut was filed in the state case on January 27, 2009, and the case has been assigned to Judge Kravitz, the same federal judge in the related federal case already dismissed, which is described below. The Company has filed a motion to dismiss this new action which remains pending. In their motion to dismiss, Defendants argue that all the claims asserted by Mr. Chien are meritless and frivolous, including among other grounds that they are time-barred, and indicate their intention to again seek sanctions against Mr. Chien under Federal Rule of Civil Procedure Rule 11 (“Rule 11”) and the Private Securities Litigation Reform Act (“PSLRA”) in the event their motion is granted. Rather than file an opposition to Defendants' motion to dismiss, Mr. Chien subsequently filed a motion seeking to amend his complaint along with a proposed First Amended Complaint (“FAC”), which the Court ultimately granted. The FAC purported to drop all eleven claims for securities fraud asserted by Mr. Chien, all of which Defendants had contended were frivolous and meritless. The Court ruled that these claims, dropped in the wake of Defendants' motion to dismiss, were all deemed dismissed with prejudice, and that no further briefing on Defendants' pending motion to dismiss the action was required. On June 8, 2009, the Court granted Defendants’ motion to dismiss this action in its entirety, and denied Mr. Chien’s motion to further amend his complaint. Defendants again intend to seek sanctions against Mr. Chien for what they contend is another frivolous lawsuit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the three months ended March 31, 2009 and 2008, and for the fiscal years ended December 31, 2008 and 2007, should be read in conjunction with the Summary Financial Information and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Exchange Rates” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US$ at various pertinent dates and for pertinent periods.

Overview

Skystar Bio-Pharmaceutical, formerly known as The Cyber Group Network Corporation (“Cyber”), was incorporated in Nevada under the name “Hollywood Entertainment Network, Inc.” on September 24, 1998. On May 23, 2000, we changed our name to “The Cyber Group Network Corporation”. On February 15, 2006, we further changed our name to “Skystar Bio-Pharmaceutical Company” to reflect our current business operations.

On November 7, 2005, we acquired Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd. (“Skystar Cayman”) and, as a result, Skystar Cayman’s variable interest entity (“VIE”) Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”) by way of the exchange of 48,000,000 shares of our Series B preferred stock for 100% of the issued and outstanding common stock of Skystar Cayman. We accounted for this share exchange transaction as a reverse acquisition and recapitalization and, as a result, our consolidated financial statements are in substance those of Skystar Cayman, with the assets and liabilities, and revenues and expenses, of Cyber being included effective from the date of the stock exchange transaction. Please see Note 1 to our consolidated financial statements included in this prospectus for further details of this stock exchange transaction.

Having no substantive operations of our own, we, through Xian Tianxing, engage in research, development, production, marketing and sales of veterinary healthcare and medical care products in China. Please see “Contractual Arrangements with Xian Tianxing and its Stockholders” above and Note 1 to our consolidated financial statements for the three months ended March 31, 2009, and for fiscal year 2008 included in this prospectus for the contractual arrangements between Skystar Cayman and Xian Tianxing and their subsequent assignment from Skystar Cayman to our indirect wholly owned subsidiary, Sida Biotechnology (Xian) Co., Ltd., in March 2008, and their impact on our consolidated financial statements.

Critical Accounting Policies

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States, we make estimates and assumptions about the effect of matters that are inherently uncertain and may change in subsequent periods. The resulting accounting estimates will, by definition, vary from the related actual results. We consider the following to be the most critical accounting policies:

•	Revenue recognition: Revenues of the Company include sales of bio-pharmaceutical and veterinary products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Sales are recorded net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.
(a)	Credit sales: Revenue is recognized when the products have been delivered to the customers.
(b)	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.
•	Accounts receivable: We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customers’ current credit worthiness, as determined by a review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

Our accounts receivable aging was as follows for the periods below:

From Date of Invoice to Customer:	March 31, 2009	December 31, 2008	December 31, 2007
0 – 30 days	$1,085,743	$1,311,692	$337,866
31 – 60 days	737,091	543,153	321,557
61 – 90 days	635,021	156,153	264,875
91 – 120 days	651,363	299,828	247,247
121 – 150 days	283,788	113,276	184,549
Total	$3,393,006	$2,424,102	$1,356,094

On average, we collect our receivables within 40 days. Since December 2005, we have collected all of our accounts receivable and have had no write offs. This is attributed to the steps that we take prior to extending credit to our customers as discussed above. If we are having difficulty collecting from a customer, we take the following steps: cease existing shipments to the customer, our sales force actively calls and goes to the customer’s site reminding the customer of their past due invoice and requesting payment, and if those methods are unsuccessful we use our outside legal counsel. If, in the future, those steps are unsuccessful, management would determine whether or not the receivable should be written off.

•	Convertible debentures and warrants: We have adopted APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, FAS 133, EITF-98-5, and EITF-00-27, for valuation and accounting treatment of our outstanding convertible debentures and warrants.
•	Liquidated damages: We have adopted SFAS No. 5, “Accounting for Contingencies” and EITF 00-19-2, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock,” in connection with the liquidated damages we accrued pursuant to the terms of our Registration Rights Agreement with certain investors dated February 27, 2007.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 is intended to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable financial statement users to better understand the effects of derivatives and hedging on an entity’s financial position, financial performance and cash flows.

The provisions of SFAS 161 are effective for interim periods and fiscal years beginning after November 15, 2008, with early adoption encouraged. SFAS 161 is effective on January 1, 2009 and the adoption of SFAS 161 did not impact the Company’s consolidated financial statements.

On June 16, 2008, the FASB issued FSP No. EITF 03-6-1 (“FSP EITF 03-6-1”), “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. FSP EITF 03-6-1 indicates that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. Effective January 1, 2009 the Company adopted FSP EITF 03-6-1. The adoption of EITF 03-6-1 did not materially impact the Company’s consolidated results of operations or consolidated financial position.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 (“EITF 07-5”), “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, “Accounting for Derivatives and Hedging Activities,” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity in the PRC. EITF 07-5 is effective on January 1, 2009 and warrants previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in US dollars, a currency other than the Company’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.

In September 2008, the FASB issued for comment revisions to SFAS No. 140 and FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities.” The changes proposed include a removal of the scope exemption from FIN 46R for QSPEs, a revision of the current risks and rewards-based FIN 46R consolidation model to a qualitative model based on control and a requirement that consolidation of VIEs be re-evaluated on an ongoing basis. Although the revised standards have not yet been finalized, these changes may have a significant impact on the Company’s consolidated financial statements as the Company may be required to deconsolidate certain assets and liabilities due to the ongoing evaluation of its primary beneficiary status. In addition, the Company may also be required to consolidate other VIEs that are not currently consolidated based an analysis under the current FIN 46R consolidation model. The proposed revisions would be effective for fiscal years that begin after November 15, 2009.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this FSP must also early adopt FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. Additionally, if an entity elects to early adopt either FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” or FSP FAS 115-2 and FAS 124-2, it must also elect to early adopt this FSP. Management is currently evaluating this new FSP but does not believe that it will have a significant impact on the determination or reporting of the financial results.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2. This FSP amends SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This FSP will replace the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this FSP does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. Also, if an entity elects to early adopt either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1, the entity also is required to early adopt this FSP. Management is currently evaluating this new FSP but does not believe that it will have a significant impact on the determination or reporting of the financial results.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Management is currently evaluating the disclosure requirements of this new FSP.

Results of Operations — Three Months ended March 31, 2009 as compared to Three Months ended March 31, 2008

The following table summarizes our results of operations for the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,
	2009		2008
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Revenues	$3,823,566	100.00%	$2,686,354	100.00%
Gross Profit	$1,877,208	49.10%	$1,388,935	51.70%
Operating Expenses	$639,442	16.72%	$490,878	18.27%
Income from Operations	$1,237,766	32.37%	$898,057	33.43%
Other Expenses (Income)	$(38,398)	(1.00)%	$128,499	4.78%
Income Tax Expenses	$211,520	5.53%	$153,207	5.70%
Net Income (Loss)	$1,064,644	27.84%	$616,351	22.94%

Revenues.  All of our revenues are derived from the sale of veterinary healthcare and medical care products in the PRC. For the three months ended March 31, 2009, we had revenues of $3,823,566 as compared to revenues of $2,686,354 for the three months ended March 31, 2008, an increase of approximately 42.33%. Our revenues consist of four product lines: veterinary medications, micro-organism, feed additives, and vaccines.

Revenues — Veterinary Medications.  Revenues from sales of our veterinary medications product line increased from $1,669,754 for the three months ended March 31, 2008 to $2,602,496 for the three months ended March 31, 2009 for an increase of $932,742 or 55.86%. $285,546 of this increase was a result of our increased utilization of our 2007 veterinary medicine facility capacity expansion of 200%. We were able to utilize this capacity expansion as our customers increased the use of products for the treatment of livestock and poultry diseases during the three months ended March 31, 2009. $647,196 of this increase was a result of sales of new products during the three months ended March 31, 2009.

Revenues — Micro-Organism.  Revenues from sales of our micro-organism product line increased from $789,655 for the three months ended March 31, 2008 to $893,293 during the three months ended March 31, 2009 for an increase of $103,638 or 13.12%. The increase of $103,638 was a result of increased customer demand for our probiotics micro-organism products and enhanced sales efforts during the three months ended March 31, 2009.

Revenues — Feed Additives.  Revenues from sales of our feed additives product line increased from $93,554 for the three months ended March 31, 2008 to $182,311 for the three months ended March 31, 2009 for an increase of $88,757 or 94.87%. The increase of $88,757 was a result of increased customer demand for our multi-enzyme feed additive products during the three months ended March 31, 2009.

Revenues — Vaccines.  Revenues from sales of our vaccines product line increased from $133,391 for the three months ended March 31, 2008 to $145,466 for the three months ended March 31, 2009 or an increase of $12,075 or 9.05%. This increase was a result of an increase in customer demand of our vaccine products during the three months ended March 31, 2009. We are presently operating at full production capacity for our vaccine product line and therefore cannot significantly increase sales until we expand our production capabilities.

Cost of Sales

Cost of Sales.  For the three months ended March 31, 2009, we had cost of sales, which consists of raw materials, direct labor, and manufacturing overhead, of $1,946,358 as compared to cost of sales of $1,297,419 the three months ended March 31, 2008, an increase of approximately 50.02% as a result of our overall sales increase of 42.33%. Our cost of sales consists of four product lines: veterinary medications, micro-organism, feed additives, and vaccines.

Cost of Sales — Veterinary Medications.  Cost of sales of our veterinary medications product line increased from $999,484 for the three months ended March 31, 2008 to $1,592,809 for the three months ended March 31, 2009, for an increase of $593,325 or approximately 59.36%. This increase was mainly due to the corresponding increase in veterinary medications sales.

Cost of Sales — Micro-Organism.  Cost of sales of our micro-organism product line increased from $235,827 for the three months ended March 31, 2008 to $260,537 for the three months ended March 31, 2009 for an increase of $24,710 or approximately 10.48%. This increase was mainly due to the corresponding increase in micro-organism sales.

Cost of Sales — Feed Additives.  Cost of sales of our feed additives product line increased from $46,713 for the three months ended March 31, 2008 to $77,439 for the three months ended March 31, 2009 for an increase of $30,726 or 65.78%. The increase was primarily due to an increase in feed additive sales during the three months ended March 31, 2009.

Cost of Sales — Vaccines.  Cost of sales of our vaccines product line increased from $15,395 for the three months ended March 31, 2008 to $15,573 for the three months ended March 31, 2009 for an increase of $178 or 1.16%. This increase was a result of an increase of vaccine product sales during the three months ended March 31, 2009. Our vaccine facility is presently running at full capacity.

Operating Expenses

	Three Months Ended March 31,
	2009		2008
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Gross Profit	$1,877,208	49.10%	$1,388,935	51.70%
Operating Expenses	$639,442	16.72%	$490,878	18.27%
Selling Expenses	$207,395	5.42%	$189,844	7.07%
General and Administrative Expenses	$314,695	8.23%	$253,735	9.45%
Research and Development Costs	$117,352	3.07%	$47,299	1.76%
Income from Operations	$1,237,766	32.37%	$898,057	33.43%

Selling Expenses.  Selling expenses, which consist of commissions, advertising and promotion expenses, freight charges, and salaries totaled $189,844 for the three months ended March 31, 2008 as compared to $207,395 for the three months ended March 31, 2009, an increase of approximately 9.24%. This increase is a result of our increased sales during the three months ended March 31, 2009.

General and Administrative Expenses.  General and administrative expenses totaled $314,695 for the three months ended March 31, 2009, as compared to $253,735 for the three months ended March 31, 2008, an increase of approximately 24.03%. General and administrative expenses are primarily legal, accounting and other professional fees that we incurred as a U.S. public company. Our general and administrative expenses were higher during the three months ended March 31, 2009 as a result of the increased costs of being a U.S. publicly traded company. We anticipate that our general and administrative expenses will increase due to the increasing costs of being a U.S. public company.

Research and Development Costs.  Research and development costs, which consist of salaries, professional fees, and technical support fees, totaled $117,352 for the three months ended March 31, 2009, as compared to $47,299 for the three months ended March 31, 2008, an increase of approximately 148.11%. This increase is primarily attributable to increased research and development activities from developing veterinary medicines and vaccines. We anticipate that our research and development costs will continue to increase as we continue to improve existing products and develop new products.

Results of Operations — Year ended December 31, 2008 as compared to year ended December 31, 2007

The following table summarizes our results of operations for the two most recent fiscal years. The table and the discussion below should be read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this prospectus.

	For the Twelve Months Ended December 31,
	2008		2007
	(In U.S. Dollars, Except for Percentages)
Revenues	$25,584,446	100.00%	$15,056,828	100.00%
Gross Profit	$12,775,550	49.9%	$8,344,463	55.4%
Operating Expense	$4,594,563	18.0%	$3,446,737	22.9%
Income from Operations	$8,180,987	32.0%	$4,897,726	32.5%
Other Expenses	$1,055,116	4.1%	$5,827,530	38.7%
Income tax expenses	$1,529,688	6.0%	$1,027,172	6.8%
Net (Loss) Income	$5,596,183	21.9%	$(1,956,976)	(13.0)%

Revenues.  All of our revenues are derived from the sales of veterinary healthcare and medical care products in China. For the year ended December 31, 2008, we had revenues of $25,584,446 as compared to revenues of $15,056,828 for the year ended December 31, 2007, an increase of approximately 69.9%. Our revenue consists of four product lines: veterinary medications, micro-organism, feed additives, and vaccines.

Revenues — Veterinary Medications.  Revenues from sales of our veterinary medications product line increased from $9,003,400 for the year ended December 31, 2007 to $17,535,757 for the year ended December 31, 2008 for an increase of $8,532,357 or 94.8%. The increase in the sale of veterinary medications was primarily responsible for the growth of overall revenue between the two years ended December 31, 2008 and 2007. $2,506,475 of this increase was a result of our increased utilization of our 2007 veterinary medicine facility capacity expansion of 200%. We were able to utilize this capacity expansion as our customers increased the use of products for the treatment of livestock and poultry diseases during the year ended December 31, 2008. $6,025,882 of this increase was a result of sales of new products during the year ended December 31, 2008.

Revenues — Micro-Organism.  Revenues from sales of our micro-organism product line increased from $4,271,139 for the year ended December 31, 2007 to $5,868,623 for the year ended December 31, 2008 for an increase of $ 1,597,484 or 37.4%. The increase of $1,597,484 was a result of increased customer demand for our new probiotics micro-organism products and enhanced sales efforts for the year ended December 31, 2008.

Revenues — Feed Additives.  Revenues from sales of our feed additives product line increased from $971,019 for the year ended December 31, 2007 to $1,189,108 for the year ended December 31, 2008 for an increase of $218,089 or 22.5%. The increase of $218,089 was a result of increased customer demand for our multi-enzyme feed additive products for the year ended December 31, 2008.

Revenues — Vaccines.  Revenues from sales of our vaccines product line increased from $811,270 for the year ended December 31, 2007 to $ 990,958 for the year ended December 31, 2008 or an increase of $179,688 or 22.1%. This increase was a result of an increase in customer demand of our vaccine products for the year ended December 31, 2008. We are presently operating at full production capacity for our vaccine product line and therefore cannot significantly increase sales until we expand our production capabilities.

Cost of Sales

Cost of Sales.  For the year ended December 31, 2008, we had cost of sales, which consists of raw materials, direct labor and manufacturing overhead, of $12,808,896 as compared to cost of sales of $6,712,365 for the year ended December 31, 2007, an increase of approximately 90.8%. Our cost of sales consists of four product lines: veterinary medications, micro-organism, feed additives, and vaccines. During the year ended December 31, 2008, we incurred higher raw material prices caused by higher shipping costs as a result of restricted railway shipments during the period of the Beijing Olympics in August 2008 and the powerful earthquake in Sichuan Province in May 2008. However, management has noticed that since September 2008, raw materials prices have steadily declined.

Cost of Sales — Veterinary Medications.  Cost of sales of our veterinary medications product line increased from $4,654,347 for the year ended December 31, 2007 to $10,389,726 for the year ended December 31, 2008, for an increase of $5,735,379 or approximately 123.2%. This increase was mainly due to the corresponding increase in veterinary medications sales. However, the gross margin for veterinary medications declined from approximately 48.3% for the year ended December 31, 2007 to approximately 40.8% for the year ended December 31, 2008 due to higher price of raw materials.

Cost of Sales — Micro-Organism.  Cost of sales of our micro-organism product line increased from $1,416,550 for the year ended December 31, 2007 to $1,781,598 for the year ended December 31, 2008 for an increase of $365,048 or approximately 25.8%. Gross margin for micro-organism products increased slightly from 66.8% for the year ended December 31, 2007 to 69.6% for the year ended December 31, 2008, as a result of improved manufacturing techniques and product sales with better margins, which offset the increase in raw material prices for the year ended December 31, 2008.

Cost of Sales — Feed Additives.  Cost of sales of our feed additives product line decreased from $549,714 for the year ended December 31, 2007 to $525,653 for the year ended December 31, 2008 for a decrease of $24,061 or 4.4%. The decrease of $24,061 was a result of certain products not being produced during the year of 2008 due to significant increases in raw material prices for those products. However, the gross margins for feed additives improved from 43.4% for the year ended December 31, 2007 to 55.8% for the year ended December 31, 2008 as a result of product sales with better margins and improved manufacturing techniques which offset the increase in raw materials prices during year ended December 31, 2008.

Cost of Sales — Vaccines.  Cost of sales of our vaccines product line increased from $91,754 for the year ended December 31, 2007 to $111,919 for the year ended December 31, 2008, for an increase of $20,165 or 22.0%. This slight increase was a result of increase in vaccine product sales for which the Company is presently running at full capacity.

Operating Expenses

	Years Ended December 31,
	2008		2007
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Gross Profit	$12,775,550	49.9%	$8,344,463	55.4%
Operating Expenses	$4,594,563	18.0%	$3,446,737	22.9%
Selling Expenses	$1,381,807	5.4%	$739,422	4.9%
General and Administrative Expenses	$2,663,520	10.4%	$2,438,995	16.2%
Research and Development Costs	$549,236	2.1%	$268,320	1.8%
Income from Operations	$8,180,987	32.0%	$4,897,726	32.5%

Selling Expenses.  Selling expenses, which consist of commissions, advertising and promotion expenses, freight charges, and salaries, totaled $1,381,807 for the year ended December 31, 2008 as compared to $739,422 for the year ended December 31, 2007, an increase of approximately 86.9%. This increase is primarily attributable to our expanding sales team and activities, which are, in turn, reflected in our increased sales. We believe that our selling expenses will continue to increase as our sales continue to grow.

General and Administrative Expenses.  General and administrative expenses totaled $2,663,520 for the year ended December 31, 2008, as compared to $2,438,995 for the year ended December 31, 2007, an increase of approximately 9.2%. General and administrative expenses are primarily legal, accounting and other professional fees that we incurred as a U.S. public company. More professional expenses were incurred in 2008 as a result of increased compliance costs for activities that we undertook during the year. We anticipate, however, that our general and administrative expenses will increase due to the increasing costs of being a U.S. public company.

Research and Development Costs.  Research and development costs, which consist of salaries, professional fees, and technical support fees, totaled $549,236 for the year ended December 31, 2008, as compared to $268,320 for the year ended December 31, 2007, an increase of approximately 104.7%. This increase is primarily attributable to increased research activities with certain outside experts and institutions with whom we cooperate on research and development of both existing and new products. We anticipate that our research and development costs will continue to increase as we continue to improve existing products and develop new products.

Liquidity

Three Month Period Ended March 31, 2009

For the three months ended March 31, 2009, the cash provided by operating activities was $133,395 compared to cash used of $1,035,518 for the same period in 2008. This increase is attributable to the increase in net income of $448,293 from $616,351 for the three months ended March 31, 2008 to $1,064,644 for the three months ended March 31, 2009, as a result of increased sales of our veterinary medicines and micro-organism products. For the three months ended March 31, 2009, net cash provided by operating activities other than net income was mainly due to a decrease of $2,551,310 in deposits and prepaid expenses and an increase of $900,427 in taxes payable. However, this increase was offset by an increase of $2,888,742 in inventories, an increase of $994,017 in accounts receivable, and a decrease in accrued expenses of $382,703, which collectively decreased cash provided by operating activities by $813,725 for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008. Our accounts receivable increased by $994,017 as a result of extending credit for selected direct customers and distributors as well as increased revenue. For the three months ended March 31, 2009, inventories increased by $2,888,742 as a result of the Company liquidating its deposits and prepaid expenses related to inventory by $2,551,310. We are carrying additional raw materials inventory to produce finished goods in the upcoming quarters. Taxes payable increased from $212,661 as of December 31, 2008 to $1,112,737 as of March 31, 2009 for an increase of $900,427 as a result of the enterprise income taxes, value added taxes and other miscellaneous taxes that were unpaid at March 31, 2009. For the three months ended March 31, 2008, the decrease in cash used in operating activities was a result of (a) bulk purchases of certain raw materials for anticipated production of both existing and new products in the second and third quarter of fiscal 2008, and (b) increased prepayments to certain suppliers to ensure low purchase price of certain raw materials.

We used $714,270 in investing activities for the three months ended March 31, 2009, as compared to generating $473,967 in investing activities for the three months ended March 31, 2008. The net cash used in investing activities for the three months ended March 31, 2009 was a result of $242,507 in payments made to construction in progress, $366,275 of non-interest bearing loans made to third parties, and property, plant and equipment purchase of $73,255, as compared to $521,796 collected of a non-interest bearing loan to a third party offset with $47,829 used in property, plant and equipment purchase during the three months ended March 31, 2008.

Cash provided by financing activities was $126,877 for the three months ended March 31, 2009 as compared to $160,533 generated for the three months ended March 31, 2008. For the three months ended March 31, 2009, we had proceeds from a short term loan of $219,765 that was offset by repayments of short term loans from shareholders of $175,812. For the three months ended March 31, 2008 we generated $561,346 from shareholder loans and short term loans which was offset by the repayment of advances from shareholders and directors of $357,829. These loans are further discussed in detail in Note 13 and Note 20, respectively, of the footnotes accompanying the consolidated financial statements.

As of March 31, 2009, we had cash of $203,675. Our total current assets were $13,076,457, and our total current liabilities were $4,600,675, which resulted in a net working capital of $8,475,782. Management believes that we have the ability to meet cash requirements for our operations in order to continue as a going concern, including sufficient cash flows to meet our obligations on a timely basis in the foreseeable future, provided that we can continue to maintain profitable operations and our net working capital remains liquid.

Year Ended December 31, 2008

For the years ended December 31, 2008 and 2007, cash provided by operating activities were $3,700,428 and $943,145, respectively. This increase is primarily attributable to the increase in net income (excluding the non-cash adjustments listed on the consolidated statements of cash flow) of $2,741,656, from $4,864,481 for the year ended December 31, 2007 to $7,606,137 for the year ended December 31, 2008, as a result of increased sales of our veterinary medicines and micro-organism products. For the year ended December 31, 2008, net cash provided by operating activities other than net income was mainly due to an increase of $404,642 in accounts payable primarily as a result of increased inventory levels resulting from our veterinary medicine facility expansion, an increase of $946,801 in accrued expenses resulting from our expanded operations base and increases of $352,012 in deposits received from customers during 2008 as we try to secure payments from customers in advance whenever possible. However, this increase was offset by an increase of $674,486 in inventories to meet our anticipated sales for the upcoming periods, an increase of $1,068,391 in accounts receivable resulting from increased sales during the year ended December 31, 2008 as well as extending terms to our selected customers and distributors, a $3,647,834 increase in deposits and prepaid expenses towards future purchases of raw materials to take advantage of favorable pricing and ensure the availability of certain raw materials, and a $389,081 decrease in taxes payable as a result of additional payments during the year, which collectively increased cash provided by operating activities by $2,757,283 for the year ended December 31, 2008 compared to the prior year.

We used $5,076,346 in investing activities for the year ended December 31, 2008, as compared to using $2,232,683 in investing activities for the year ended December 31, 2007. The net cash used in investing activities for the year ended December 31, 2008 was a result of $1,606,280 in payments and $1,729,079 in prepayments made to construction in progress towards our existing facility expansion undertakings, and $2,666,775 of deposit paid for potential acquisitions targets as further described in Note 11 to the financial statements, and offset by the refund of prior prepayments of $562,185, as compared to $383,322 in payments made to construction-in-progress towards our facility expansion undertakings, $658,350 of intangible assets purchased to distribute a particular medicine and a $1,171,863 long-term deposit made for construction-in-progress towards our facility expansion undertakings and potential acquisitions for the year ended December 31, 2007.

Cash provided by financing activities was $1,136,127 for the year ended December 31, 2008 as compared to $1,839,352 generated for the year ended December 31, 2007. We raised $3,737,250 from sales of our convertible debentures in the year ended December 31, 2007, but did not undertake similar financing in the year ended December 31, 2008. For the year ended December 31 2008, we had proceeds from shareholder loans and one-year short term bank loans which amounted to $1,037,880. These loans are further discussed in detail in Note 13 and Note 20, respectively, of the footnotes accompanying the consolidated financial statements.

As of December 31, 2008, we had cash of $576,409. Our total current assets were $11,778,573, and our total current liabilities were $4,134,999, which resulted in a net working capital of $7,643,574. Management believes that we have the ability to meet cash requirements for our operations in order to continue as a going concern, including sufficient cash flows to meet our obligations on a timely basis in the foreseeable future, provided that we can continue to maintain profitable operations and our net working capital remains liquid.

Capital Resources

During the three months ended March 31, 2009 we borrowed $219,765 on a short term basis and repaid the bank $175,812. During April 2009, we collected $2,710,250 as a result of the full return of deposits that we previously made for potential acquisitions. However, if we were to acquire another business or further expand our operations, we will need additional capital.

Plan of Operations

Over the next 12 months, we plan to continue to market and sell our current products and to develop new products.

In 2003, we received approval from the State Council of China to expand our production facilities and construct a new GMP standard plant. We have invested $10,501,000 (RMB 82,000,000) into this project, which is our Huxian plant, including approximately $9,700,000 for the facilities and $800,000 for working capital. The construction work commenced in 2005, and we completed the veterinary medicine facility and the building that houses quality control, research and development and administration during 2007, both of which are fully operational. The remaining facilities of the Huxian plant are expected to be completed by the latter part of 2009, depending upon the Company’s ability to raise additional capital. We anticipate that the new factory will generate sufficient cash flows; thus, management has concluded that there is no impairment loss on the construction in progress.

Product Research and Development

We believe that Xian Tianxing will be developing several new products including animal immunization products, non-pathogenic micro-organisms for the cure and prevention of livestock disease, complex enzyme preparations as animal feed additives, and several new veterinary medicine products within the next 12 months.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
R&D Project Obligation	$253,017	$253,017	$—	$—	$—
Operating Lease Obligations	321,534	44,415	118,438	71,647	87,034
Total	$574,551	$297,432	$118,438	$71,647	$87,034

During the first quarter of 2008, Xian Tianxing entered into an agreement with Northwestern Agricultural Technology University to jointly work on a research and development project regarding the application of nano-technology in the prevention of a major milk cow disease. The total projected budget for this project is approximately $574,000 (RMB 4 million), which we would pay in installments as the stages of the project are completed. We expect this project to be completed in one year. The research and development expense for this project during 2008 was approximately $43,245 (RMB 0.3 million), and as of March 31, 2009, we also made $73,255 (RMB 500,000) of prepayment for purchase of specific raw materials for the project. We anticipate that the remaining $179,762 (RMB 1,226,961) will be spent during 2009.

Off-Balance Sheet Arrangements

We do not have any outstanding financial guarantees or commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Exchange Rates

Xian Tianxing maintains its books and records in Renminbi (“RMB”), the lawful currency of China. In general, for consolidation purposes, we translate Xian Tianxing’s assets and liabilities into US$ using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of Xian Tianxing’s financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the consolidated financial statements or otherwise stated in this MD&A were as follows:

	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2007
Assets and liabilities	USD0.1465: RMB1	USD0.1467: RMB1	USD0.1428: RMB1	$ US0.1371: RMB1
Statements of operations and cash flows for the period/year ended	USD0.14651: RMB1	USD0.14415: RMB1	USD0.13977: RMB1	$ US0.13167: RMB1

No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Related Party Transactions

For a description of our related party transactions see the section of this prospectus entitled “Certain Relationships and Related Transactions.”

DESCRIPTION OF PROPERTY

The Company’s administrative headquarters is currently located in approximately 3,700 square feet of office space at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China. This property belongs to Mr. Weibing Lu, director and chief executive officer of the Company. This property was provided free for the use of the Company’s administrative division in 2006 and 2005. In January 2007, we entered into a 5-year lease agreement with Mr. Lu for the premises on terms of RMB 165,600 (approximately $24,000) per year.

Shanghai Siqiang, wholly owned subsidiary of Xian Tianxing, leases its office and facility space in Shanghai from Mr. Lu pursuant to a 10-year lease agreement entered into in August 2007 on terms of RMB 144,000 (approximately $21,000) per year.

Production Facilities

Currently, Xian Tianxing has two manufacturing sites that are located in Xi’an city, Shaanxi Province, China. One site is located in the town of at Sanqiao and the other site in the town of Huxian.

The Sanqiao Plant

Xian Tianxing entered into a tenancy agreement for the lease of factory premises underlying its Sanqiao plant for a period of ten years from October 1, 2004 to September 30, 2014. The annual rent for the factory premises is $13,503 (RMB94,600) and is also subject to a 10% increase every four subsequent years. The Company’s production facilities are currently described as follows:

(1)	Micro-Organism Plant. This production plant is run in cooperation with experts from Japan Kato Microbiology Institute, Microbiology Institute of Shaanxi Province and Northwest Agro-Forestry Sci-tech University. This facility was expanded in 2007 from approximately 16,100 square feet to approximately 21, 500 square feet in accordance with Chinese national Good Manufacturing Practice (“GMP”) standards, and has been issued production permit and certain product approval numbers by the Chinese Ministry of Agriculture.
(2)	Feed Additive Plant. This production facility occupies an area of approximately 10,700 square feet.

The Huxian Plant

In 2003, Xian Tianxing received approval from the State Council of China to expand its production facilities and construct a new GMP standard plant. In connection with the approval, Xian Tianxing acquired a long-term land use right for the land now underlying its Huxian plant. The Company's total investment in this project thus far is estimated at RMB 82,000,000 ($10,501,000). Because Xian Tianxing has been accredited as a high-tech enterprise, its Huxian plant has the full support of both the Shaanxi provincial government and the Xi’an municipal government.

Construction of the Huxian plant commenced in late 2004 and parts of the plant has been fully operational since the end of the second quarter of 2007. Remaining construction work is expected to be completed in the fourth quarter of 2009. When fully completed, the Huxian plant will occupy approximately 7.7 acres and have a total area of approximately 151,700 square feet. The table below lists the primary facilities at the plant and their status as of March 31, 2009:

Description	Approximate Size	Status
GMP standard veterinary medicine facility	45,200 square feet	Completed
Quality control, research and development, and administration building	36,600 square feet	Completed
GMP standard bio-pharmaceutical facility with three production lines for active bacteria, inactivated vaccines, and coccidiosis vaccines	59,201 square feet	Completion expected in the fourth quarter of 2009
Animal laboratory complying with Animal Bio-safety Level 2 (ABSL-2) requirements	10,700 square feet	Completion expected in the fourth quarter of 2009

We believe that the general physical condition of the plants and production facilities of the company can completely satisfy our current production orders of the company in terms of quantity and production quality.

We believe that these facilities after construction is completed will be able to meet our operational needs for three to five years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Receivables and Payables

Set forth below are the related party receivables and payables between us and our officers and/or directors, and between Xian Tianxing and its stockholders, officers and/or directors, as of the date set forth on the table.

	March 31, 2009	December 31, 2008	December 31, 2007
	(Unaudited)
Short term loans from shareholders:
Mr. Weibing Lu(1)(2)	43,950	$220,050	$—
Mr. Wei Wen(2)	43,950	44,010	—
Ms. Aixia Wang(2)	43,950	44,010	—
Total	$131,850	$308,070	$—
Amount due to a related party:
Mr. Weibing Lu(3)	$—	$—	$59,462
Shares to be issued to a related party:
Mr. Scott Cramer(4)	$95,204	$95,204	$—
Amount due to related parties:
Mr. Bennet P. Tchaikovsky(5)	$13,168	$13,168	$—
Mr. Scott Cramer(5)	224,684	224,684	30,245
Mr. Weibing Lu(6)	42,098	—	—
Ms. Aixia Wang(7)	—	—	1,371
Shaanxi Xingji Electronics Co.(7)	45,388	4,373	32,817
TianXing Digital – owned by a director(7)	—	—	17,137
Total	$325,338	$242,225	81,570

(1)	In 2008, Mr. Lu obtained an unsecured personal loan from Huaxia Bank’s Xi’an Branch with annual interest rate of 7.47% and advanced $176,040 in cash to Xian Tianxing to facilitate operations. Xian Tianxing guaranteed the loan. The loan principal and related interest was due on December 30, 2008. On January 4, 2009, Xian Tianxing paid the full principal amount to the bank, with related interest of $15,741.
(2)	On May 29, 2008, Mr. Lu, Mr. Wen and Ms. Wang obtained personal loans from Yanta Credit Union’s East Xiaozai Road Branch and advanced cash to Xian Tianxing in the total amount of $132,030 to facilitate operations. The loans were due on May 29, 2009 with 8.436% interest per annum and are guaranteed by Xian Tianxing. As of March 31, 2009, Xian Tianxing had paid interest of $2,882 for the loans of these three shareholders. These loans were repaid in full by May 29, 2009.
(3)	As of December 31, 2007, the Company had a receivable from Mr. Lu, comprised of cash advances to Mr. Lu to facilitate Xian Tianxing’s operations and for the reimbursement of expenses paid, or to be paid, by Mr. Lu on behalf of Xian Tianxing. These amounts were non-interest bearing, unsecured, and due on demand.
(4)	As of March 31, 2009 and December 31, 2008, the Company had a $95,204 balance (representing 11,000 common shares) under agreement to issue shares to Mr. Cramer as compensation for being a representative of the Company in the United States for the period from May 2008 to December 2008.
(5)	As of March 31, 2009, and December 31, 2008, the Company had payable to Mr. Cramer and Mr. Tchaikovsky for expenses paid by them on behalf of the Company. As of December 31, 2007, the Company also had payable to Mr. Cramer for expenses paid by him on behalf of the Company.
(6)	As of March 31, 2009, the Company had payable to Mr. Lu for advance from Mr. Lu for short-term financing purpose.

(7)	Shaanxi Xinji Electronics Co., Ltd. and Tianxing Digital Co., Ltd. are owned by the wife of Mr. Lu. The amounts due to Shaanxi Xinji Electronics as of March 31, 2009 and December 31, 2008 and 2007 were short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand.

Our Officers and Directors’ Relationship with Us, Our Subsidiaries and VIE

Mr. Weibing Lu, our Chairman and Chief Executive Officer, is a Director of Upform Group Limited, a British Virgin Islands company which owns approximately 25.12% of Skystar’s issued and outstanding common stock. Mr. Bennet P. Tchaikovsky, our Chief Financial Officer, owns approximately 0.28% of Skystar’s issued and outstanding common stock. Mr. Wei Wen, who is one of our directors, is Director of Clever Mind International Limited, a British Virgin Islands company which owns approximately 1.11% of Skystar’s issued and outstanding common stock. Mr. Scott Cramer, who is also one of our directors, owns and/or controls approximately 4.18% of Skystar’s issued and outstanding common stock. Mr. Lu and Mr. Wen are both Directors of Skystar Cayman, our wholly owned subsidiary.

Mr. Cramer is Director of Fortunate Time, wholly owned subsidiary of Skystar Cayman.

The management of Sida, the wholly owned subsidiary of Fortunate Time, includes Mr. Wen as General Manager.

The management of Xian Tianxing, which we control through contractual arrangements between Sida and Xian Tianxing, includes Mr. Lu as Chairman and Chief Executive Officer and Mr. Wen as Vice-General Manager and Director. As of the date of this prospectus, Mr. Lu also owns approximately 41%, and Mr. Wen approximately 5%, of the issued and outstanding stock of Xian Tianxing.

Mr. Wen is the General Manager of Shanghai Siqiang, wholly owned subsidiary of Xian Tianxing.

Other Related Party Transactions

On January 1, 2007, we entered into a 5-year lease agreement with Mr. Weibing Lu, our chief executive officer, to lease the premises at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China, which belongs to Mr. Lu and which has been serving as our headquarters. The annual rent under the lease agreement is RMB 165,600 (approximately $24,000). Mr. Lu previously provided the premises rent-free, in 2005 and 2006, for the use of our administrative division.

On June 17, 2007, Shanghai Siqiang, wholly owned subsidiary of Xian Tianxing, entered into a 10-year lease agreement with Mr. Lu to lease the premises at 1715 Zhongchu Road, Building F, Unit 1001, Shanghai, China, which belongs to Mr. Lu. The annual rent under the lease agreement is RMB 144,000 (approximately $21,000).

Conflicts of interests between the duties of our officers and directors who are also management members of Xian Tianxing to our company and Xian Tianxing may arise. As our directors and/or executive officer (in the case of Mr. Lu), they have a duty of loyalty and care to us under U.S. and Cayman Islands law when there are any potential conflicts of interests between our company and Xian Tianxing. We cannot assure you, however, that when conflicts of interest arise, these individuals will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, they could violate their legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and them, we would have to rely on legal proceedings, which could result in the disruption of our business.

Other than the above transactions, neither we nor our subsidiaries have entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. We are not a subsidiary of any company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on June 26, 2009, our common stock, par value $0.001 per share, is traded on the NASDAQ Capital Market under the symbol “SKBI”. Our common stock was previously traded on the OTC Bulletin Board under the symbol “SKBO.OB”. The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTC Bulletin Board, giving effect to the 10-for-1 reverse stock split effected on May 12, 2009. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High Bid	Low Bid
June 30, 2009*	$22.49	$1.25
March 31, 2009	$10.10	$2.50
December 31, 2008	$10.10	$4.00
September 30, 2008	$11.00	$5.00
June 30, 2008	$11.50	$10.10
March 31, 2008	$14.00	$9.80
December 31, 2007	$18.50	$10.50
September 30, 2007	$18.50	$10.50
June 30, 2007	$16.90	$10.40
March 31, 2007	$18.40	$13.00

*	Reflect prices quoted on the OTC Bulletin Board through June 25, 2009, and quoted on the NASDAQ Capital Market from June 26, 2009 through June 30, 2009.

Holders

As of June 30, 2009, there were approximately 428 stockholders of record of our common stock and there was one stockholder of record of our preferred stock.

DIVIDEND POLICY

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

DESCRIPTION OF SECURITIES

Skystar is presently authorized under its Articles of Incorporation, as amended, to issue 20,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share.

The following is a description of Skystar’s capital stock, including their material terms and provisions and as such terms and provisions are applied to our Articles of Incorporation, as amended, By-laws, and the applicable corporate laws of the State of Nevada.

Common Stock

At June 30, 2009, Skystar had 1,869,297 shares of common stock issued and outstanding. The holders of Skystar’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

On February 15, 2006, we effected a 397-for-1 reverse stock split of the outstanding shares of our common stock. As a result, the total number of outstanding shares of Skystar’s common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding, not taking into account the 10-for-1 reverse stock split effected on May 12, 2009. Concurrently we affected a decrease in the number of shares of authorized common stock which reduced the total number of authorized common shares from 500,000,000 to 50,000,000.

On May 23, 2008, we filed a preliminary proxy statement on Schedule PRE14A with the SEC to seek stockholder approval at a special meeting of our stockholders for an amendment of our articles of incorporation to increase the number of authorized shares of our common stock from 50,000,000 shares to 200,000,000 shares (the “Amendment”). At the meeting, a majority of the stockholders present in person or by proxy constituting a quorum approved the Amendment. Accordingly, on July 11, 2008, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, thereby effecting the Amendment and increasing the number of authorized shares of our common stock from 50,000,000 to 200,000,000.

On May 12, 2009, we effected a 10-for-1 reverse stock split and concurrently reduced the number of authorized shares of common stock from 200,000,000 to 20,000,000. Under Section 78.2055 of the Nevada Revised Statues (“NRS”), to decrease the numbers of issued and outstanding shares of a class or series of a corporation's capital stock requires the approval of stockholders holding a majority of the voting power of the affected class or series, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the affected class or series. However, under NRS Section 78.207, a corporation may change the number of shares of a class of its authorized stock by increasing or decreasing the number of authorized shares of the class and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class held by each stockholder of record by a resolution adopted by the board of directors without obtaining the approval of the stockholders. Accordingly, we effected the 10-for-1 reverse stock split without the approval of our stockholders by concurrently effecting a corresponding reduction in the number of shares of our authorized common stock pursuant to NRS Section 78.207.

All disclosures regarding common stock in this registration statement have taken into account these reverse stock splits unless otherwise stated.

Preferred Stock

We are currently authorized to issue 50,000,000 shares of preferred stock. As of June 25, 2009, we have voided our previously issued and invalid series “A” preferred stock and have authorized the issuance of 48,000,000 shares of series “B” preferred stock. There is currently no issued or outstanding series “B” preferred stock.

The Board of Directors is authorized, subject to any limitation prescribed by the laws of the State of Nevada, but without further action by our stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company. The terms of the preferred stock are not defined in our Articles of Incorporation.

Series “A” Preferred Stock

In 2001, 2,000,000 series “A” shares were issued to GMI Investment Corp., a corporation wholly owned by our then chief executive officer, purportedly for services rendered. Under NRS Section 78.195, “the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations of each class or series of stock must be described in the articles of incorporation or the resolution of the board of directors before the issuance of shares of that class or series.” The board resolution authorizing the issuance of the 2,000,000 series “A” preferred shares simply states that “the preferred stock carries a super voting power of five” without any additional terms. Under NRS Section 78.1955, however, when the terms of a class or series of stock are established by board resolution (such as the series “A” preferred stock), then a certificate of designation setting forth the terms of that class or series of stock must be filed with the Secretary of State of the State of Nevada prior to issuance. Because no certificate of designation was filed prior to the issuance of the 2,000,000 series “A” preferred shares, our Board of Directors has concluded that none of these shares are valid under Nevada corporate law. As such, on June 25, 2009, our Board of Directors has adopted resolutions to void the issuance of these shares, as well as to bar any re-issuance or authorization of the series “A” preferred stock unless such matter is submitted to a vote of our shareholders and approved by a disinterested vote of a majority of each class of our outstanding stock.

Notwithstanding our position on this matter, our then chief executive officer may potentially assert claims against us or the directors who authorized the issuance, in law or equity, for the proper issuance or reissuance of those shares. In a lawsuit, he may assert any number of legal or equitable theories in a forum with proper jurisdiction over the matter, but the substance would likely rest on whether he is entitled to the shares or, alternatively, whether he should be entitled to some form of damage payment for the services that he purportedly rendered to our company.

The eventual development, outcome and cost of legal proceedings are by their nature uncertain and subject to many factors, including but not limited to, the discovery of facts not presently known to us or determinations by judges, juries or other finders of fact which do not accord with our evaluation of the merits or facts of the case. As a result, we can provide no assurance that we will succeed against any such challenge or as to the results if it were ever made. (See section entitled “Risk Factors”.)

Series “B” Preferred Stock

Under its certificate of designation, the series “B” preferred stock had the following rights prior to the conversion described below: (1) each series “B” preferred share shall have the number of votes equal to the number of shares of common stock into which the series B preferred share may convert; (2) the holders of series “B” preferred shares shall be entitled to vote with the holders of common stock as a single class on any matter which holders of common stock have the right to vote, except that for as long as any series “B” preferred share remains outstanding, the vote or written consent of the holders of at least a majority in interest of the outstanding Series “B” preferred shares voting as a separate class shall be necessary to amend, alter or repeal any provision of the Company’s articles of incorporation or any other corporate action that requires shareholder vote or consent, including but not limited to corporate action that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the series “B” preferred shares so as to affect them adversely; and (3) for so long as any series “B” preferred share remains outstanding, the authorized number of the Company’s board of directors shall consist of 6 members, and the holders of series “B” preferred shares, voting together as a separate class, shall be entitled to elect 4 members, and the holders of common stock voting together as a separate class shall be entitled to elect 2 members.

Additionally, per the conversion rights set forth in its certificate of designation, all of the series “B” preferred shares would automatically convert into 89.5% of the total issued and outstanding shares of the Company’s common stock upon the effective date of the filing of an amendment to the Company’s articles of incorporation that would create sufficient authorized shares of common stock to permit full conversion of all 48,000,000 series “B” preferred shares. The amendment to the Company’s articles of incorporation was filed with the Nevada Secretary of State on February 13, 2006 and effected on February 15, 2006, and concurrently, the 48,000,000 series “B” preferred shares were converted into 10,745,548 shares of the Company’s common stock. No series “B” preferred shares are issued and outstanding, and we have no plan to issue any such shares in the near term.

Convertible Debentures

On February 28, 2007, we sold to certain investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, in a private placement pursuant to Regulation D under the Securities Act.

The convertible debentures bear interest at 8% per year and are convertible into shares of our common stock at an original conversion price of $10.00 per share, taking into account the 10-for-1 reverse stock split effected on May 12, 2009. The conversion price may also be adjusted for customary adjustment events such as any stock dividend, stock split, reverse stock split or other similar transaction. The conversion price was reduced to $8.50 per share and $8.00 per share, respectively, as described below.

Starting with the third month after the closing, we began paying on a monthly basis, 4.77% of the principal of the convertible debenture, and all accrued interest which, at our option, could have been paid either in cash or, subject to the conditions noted below, shares of our common stock. If we were to pay in cash, we must also pay a 15% premium to the monthly principal repayment amount during the first 12 months of the convertible debentures, and a 25% premium thereafter.

We could have paid the monthly principal repayment amount with common stock, if certain equity conditions were met, which include, among other things, the effectiveness of a registration statement covering the resale of the shares issuable upon conversion of the convertible debentures. Had we elected to pay interest and principal with common stock, it would have been based on the lower of (i) a 30% discount to the volume weighted average price for the immediately preceding five consecutive trading days and (ii) the fixed conversion price in effect on such principal payment date.

In addition, provided certain conditions were met, we could have repaid all or any part of the amounts outstanding on the convertible debentures by giving advance notice of between 20 and 40 trading days and paying an amount equal to a specified percentage of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. That percentage is 150% through February 28, 2008 and 120% thereafter. The conditions to our giving this notice and making such payment are: (i) the registration statement covering the shares issuable on conversion of the convertible debentures was effective, (ii) we were not in default (without regard to the giving of notice or the expiration of any grace periods) of any of our obligations to the holders of the convertible debentures, and (iii) the shares issuable on conversion of the convertible debentures were eligible for trading on certain specified markets. The holders of the convertible debentures would continue to have the right to convert their convertible debentures prior to the actual prepayment.

We could have required the conversion of the convertible debentures provided that (a) certain equity conditions were met, which include, among other things, the effectiveness of the registration statement and (b) for the 20 consecutive trading days prior to such election the daily closing sale price exceeded $27.50 (as appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction) and the daily trading volume equaled or exceeded 45,000 shares of common stock. This right was available only if, on the date on which we gave notice of mandatory conversion and on each trading day thereafter through and including the date of mandatory conversion specified in the original notice from us, (x) the registration statement was effective, (y) there was no event of default under the convertible debentures or other event which, without regard to any grace or cure periods, could have been declared to be an event of default under the convertible debentures, and (z) the shares issuable on conversion of the convertible debentures were eligible for trading on certain specified markets.

The holders of the convertible debentures had the right at any time to convert all or any part of the outstanding principal amount of the convertible debentures and any accrued and unpaid interest into our common stock at the then effective conversion price. The minimum principal amount of each such voluntary conversion was $25,000 or, if the outstanding principal amount of a convertible debenture was less than $25,000, the outstanding principal balance of such convertible debenture. However, absent certain exceptions as set forth in the convertible debentures, no common stock would be issued to any holder under any provision of the class A convertible debentures which would result in the holder being the beneficial owner of more than 4.99% of our issued and outstanding common stock after giving effect to such issuance of common stock, on the applicable conversion date, with beneficial ownership being determined by reference to Rule 13d-3 under the Exchange Act. This provision only appeared in the class A convertible debentures and was absent in the class B convertible debentures.

The holders of the convertible debentures could have required us to redeem any or all of the outstanding convertible debentures upon the occurrence of any one or more of the following events of default: (i) our failure to pay principal and interest when due (subject to a 5 trading day grace period), (ii) the material breach of any of the representations or warranties made in the agreement pursuant to which the convertible debentures were sold, (iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if such failure continues for ten trading days after notice thereof, (iv) our failure to observe any undertaking contained in the convertible debentures or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, or (vii) the suspension of our common stock from trading on the OTC Bulletin Board if such suspension continues for fifteen consecutive trading days. The redemption amount would have been equal to (i) (x) the principal and accrued interest of the convertible debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our common stock from the date of the redemption notice through the payment date.

On June 1, 2007, we filed with the SEC a registration statement on Form SB-2 registering the resale of the common stock into which the convertible debentures are convertible and certain other shares of our common stock, which was declared effective by the SEC on September 25, 2007. Our failure to meet certain registration filing deadlines, however, resulted in our incurring liquidated damages of 2% of the aggregate purchase price of the convertible debentures and warrants per month, prorated for partial periods. We calculated the accrual amount on the liquidated damages to be $81,500 per 30-day period.

On or about December 6, 2007, we entered into an Amendment, Exchange and Waiver Agreement, dated as of November 9, 2007, with certain of the investors of the February 2007 financing, which we refer to as the “Amendment Agreement.” These investors who participated in the Amendment Agreement are hereinafter referred to collectively as “Participating Purchasers”.

The Amendment Agreement was entered into by and between the Company and the Participating Purchasers as a result of an offer that we made to all of the investors. The Amendment Agreement amended the terms of the convertible debentures held by the Participating Purchasers by: (a) changing the conversion price of their convertible debentures from $10.00 per share to $8.50 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion.

Additionally, the Amendment Agreement was deemed: (a) our notice to require conversion of the entire outstanding principal of the convertible debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice to us to exercise all of their unexercised warrants on a cashless basis. The date of the conversion and the exercise was November 9, 2007, the effective date of the Amendment Agreement. Thus, pursuant to our conversion notice, we issued, taking into account the 10-for-1 reverse stock split effected on May 12, 2009, 307,612 shares of our common stock to the Participating Purchasers. These shares were issued to the Participating Purchasers in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in Section 4(2) of the Securities Act.

Additionally, 115,695 of these shares had already been registered for resale pursuant to our registration statement on Form SB-2 that was declared effective by the SEC on September 25, 2007. Pursuant to the Participating Purchasers’ exercise notice, we issued an aggregate of 95,819 shares of our common stock to the Participating Purchasers, in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act. None of these shares have been registered.

Lastly, the Amendment Agreement amended the Registration Rights Agreement by waiving all outstanding Registration Damages due to all of the investors. In accordance with the terms of the Registration Rights Agreement, because the outstanding principal amounts of the convertible debentures held by the Participating Purchasers, as of the effective date of the Amendment Agreement, constituted more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding convertible debentures held by all of the investors on that date, this amendment to the Registration Rights Agreement applied to all of the investors, including those who are not parties to the Amendment Agreement.

On or about March 31, 2008, we entered into an Amendment and Waiver Agreement (the “March 2008 Amendment Agreement”) with two institutional and accredited investors who acquired two of our convertible debentures in a private transaction from their original holders. The March 2008 Amendment Agreement amended the terms of the convertible debentures held by the Participating Purchasers by: (a) changing the conversion price of their convertible debentures from $10.00 per share to $8.00 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion. Additionally, the March 2008 Amendment Agreement was deemed the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of these two convertible debentures and all accrued but unpaid interest thereto. Lastly, the Agreement was deemed a waiver of any claim for default under the terms of the Securities Purchase Agreement, the Debentures and a certain Registration Rights Agreement entered into in connection with the Securities Purchase Agreement.

The transaction contemplated by the March 2008 Amendment Agreement closed on April 21, 2008, upon the issuance of shares of our restricted common stock to these investors pursuant to the terms of the March 2008 Amendment Agreement. Accordingly, taking into account of the 10-for-1 reverse stock split effected on May 12, 2009, we issued an aggregate of 122,751 shares of our common stock to these investors in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

As of the date of this prospectus, all of the convertible debentures have been converted into shares of our common stock.

Warrants

Class A and B Warrants

We issued to the convertible debenture investors our Class A and B warrants to purchase shares of our common stock. The warrants entitled each investor to purchase a number of shares of common stock equal to 100% of the number of shares of common stock that would be issuable upon conversion of the convertible debenture purchased by such investor in the transaction. The warrants have an initial exercise price of $12.00 per share (taking into account of the 10-for-1 reverse stock split effected on May 12, 2009) and are exercisable through the last day of the calendar month in which the third anniversary of the effective date of the resale registration statement occurs. We also issued to the placement agent and its designees warrants to purchase an aggregate of 57,050 shares of common stock with an exercise price of $10.00 per share (taking into account of the 10-for-1 reverse stock split effected on May 12, 2009) and have an expiration date of February 28, 2012.

The warrant strike price may be adjusted downward if we issue more shares of common stock or securities convertible into common stock for capital raising activities at less than the exercise price; the exercise price is to be adjusted to the consideration received or receivable by us for each share of common stock issued or issuable. The exercise price is also subject to adjustment for other customary adjustment events such as any stock dividend, stock split, reverse stock split or other similar transaction.

The warrant holders are also entitled to exercise their warrants on a cashless basis at certain times. The cashless exercise provision will also automatically apply if, on the expiration date of the warrants, the average closing bid price for the three immediately preceding trading days is above the exercise price. If the holder elects the cashless exercise option or if the automatic provision applies, the holder will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the average closing bid price of our common stock on the three trading days immediately before the warrant exercise. That average closing price is multiplied by the full number of shares for which the warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the average closing bid price referred to above.

The two classes of warrants are substantially similar, except that for class A warrants, no stock may be issued to any holder under any provision of class A warrants which would result in the holder being the beneficial owner of more than 4.99% of our issued and outstanding common stock, absent certain exceptions as set forth in the warrants. This provision is absent in class B warrants.

The Amendment Agreement described in the section on convertible debentures above amended the terms of the warrants held by the Participating Purchasers by: (a) changing the exercise price from $12.00 per share to $9.50 per share; and (b) granting to the Participating Purchasers the right to exercise their warrants on a cashless basis.

Common Stock Purchase Option

We have agreed to sell to Rodman & Renshaw, LLC, the representative of the underwriters, for $100, an option to purchase up to a total of 70,000 shares of common stock at $16.225 per share (125% of the price of the shares sold in the offering). The shares issuable upon exercise of this option are identical to those offered by this prospectus. For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled “Underwriting and Plan of Distribution — Common Stock Purchase Option”.

UNDERWRITING AND PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated June 30, 2009, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Rodman & Renshaw, LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
Rodman & Renshaw, LLC	1,000,000
I-Bankers Securities, Inc.	400,000
Total	1,400,000

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on the NASDAQ Capital Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

Our underwriter has advised us that it proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $0.5192 per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $0.05 per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Commencing on June 26, 2009, our common stock is traded on the NASDAQ Capital Market under the symbol “SKBI”. Our common stock was previously quoted on the OTC Bulletin Board under the symbol “SKBO.OB”. On June 30, 2009, the closing market price of our common stock as quoted on the NASDAQ Capital Market was $17.94, taking into account the 10-for-1 reverse stock split effected on May 12, 2009. The public offering price for the shares was determined by negotiation between us and the underwriter. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriter;
•	the history and the prospects for the industry in which we will compete;
•	the valuation of our company based on, among other factors, the offering prices of our recent private offerings;
•	our current financial condition and the prospects for our future cash flows and earnings;
•	the general condition of the economy and the securities markets at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to our underwriter by us and the proceeds, before expenses, payable to us, based on the public offering price of $12.98 per share. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$12.98	$18,172,000	$20,897,800
Underwriting discount(1)	$0.9086	$1,272,040	$1,462,846
Non-accountable expense allowance(2)	$0.1298	$181,720	$181,720
Proceeds, before expenses, to us(3)	$11.9416	$16,718,240	$19,253,234

(1)	Underwriting discount is $0.9086 per share (7% of the price of the shares sold in the offering).
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriter’s over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriter’s discount and the non-accountable expense allowance, are approximately $0.36 million.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the closing date of this offering, to purchase up to 15% of the shares of common stock sold in the offering (210,000 additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered.

Lock-ups

All of our officers and directors have agreed that, for a period of 6 months from the closing date of this offering, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Common Stock Purchase Option

We have agreed to sell to our lead underwriter, Rodman & Renshaw, LLC, for $100, an option to purchase up to a total of 70,000 shares of common stock (5% of the shares sold). The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $16.225 per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option and the 70,000 shares of common stock underlying the option have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the FINRA. Rodman & Renshaw, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and “piggy back” registration rights for periods of five and five years, respectively, from the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the option exercise price.

Notwithstanding the foregoing, if (a) during the last 17 days of the lock-up period we release earnings results or material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event.

This option will be valued based on the underlying shares obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $1,150,800, based on the number of shares subject to this option, the public offering price of $12.98, the resulting exercise prices related to the option on the shares, the five year term of the option, a risk-free interest rate of 2.54% currently commensurate with that term, an expected dividend yield of 0% and estimated volatility of 150%, based on a review of our historical volatility. The initial value of this option will be charged to additional paid-in capital as part of the offering costs incurred, and the option will be accounted for as a derivative instrument liability because it is denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriter has informed us that it does not expect to confirm sales of shares offered by this prospectus to accounts over which it exercises discretionary authority without obtaining the specific approval of the account holder.

We have also granted Rodman & Renshaw, LLC a right of first refusal to conduct future offerings for us during the 12 months following the closing date of this offering.

In addition, pursuant to section 3.10.1 of the Underwriting Agreement, the Company has paid $21,275 for the cost of the investigative search firm that conducted an investigation of the principals of the Company, as well as an additional $18,745 of reimbursable expenses.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in foreign jurisdictions, including but not limited to in the following countries:

Italy.  This offering of shares of our common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common shares or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of shares of our common stock is not a public offering in the Federal Republic of Germany. The common shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law.

No application has been made under German law to publicly market our common shares in or out of the Federal Republic of Germany. Our common shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France.  The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.   In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any common shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel.  The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The common shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the common shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden.  Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the common shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands.  Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Richardson & Patel LLP in Los Angeles, California. Sichenzia Ross Friedman Ference LLP, New York, New York has acted as counsel for the underwriter.

EXPERTS

The financial statements as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, we adopted Bylaws with the following indemnification provisions for our directors and officers:

“Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

As reported in a Form 8-K Current Report filed with the SEC on January 19, 2006 and as amended in a Form 8-K/A filed on January 27, 2006, we changed our independent accountants from Weinberg & Company, P.A. to GC Alliance Limited, effective January 18, 2006. Thereafter, as reported in a Form 8-K Current Report filed with the SEC on February 27, 2006 and amended in a Form 8-K/A filed on March 3, 2006, we changed our independent accountants from GC Alliance Limited to Moore Stephens Wurth Frazer and Torbet LLP, effective February 21, 2006. Thereafter, as reported in a Form 8-K Current Report filed with the SEC on March 6, 2007 and amended in a Form 8-K/A filed on March 8, 2007, we changed our independent accountants from Moore Stephens Wurth Frazer and Torbet LLP to Schwartz Levitsky Feldman LLP, Chartered Accountants, effective March 6, 2007. Thereafter, as reported in a Form 8-K Current Report filed with the SEC on April 30, 2007, we changed our independent accountants from Schwartz Levitsky Feldman LLP, Chartered Accountants to Moore Stephens Wurth Frazer and Torbet LLP, effective April 26, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

FINANCIAL STATEMENTS

The consolidated financial statements as of March 31, 2009 and 2008 and as of December 31, 2008 and 2007 commence on the following page.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of March 31, 2009 and December 31, 2008

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$203,675	$576,409
Restricted cash	80,975	80,885
Short-term investment	351,600	352,080
Accounts receivable, net of allowance for doubtful accounts of $349,151 and $327,857 as of March 31, 2009 and December 31, 2008, respectively	3,393,006	2,424,102
Inventories	5,970,398	3,086,060
Deposits and prepaid expenses	2,321,062	4,878,851
Loan and other receivables, net	755,741	380,186
Total current assets	13,076,457	11,778,573
PLANT AND EQUIPMENT, NET	7,363,908	7,413,689
CONSTRUCTION-IN-PROGRESS	7,060,083	6,516,630
OTHER ASSETS:
Long-term prepayments	4,922,400	5,207,117
Intangible assets, net	859,786	899,529
Total other assets	5,782,186	6,106,646
Total assets	$33,282,634	$31,815,538
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term loan	$966,899	$748,170
Accounts payable	380,610	547,430
Accrued expenses	1,187,570	1,488,575
Short-term loan from shareholders	131,850	308,070
Deposits from customers	292,249	424,266
Taxes payable	1,112,737	212,661
Other payables	108,218	68,398
Shares to be issued to related party	95,204	95,204
Amounts due to related parties	325,338	242,225
Total current liabilities	4,600,675	4,134,999
OTHER LIABILITIES:
Deferred government grant	1,098,750	1,100,250
Fair value of warrants	839,303	—
Total other liabilities	1,938,053	1,100,250
Total liabilities	6,538,728	5,235,249
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series “A” shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively; Nil series “B” shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	2,000	2,000
Common stock, $0.001 par value, 20,000,000 shares authorized as of March 31, 2009 and December 31, 2008; 1,867,823 and 1,866,519 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	1,868	1,867
Paid-in-capital	15,254,184	16,347,641
Statutory reserves	2,952,710	2,952,710
Retained earnings	5,713,985	4,418,464
Accumulated other comprehensive income	2,819,159	2,857,607
Total shareholders' equity	26,743,906	26,580,289
Total liabilities and shareholders' equity	$33,282,634	$31,815,538

The accompanying notes are an integral part of these consolidated financial statements.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2009 and 2008
(Unaudited)

	Three months ended March 31,
	2009	2008
REVENUE, NET	$3,823,566	$2,686,354
COST OF REVENUE	1,946,358	1,297,419
GROSS PROFIT	1,877,208	1,388,935
OPERATING EXPENSES:
Research and development	117,352	47,299
Selling expenses	207,395	189,844
General and administrative	314,695	253,735
Total operating expenses	639,442	490,878
INCOME FROM OPERATIONS	1,237,766	898,057
OTHER INCOME (EXPENSE):
Other expense	(232)	(363)
Interest income (expense), net	302	(128,136)
Change in fair value of warrants	38,328	—
Total other income (expense), net	38,398	(128,499)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,276,164	769,558
PROVISION FOR INCOME TAXES	211,520	153,207
NET INCOME	1,064,644	616,351
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	(38,448)	770,013
COMPREHENSIVE INCOME	$1,026,196	$1,386,364
EARNINGS PER SHARE:
Basic	$0.57	$0.36
Diluted	$0.57	$0.20
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	1,867,301	1,711,120
Diluted	1,867,301	1,797,125

The accompanying notes are an integral part of these consolidated financial statements.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock		Common Stock		Paid-in Capital	Deferred Compensation	Retained Earnings		Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount			Statutory Reserves	Unrestricted
BALANCE, December 31, 2007	2,000,000	$2,000	1,711,120	$1,711	$14,756,678	$(62,758)	$1,652,720	$122,271	$1,442,602	$17,915,224
Amortization of deferred compensation						62,758				62,758
Foreign currency translation									770,013	770,013
Net income								616,351		616,351
Appropriation to statutory reserve							89,683	(89,683)		—
BALANCE, March 31, 2008, (Unaudited)	2,000,000	2,000	1,711,120	1,711	14,756,678	—	1,742,403	648,939	2,212,615	19,364,346
Shares issued for services			11,609	12	130,409					130,421
Shares issued for debt settlement			21,040	21	220,899					220,920
Debentures converted to common stock			122,750	123	1,239,655					1,239,778
Foreign currency translation									644,992	644,992
Net income								4,979,832		4,979,832
Appropriation to statutory reserves							1,210,307	(1,210,307)		—
BALANCE, December 31, 2008, as previously reported	2,000,000	2,000	1,866,519	1,867	16,347,641	—	2,952,710	4,418,464	2,857,607	26,580,289
Cumulative effect of reclassification of warrants					(1,108,508)			230,877		(877,631)
BALANCE, January 1, 2009, as adjusted, (Unaudited)	2,000,000	2,000	1,866,519	1,867	15,239,133	—	2,952,710	4,649,341	2,857,607	25,702,658
Shares issued for services			1,304	1	15,051					15,052
Foreign currency translation									(38,448)	(38,448)
Net income								1,064,644		1,064,644
BALANCE, March 31, 2009, (Unaudited)	2,000,000	$2,000	1,867,823	$1,868	$15,254,184	$—	$2,952,710	$5,713,985	$2,819,159	$26,743,906

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2009 and 2008
(Unaudited)

	Three months ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,064,644	$616,351
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	112,930	106,882
Amortization	38,519	36,747
Amortization of deferred financing costs	—	21,817
Amortization of discount on debentures	—	114,990
Amortization of deferred compensation	—	62,758
Common stock issued for services	15,052	—
Bad debt expense	21,743	—
Change of fair value of warrants	(38,328)	—
Change in operating assets and liabilities
Accounts receivable	(994,017)	(326,435)
Inventories	(2,888,742)	(1,365,399)
Deposits and prepaid expenses	2,551,310	(778,513)
Other receivables	(9,823)	14,617
Accounts payable	(166,085)	132,951
Accrued expenses	(382,703)	32,650
Deposits from customers	(131,448)	7,443
Taxes payable	900,427	291,816
Other payables	39,916	(4,193)
Net cash provided by (used in) operating activities	133,395	(1,035,518)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for long-term prepayments	(32,233)	—
Loans to third parties	(366,275)	521,796
Purchase of plant and equipment	(73,255)	(47,829)
Addition of construction-in-progress	(242,507)	—
Net cash used in investing activities	(714,270)	473,967
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(200)	(143)
Advances to shareholders and directors	(175,812)	(357,829)
Proceeds from shareholders and directors	83,124	393,622
Repay amounts due to related companies	—	(42,841)
Proceeds from short-term loan	219,765	167,724
Net cash provided by financing activities	126,877	160,533
EFFECT OF EXCHANGE RATE CHANGES ON CASH	81,264	18,826
(DECREASE) INCREASE IN CASH	(372,734)	(382,192)
CASH, beginning	576,409	771,492
CASH, ending	$203,675	$389,300
SUPPLEMENTAL DISCLOSURE INFORMATION:
Interest paid	$19,079	$2,645
Income taxes paid	$—	$—
Non-cash investing and financing activities – Long-term prepayment transferred to construction-in-progress	$309,869	$—

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 1 — Organization

Organization and Description of Business

Skystar Bio-Pharmaceutical Company (“Skystar” or the “Company”), was incorporated in Nevada on September 24, 1998. Since its acquisition on November 7, 2005 of Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd. (“Skystar Cayman”), a Cayman Islands company, the Company has been engaged in research, development, production, marketing and sales of veterinary healthcare and medical care products. All current operations of the Company are in the People’s Republic of China (“China” or the “PRC”).

All of the Company’s operations are carried out by Xian Tianxing Bio-Pharmaceutical., Limited (“Xian Tianxing”), a PRC joint stock company that the Company controls through contractual arrangements originally between Skystar Cayman and Xian Tianxing. On March 10, 2008, the Company entered into a series of agreements transferring all of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida Biotechnology (Xian) Co., Ltd. (“Sida”), a PRC company. Sida is the wholly-owned subsidiary of Fortune Time International Limited (“Fortune Time”), a Hong Kong company and wholly owned subsidiary of Skystar Cayman. Xian Tianxing also has a wholly-owned subsidiary, Shanghai Siqiang Biotechnological Co., Ltd. (“Shanghai Siqiang”), a PRC company.

As a result of these contractual arrangements, which obligates Sida to absorb all of the risk of loss from Xian Tianxing’s activities and enable Sida to receive all of its expected residual returns, the Company accounts for Xian Tianxing as a variable interest entity (“VIE”) under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” Accordingly, the Company consolidates Xian Tianxing’s results, assets and liabilities.

Sida was established by Fortune Time on July 10, 2007, with registered capital of $5,000,000. Fortune Time invested $2,000,000 into Sida on July 20, 2007, which amount is payable to Skystar Cayman. Pursuant to the Xi’an High Technology District approval notice, Fortune Time is required to contribute the remaining $3,000,000 of registered capital by July 9, 2009.

Hereinafter, Skystar, Skystar Cayman, Fortune Time, Xian Tianxing and Shanghai Siqiang are sometime collectively referred to as the “Company”.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

In the opinion of management, the unaudited consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the period ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. The information included in this Form 10-Q should be read in conjunction with information included in the 2008 annual report filed on Form 10-K.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts and useful lives of plant and equipment. Because of the use of estimates inherent in the financial reporting process, actual results could materially differ from those estimates upon which the carrying values were based.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries, Skystar Cayman, Fortunate Time, and Sida, and its VIEs, Xian Tianxing and Shanghai Siqiang. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollar”) for financial reporting purposes and the Chinese Renminbi (“RMB”) as their function currency. The Company’s subsidiaries and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

The Company translates the subsidiaries’ and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet dates, and the statements of operations and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiaries’ and VIEs’ financial statements are recorded as accumulated other comprehensive income.

The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. The rate of exchange quoted by the People’s Bank of China on March 31, 2009 and December 31, 2008 was US $1.00 to RMB 6.83 and RMB 6.82, respectively. The weighted average translation rate of US $1.00 to RMB 6.83 and RMB 7.15 was applied to the income statement accounts in March 31, 2009 and 2008, respectively.

Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Fair Values of Financial Instruments

FAS 107, “Disclosure About Fair Value of Financial Instruments ” defines financial instruments and requires fair value disclosure of applicable financial instruments. FAS 157, “Fair Value Measurements,” adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Short term investments, receivables, payables, short term loans, and warrant liabilities qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, their stated interest rate approximates rates currently available. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5,“Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”, which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF 01-6. Paragraph 11(a) of FAS 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the FAS 133 paragraph 11(a) scope exception.

As a result of adopting EITF 07-5, 154,550 warrants previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in US dollars, a currency other than the Company’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.

As such, effective January 1, 2009, the Company reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their issuance in February 2007. On January 1, 2009, the Company reclassified from additional paid-in capital, as a cumulative effect adjustment, $230,877 to beginning retained earnings and $877,631 to warrant liabilities to recognize the fair value of such warrants. The fair value of the warrants was $839,303 on March 31, 2009. Therefore, the Company recognized a $38,328 (unaudited) gain from the change in fair value for the three months ended March 31, 2009.

These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes Option Pricing Model using the following assumptions:

	March 31, 2009	January 1, 2009
	(Unaudited)
Annual dividend yield	—	—
Expected life (years)	0.90	1.20
Risk-free interest rate	1.01%	1.01%
Expected volatility	135%	135%

Expected volatility is based on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. The Company believes this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. The Company has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the warrants.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of the notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes Option Pricing Model, which does not entail material subjectivity because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets.

The fair value of the 154,550 warrants was determined using the Black-Scholes Model, defined in SFAS 157 as level 2 inputs, and recorded the change in earnings. As a result, the derivative liability is carried on the balance sheet at its fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2009 (unaudited).

	Carrying Value at March 31, 2009	Fair Value Measurement at March 31, 2009
		Level 1	Level 2	Level 3
Short-term investment	$351,600	$351,600	$—	$—
Derivative liability – warrants	$839,303	$—	$839,303	$—

Other than the short-term investment and derivative liabilities - warrants carried at fair value, the Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS 157.

Revenue Recognition

Revenue of the Company is primarily from the sales of veterinary healthcare and medical care products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (“VAT”). No allowance for sales returns is made on these consolidated financial statements as product returns are insignificant based on historical experience.

There are two types of sales upon which revenue is recognized:

a.	Credit sales: Revenue is recognized when the products have been delivered to the customers.
b.	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

Shipping and handling costs related to costs of goods sold are included in selling expenses, which totaled $91,007 (unaudited) and $38,804 (unaudited) during the three months ended March 31, 2009 and 2008, respectively.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company’s revenue and cost of revenue by product line were as follows:

	Three Months Ended
	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
Revenues
Micro-Organism	$893,293	$789,655
Veterinary Medications	2,602,496	1,669,754
Feed Additives	182,311	93,554
Vaccines	145,466	133,391
Total Revenue	3,823,566	2,686,354
Cost of Revenue Sales
Micro-Organism	260,537	235,827
Veterinary Medications	1,592,809	999,484
Feed Additives	77,439	46,713
Vaccines	15,573	15,395
Total Cost of Revenue	1,946,358	1,297,419
Gross Profit	$1,877,208	$1,388,935

Cash

Cash includes cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Restricted Cash

The Company had restricted cash of $80,975 (unaudited) and $80,885 as of March 31, 2009 and December 31, 2008, respectively. Restricted cash is comprised of amounts received from the PRC government as subsidies and set aside for specific uses (see Note 14). The restricted funds are maintained as bank deposits and reflected as current assets based on the expected period when such funds will be put into their specific uses.

Short-Term investment

Short-term investment is comprised of securities classified as available-for-sale, held by a private investment trust company for investing activities. Available-for-sale securities are carried at fair value, with unrealized gains or losses reported in other comprehensive income, net of tax. Realized gains or losses are included in the results of operations. There were no unrealized gains or losses relating to short term investment for the three months ended March 31, 2009 and 2008, and as such, no such amounts were included in other comprehensive income for such periods.

Accounts and Other Receivables

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate. The ultimate collection of the Company’s accounts receivable may take one year. Delinquent account balances are reserved after management determines that the likelihood of collection is not probable, and known bad debts are written-off against allowance for doubtful accounts when identified.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Inventories

Inventories are stated at the lower of cost or market, as determined on a moving weighted average basis. Costs of inventories include purchases and related costs incurred in bringing the inventories to their present location and condition. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory and additional cost of goods sold when the carrying value exceeds net realizable value.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	20 – 40 years
Machinery and equipment	10 years
Computer, office equipment and furniture	5 years
Vehicles	5 – 10 years

Management assesses the carrying value of plant and equipment annually, more often when factors indicating impairment are present, and reduces the carrying value of such assets by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if it exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management believes that, as of March 31, 2009 and December 31, 2008, there was no impairment of its plant and equipment.

Construction-in-Progress

Construction-in-progress includes direct costs of construction of a factory building. Interest incurred during the period of construction, if material, is capitalized. All other interest is expensed as incurred. Construction-in-progress is not depreciated until such time the assets are completed and put into service.

Intangibles

Land Use Rights — Land use rights represent the amounts paid to acquire a long-term interest to utilize the land underlying the Company’s facilities. This type of arrangement is common for the use of land in the PRC. Land use rights are amortized on a straight-line basis over its 50 year term.

Technological Know-How — Purchased technological know-how includes confidential formulas, manufacturing processes, and technical and procedural manuals, and is amortized using the straight-line method over the expected useful economic life of five years, which reflects the period over which such confidential formulas, manufacturing processes, and technical and procedural manuals are kept confidential by the Company as agreed between the Company and the selling parties.

Impairment of Intangible Assets — The Company evaluates the carrying value of intangible assets annually, more often when factors indicating impairment are present. The Company determines the existence of such impairment by measuring the estimated future cash flows (undiscounted) and comparing such amount to the net asset carrying value. If the undiscounted cash flow estimated to be generated by any such intangible asset is less than its carrying amount, a loss is recognized based on the amount by which the carrying amount exceeds the intangible asset’s fair market value. Loss on intangible assets to be disposed of is determined in a similar manner, except that fair market values are reduced by the cost of disposal. Based on its review, the Company believes that, as of March 31, 2009, there were no significant impairments of its intangible assets.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Comprehensive Income

SFAS 130, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The accompanying consolidated financial statements include the provisions of SFAS 130. Accumulated other comprehensive income is comprised of the changes in foreign currency exchange rates.

Research and Development Costs

Research and development costs are expensed to operations as incurred and include salaries, professional fees and technical support fees. Research and development costs for the three months ended March 31, 2009 and 2008, were $117,352 (unaudited) and $47,299 (unaudited), respectively.

Advertising Costs

Cost incurred in the advertisement of the Company and the Company’s products are charged to operations currently. Advertising costs for the three months ended March 31, 2009 and 2008 were $38,936 (unaudited) and $12,674 (unaudited), respectively.

Income Taxes

The Company accounts for income taxes in accordance with the SFAS 109, “Accounting for Income Taxes” and FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). SFAS 109 requires a company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. There are no deferred tax amounts at March 31, 2009 and December 31, 2008.

In accordance with FIN 48, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no effect on the Company’s consolidated financial statements.

The Company’s operations are subject to income and transaction taxes in the United States and in the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

The Company does not anticipate any events which could cause change to these uncertainties.

Stock based compensation

The Company records stock-based compensation in accordance with SFAS 123R, “Share-Based Payment”. SFAS 123R requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. Under SFAS 123R, the Company’s volatility is based on the historical volatility of the Company’s stock or the expected volatility of similar companies. The expected life assumption is primarily based on historical exercise patterns

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect of the time of grant. SFAS 123R allows the “simplified” method to determine the term of employee options when certain information is not available. Because the Company does not have a history of employee stock options, the Company used the “simplified” method to estimate the expected life of the options.

Stock compensation granted to non-employees is determined in accordance with EITF 96-18, “Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, which incorporates the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

The Company uses the Black-Scholes option-pricing model which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123R using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

For the period ended March 31, 2009, the Company did not grant any stock options.

Earnings per Share

Earnings per share is calculated in accordance with the SFAS 128, “Earnings Per Share”. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares, including convertible preferred shares, and stock options were converted or exercised. Further, SFAS 128 requires that stock dividends or stock splits be accounted for retroactively if the stock dividends or stock splits occur during the period, or retroactively if the stock dividends or stock splits occur after the end of the period but before the release of the financial statements, by considering it outstanding of the entirety of each period presented. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

All share and per share amounts used in the Company’s consolidated financial statements and notes thereto have been retroactively restated to reflect the 10-for-1 stock split effected on May 12, 2009.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of such principal owners and management, and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Issued Accounting Pronouncements

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133.” SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective on January 1, 2009 and the adoption of SFAS 161 did not impact the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Management is currently evaluating SFAS 162 and does not believe that it will have a significant impact on the determination or reporting of the financial results.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS 128, “Earnings per Share.” The FSP requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. The FSP is effective for fiscal years beginning after December 15, 2008; earlier application is not permitted. The adoption of EITF 03-6-1 did not have a material impact on the Company’s financial position or results.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP FAS 157-3 clarifies the application of SFAS 157 in an inactive market, without changing its existing principles. The FSP was effective immediately upon issuance. The adoption of FSP FAS 157-3 did not have an effect on the Company’s financial condition, results of operations or cash flows.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting this FSP must also early adopt FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. Additionally, if an entity elects to early adopt either FSP FAS 107-1 and APB 28-1, “Interim Disclosures

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

about Fair Value of Financial Instruments” or FSP FAS 115-2 and FAS 124-2, it must also elect to early adopt this FSP. Management is currently evaluating this new FSP but does not believe that it will have a significant impact on the determination or reporting of the financial results.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2. This FSP amends SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This FSP will replace the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this FSP does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. This FSP shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. Also, if an entity elects to early adopt either FSP FAS 157-4 or FSP FAS 107-1 and APB 28-1, the entity also is required to early adopt this FSP. Management is currently evaluating this new FSP but does not believe that it will have a significant impact on the determination or reporting of the financial results.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Management is currently evaluating the disclosure requirements of this new FSP.

Note 3 — Concentrations and Credit Risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 3 — Concentrations and Credit Risk  – (continued)

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of March 31, 2009 and December 31, 2008, the Company had deposits in excess of federally insured limits (including restricted cash) of $284,650 and $448,082, respectively. The Company has not experienced any losses in such accounts.

For the three months ended March 31, 2009 and 2008, all of the Company’s sales arose in the PRC. No major customers accounted for more than 10% of the Company’s total revenues. In addition, all accounts receivable at March 31, 2009 and December 31, 2008 also arose in the PRC.

The Company’s two largest vendors accounted for approximately 25.91% of the Company’s total purchases for the three months ended March 31, 2009, while the Company’s five largest vendors accounted for 62.63% of the Company’s total purchases for the three months ended March 31, 2008.

The Company had no products that accounted for more than 10% of the Company’s total revenues for the three months ended March 31, 2009, while one of the Company’s products accounted for 10.7% of the Company’s total revenues for the three months ended March 31, 2008.

Note 4 — Short-Term Investment

In 2007, the Company entered into an investment agreement with an unrelated party to invest certain funds in the Chinese stock market. The nature of the investment is available-for-sale with certain guaranteed returns such as 7.2% interest through August 1, 2008 and 5.0% interest after August 1, 2008 for one year. There are no restrictions or penalties for early withdrawals prior to maturity. The investment matures on July 31, 2009. The Company had $351,600 and $352,080 in short-term investment as of March 31, 2009 and December 31, 2008, respectively.

For the three months ended March 31, 2009 and 2008, the Company recognized interest income amounting to $4,308 (unaudited) and $5,654 (unaudited), respectively, from the short term investment.

Note 5 — Allowance for Doubtful Accounts

The following table presents the movement of allowance for doubtful accounts as of March 31, 2009 and December 31, 2008:

Allowance for bad debt, December 31, 2007	$199,639
Addition	114,239
Recovery	—
Translation adjustment	13,979
Allowance for bad debt, December 31, 2008	327,857
Addition	21,741
Recovery	—
Translation adjustment	(447)
Allowance for bad debt, March 31, 2009 (unaudited)	$349,151

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 6 — Inventories

Inventories consist of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Raw material	$4,580,587	$2,087,428
Packing materials	332,883	165,077
Work in process	2,554	2,446
Finished goods	1,034,830	811,538
Low value consumables	19,544	19,571
Total	$5,970,398	$3,086,060

The Company periodically reviews its reserves for slow moving and obsolete inventories. As of March 31, 2009 and December 31, 2008, the Company believes that no such reserves were necessary.

Note 7 —  Deposits and Prepaid Expenses

Deposits and prepaid expenses are comprised of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Prepayment for raw materials purchasing	$1,988,617	$4,210,618
Prepayment for packaging materials purchasing	179,643	499,755
Prepayment for advertisement fee	51,036	89,436
Prepayment for due diligence fee	73,250	73,350
Other	28,516	5,692
Total	$2,321,062	$4,878,851

Note 8 —  Loan and Other Receivables

Loans and other receivables consist of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Shaanxi Xinbangdike Technology Developing Company	660,935	295,087
Other receivables	94,806	85,099
Total loans and other receivables	$755,741	$380,186

Loan to Shaanxi Xinbangdike Technology Development Company is non-interest bearing, unsecured and due on demand.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 9 — Property, Plant and Equipment, Net

Plant and equipment consists of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Building and improvements	$4,970,868	$4,977,654
Machinery and equipment	3,102,853	3,035,376
Office equipment and furniture	188,266	186,702
Vehicles	328,697	329,331
Total	8,590,684	8,529,063
Less: accumulated depreciation	(1,226,776)	(1,115,374)
Plant and equipment, net	$7,363,908	$7,413,689

The depreciation expense was $112,922 (unaudited) and $106,882 (unaudited) for the periods ended March 31, 2009 and 2008, respectively.

Note 10 — Construction In Progress

Construction in progress is related to a plant being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. Construction on this plant commenced in 2005, the veterinary medicine facility and the building that houses quality control, research and development and administration were completed during 2007, and the remaining plant facilities are expected to be completed by the end of 2009, depending upon the Company’s ability to raise additional capital. The Company estimates that as of March 31, 2009, additional funds will be needed to complete the construction project. No depreciation is provided for construction in progress until such time the assets are completed and placed into service.

As of March 31, 2009 and December 31, 2008, the Company had construction in progress amounting to $7,060,083 (unaudited) and $6,516,630, respectively. $19,078 (unaudited) and $0 (unaudited) in interest expense had been capitalized for construction in progress for the three months ended March 31, 2009 and 2008, respectively.

Note 11 — Long Term Prepayment

Long term prepayment consists of the following as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
	(Unaudited)
Construction deposit	$2,212,150	$2,493,167
Deposit for the potential acquisitions	2,710,250	2,713,950
Total	$4,922,400	$5,207,117

As of March 31, 2009 and December 31, 2008, the Company has determined that these prepayments are noncurrent because: (1) these amounts relate to noncurrent assets, and (2) the Company’s ability to complete the projects underlying the construction deposit and any potential acquisitions is contingent upon the Company obtaining financing, the successful outcome of which cannot be determined.

Deposits for potential acquisitions represent deposits made to four separate potential acquisition targets: one that produces veterinary medicines, one that produces micro-organisms and feed additives, one that produces veterinary medicines for domestic pets, and one with buildings for the Company’s own future expansion.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 12 — Intangibles

	March 31, 2009	December 31, 2008
	(Unaudited)
Land use rights	$378,337	$378,853
Technological know-how	879,000	880,200
Total	1,257,337	1,259,053
Less: accumulated amortization	(397,551)	(359,524)
Intangible assets, net	$859,786	$899,529

During 2007, the Company paid $658,350 for the exclusive rights to the use of a strain of micro-bio organisms for a five-year term from November 1, 2007 through October 31, 2012. The Company began using the strain in its veterinary medicines in 2008. The amortization expense for intangibles was $38,519 (unaudited) and $36,747 (unaudited) for the periods ended March 31, 2009 and 2008, respectively.

Amortization expenses for the future five years and thereafter are as follows:

Years ending December 31,	Amount
2009	$115,557
2010	154,076
2011	154,076
2012	123,974
2013	1,891
2014 and thereafter	290,677
Total	$840,251

Note 13 — Short-Term Loan

On September 3, 2008, the Company signed a one year short-term loan agreement with the Bank of East Asia to borrow up to $1.9 million (RMB 13 million) for operating purposes secured by the Company’s land use right and buildings. On September 17, 2008, the Company received proceeds of $733,500 (RMB 5 million) from the bank. This amount will become due on September 16, 2009. The balance of $1.1 million (RMB 8 million) can be borrowed once the Company has a deposit balance in the amount of $4 million with the bank and uses the bank as the Company’s primary transaction bank. As of March 31, 2009, the net value of the land use right and properties pledged for the loan was $334,828 and $3,287,019, respectively.

The applicable interest rate of the loan is the Bank of China’s standard short-term rate, 6.93% at inception of the loan, which is subject to change with the government policy, plus an additional 20% interest rate float. Pursuant to these terms, the interest rate was approximately 8.32% as of March 31, 2009. Interest payments to the Bank of East Asia are due every three months. Interest expense incurred and associated with the short term loan amounted to $12,262 for the three months ended March 31, 2009, which has been capitalized as part of construction-in-progress, and no principal amount has been paid.

Pursuant to the short term loan agreement, the Company is required to comply with certain covenants, such as maintaining sufficient environmental controls with respect to the Company’s manufacturing processes, providing written notification to the Bank of East Asia for any changes in the organizational structure or executive officers, among others. As of March 31, 2009, the management of the Company determined that the Company was in compliance with these covenants.

On January 14, 2009, the Company signed a one year short-term loan contract with Shaanxi Agricultural Yanta Credit Union for $219,750 (RMB 1.5 million) at annual interest rate of 8.6585% for operating purposes secured by the personal property of Weibing Lu, the Company’s Chief Executive Officer. This amount will

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 13 — Short-Term Loan – (continued)

become due on January 13, 2010. Interest expense incurred and associated with the short-term loan amounted to $4,035 for the three months ended March 31, 2009, which has been capitalized as part of construction-in-progress, and no principal amount has been paid.

Interest expense for the periods ended March 31, 2009 and 2008, amounted to $19,078 (unaudited) and $2,645 (unaudited), respectively.

Note 14 — Deferred Government Grant

Deferred government grant represents subsidies for GMP projects granted by the PRC government. A subsidy in the amount of $641,000 was approved by the PRC government for the Company to construct a new factory in which operations will meet the GMP Standard. In 2003, $516,500 was received by the Company and the remaining $124,500 was received in the first quarter of 2006. In 2006, the Company expended $186,644 for the construction of its new factory.

Also in 2003, the Company received a second subsidy in the amount of $256,400 to finance the Company’s research and development activities. In 2005, the Company received a third subsidy of $64,100 for the Company’s research and development activities, which was expended during that year.

According to PRC government regulations, the funds granted may be treated as capital contributed by a company appointed by the PRC government or as a loan from such company, which the Company will be required to repay. As of March 31, 2009, the Company has not reached a final agreement with the PRC government regarding the treatment of these three subsidies as either a loan or capital contribution, and the Company does not expect that the final agreement will be completed within the year of 2009. Therefore, these amounts are reflected as liabilities in the accompanying consolidated financial statements.

As of March 31, 2009 and December 31, 2008, deferred government grant amounted to $1,098,750 (unaudited) and $1,100,250, respectively, and the Company had $80,975 (unaudited) and $80,885, respectively, of fund balance and recorded as restricted cash.

Note 15 — Capital Transactions

On February 12, 2008, the Company issued 9,000 shares of common stock as salary to a non-executive director. The trading value of the Company's common stock on February 12, 2008, was $11.10 per share and a corresponding amount of $99,900 was charged to general and administrative expenses. The Company also had a $95,204 balance under shares to be issued as of December 31, 2008, which represented 11,000 common shares to be issued to the non-executive director for his service provided for the period of May 2008 to December 2008. The Company recorded it as part of general and administrative expenses based on the weighted average trading price of the Company’s common stock for the said period.

On February 29, 2008, the Company issued 21,040 shares of common stock to its legal counsel as partial payment for services rendered. The trading value of the Company's common stock on February 29, 2008, was $10.50 per share and additional inducement cost of $42,081 between the fair value of the shares at $220,920 and the partial payment of $178,839 was charged to general and administrative expenses.

On April 21, 2008, two of the Company’s convertible debenture holders converted $982,003 of debentures into 122,750 shares of common stock.

On May 5, 2008, the Company agreed to issue 5,217 shares of common stock to its chief financial officer during the term of his agreement. The shares vest in four equal installments of 1,304 shares each quarter. The trading value of the common stock on May 5, 2008, was $11.70 per share for a total value of $61,042. This compensation expense is recognized on a straight-line basis over the vesting period. Compensation expense of $15,052 (unaudited) and $0 (unaudited) was charged to general and administrative expenses for the three months ended March 31, 2009 and 2008, respectively.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 15 — Capital Transactions – (continued)

Following is a summary of the status of warrants outstanding at March 31, 2009:

Number of Warrants	Average Remaining Contractual Life	Average Exercise Price	Intrinsic Value
97,500	0.91 years	$12.00	$—
57,050	2.91 years	$10.00	—
154,550		$11.30	$—

Following is an activity summary of the Company’s outstanding warrants:

Outstanding as of December 31, 2007	154,500
Granted	—
Forfeited	—
Exercised	—
Outstanding as of March 31, 2008 (unaudited)	154,550
Granted	—
Forfeited	—
Exercised	—
Outstanding as of December 31, 2008	154,550
Granted	—
Forfeited	—
Exercised	—
Outstanding as of March 31, 2009 (unaudited)	154,550

Note 16 — Convertible Debentures

In February 2007, the Company sold an aggregate of $4.075 million of its 8% convertible debentures (the “Debnetures”) and issued warrants to purchase 407,500 shares of common stock to several institutional and accredited investors. On April 21, 2008, the Company entered into an Amendment and Waiver Agreement (the “Amendment”) with two institutional and accredited investors who acquired two remaining unconverted Debentures in a private transaction from the original holders of these Debentures. Below are highlights of the Amendment:

•	The Amendment amends the terms of these Debentures by: (a) changing the conversion price from $10.00 per share to $8.00 per share; (b) deleting the trading conditions for mandatory conversion; (c) granting the Company the right to mandatory conversion at any time, and (d) allowing the Company to designate the date for the mandatory conversion.
•	The Amendment is deemed to be: (a) the Company’s notice to require conversion of the entire outstanding principal of these Debentures and all accrued but unpaid interest thereon.

The difference between the value of the conversion option at the previous prices and their value at the modified prices are deemed costs for the Company and are charged to operations. The inducement cost for the two Debentures converted was $257,775 for the year ended December 31, 2008. The inducement cost for the converted Debentures was based on the market value of the additional 24,550 shares obtained by these two investors at $10.50 per share on April 21, 2008.

122,750 shares of common stock were issued upon conversion of the two Debentures with a carrying value of $982,003 (including $490,713 of default premium) at a reduced conversion price of $8.00.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 16 — Convertible Debentures – (continued)

In accordance with EITF 00-27, all unamortized discount amounting to $291,548 at the time of the conversion was recognized as interest expense for the year ended December 31, 2008. The unamortized deferred financing costs of $79,998 on conversion of the Debentures were also recorded as interest expense for the year ended December 31, 2008.

Note 17 — Statutory Reserves

Statutory reserves represent restricted retained earnings. Based on the legal formation of the entities, all PRC entities are required to set aside 10% of its net income as reported in its statutory accounts on an annual basis to the statutory surplus reserve fund. Once the total statutory surplus reserve reaches 50% of the registered capital of the respective subsidiaries, further appropriations are discretionary. The statutory surplus reserve can be used to increase the registered capital and eliminate future losses of the respective companies under PRC GAAP. The Company’s statutory surplus reserve is not distributable to shareholders except in the event of liquidation. As of March 31, 2009, Xian Tianxing has met the statutory surplus reserve requirement, and approximately $370,000 still needs to be transferred to the statutory surplus reserve from Shanghai Siqiang and Sida.

The reserve fund can be used to increase the registered capital upon approval by relevant government authorities and eliminate future losses of the respective companies upon a resolution by the board of directors.

Appropriations to the above statutory reserves are accounted for as a transfer from unrestricted earnings to statutory reserves. There are no legal requirements in the PRC to fund these statutory reserves by the transfer of cash to any restricted accounts, and as such, the Company has not transferred any cash to these accounts. These reserves are not distributable as cash dividends.

Note 18 — Taxes

The Company is registered in the State of Nevada whereas its subsidiary, Skystar Cayman, is a tax exempt company incorporated in the Cayman Islands and conducts all of its business through its subsidiaries, Fortunate Time and Sida, and Sida’s PRC VIEs, Xian Tianxing and Shanghai Siqiang.

Sida, Xian Tianxing, and Shanghai Siqiang are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Tax is generally imposed at a statutory rate of 25% beginning on January 1, 2008. Xian Tianxing has been approved as a new technology enterprise and under PRC Income Tax Laws, and is entitled to a preferential tax rate of 15%.

For the three months period ended March 31, 2009 and 2008, the provision for taxes on earnings consisted of:

	2009	2008
	(Unaudited)	(Unaudited)
Current PRC income tax expense
Enterprise income tax	$211,520	$153,207

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 18 — Taxes  – (continued)

The following table reconciles the U.S. statutory rates to the Company's effective tax rate as of March 31:

	2009	2008
	(Unaudited)
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income tax rate	25.0	25.0
China income tax exemption	(10.0)	(10.0)
Other item(1)	1.6	5.0
Total provision for income taxes	16.6%	20.0%

(1)	The other item is operating expenses incurred by Skystar that are not deductible in the PRC which resulted in an increase in effective tax rate of 1.6% and 5.0% for the three months ended March 31, 2009 and 2008, respectively.

The estimated tax savings due to the reduced tax rate for the periods ended March 31, 2009 and 2008 amounted to $144,244 and $105,004, respectively. The net effect on earnings per share if the statutory income tax had been applied would decrease basic earnings per share for period ended March 31, 2009 and 2008 to $0.08 and $0.03, respectively, and would decrease diluted earnings per share to $0.08 and $0.02, respectively.

The Company was incorporated in the United States and has incurred net operating loss for income tax purpose for 2009. The estimated net operating loss carry forwards for United States income tax purposes amounted to $7,873,055 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2026 and continue through 2029. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at March 31, 2009. The valuation allowance at March 31, 2009 was $3,232,920. The Company’s management reviews this valuation allowance periodically and will make adjustments as warranted.

Note 19 — Earnings Per Share

The following demonstrates the calculation for earnings per share:

	For the three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Net income for basic earnings per share	$1,064,644	$616,351
Add: Interest expense for convertible note		136,807
Minus: Discount on convertible debenture		(398,171)
Net income for diluted earnings per share	$1,064,644	$354,987
Weighted average shares used in basic computation	1,867,301	1,711,120
Diluted effect of convertible debentures (as if)	—	77,240
Diluted effect of warrants to placement agent	—	8,765
Weighted average shares used in diluted computation	1,867,301	1,797,125
Earnings per share
Basic	$0.57	$0.36
Diluted	$0.57	$0.20

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 19 — Earnings Per Share – (continued)

At March 31, 2009 and 2008, the Company had 154,550 warrants outstanding. For the three months ended March 31, 2009, these outstanding warrants were excluded from the diluted earnings per share calculation as they are anti-dilutive as the average stock price was less than the exercise prices of the warrants. For the three months ended March 31, 2008, the average stock price was greater than the exercise prices of 57,050 warrants which resulted in additional weighted average common stock equivalents of 8,765; 97,500 outstanding warrants were excluded from the diluted earnings per share calculation as they are anti-dilutive.

Note 20 — Related Party Transactions and Arrangements

Amounts receivable from and payable to related parties are summarized as follows:

	March 31, 2009	December 31, 2008
	(Unaudited)
Short term loans from shareholders
Mr. Weibing Lu – officer and shareholder(1)(2)	$43,950	$220,050
Mr. Wei Wen – officer and shareholder(2)	43,950	44,010
Ms. Aixia Wang – shareholder(2)	43,950	44,010
Total	$131,850	$308,070
Shares to be issued to related party
Scott Cramer – non-executive director(3)	$95,204	$95,204
Amounts due to related parties
Bennet P. Tchaikovsky – CFO(4)	13,168	13,168
Scott Cramer – non-executive director and shareholder(4)	224,684	224,684
Shaanxi Xingji Electronics Co. – owned by a director’s wife(4)	45,388	4,373
Mr. Weibing Lu – officer and shareholder(4)	42,098	—
Total	$325,338	$242,225

(1)	In 2008, Weibing Lu obtained an unsecured personal loan from Huaxia Bank’s Xi’an Branch with annual interest rate of 7.47% and advanced $176,040 in cash to Xian Tianxing to facilitate operations. Xian Tianxing guaranteed the loan. The loan principal and related interest was due on December 30, 2008. On January 4, 2009, Xian Tianxing paid the full principal amount to the bank, with related interest of $15,741.
(2)	On May 29, 2008, Weibing Lu, Wei Wen and Aixia Wang obtained personal loans from Yanta Credit Union’s East Xiaozai Road Branch and advanced cash to Xian Tianxing in the total amount of $132,030 to facilitate operations. The loans are due on May 29, 2009 with 8.436% interest per annum and are guaranteed by Xian Tianxing. As of March 31, 2009, Xian Tianxing had paid interest of $2,882 for the loans of the three shareholders.
(3)	As of March 31, 2009 and December 31, 2008, the Company had a $95,204 balance (representing 11,000 common shares) under agreement to issue shares to Scott Cramer, as compensation for being a representative of the Company in the United States for the period from May 2008 to December 2008.
(4)	Shaanxi Xinji Electronics Co., Ltd. is owned by the wife of Weibing Lu. The amounts due to Shaanxi Xinji Electronics as of March 31, 2009, and December 31, 2008 were short-term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. As of March 31, 2009, the Company also had $42,098 payable to Mr. Lu for advance from Mr. Lu for short term financing purpose. As of March 31, 2009 and December 31, 2008, the Company also had payable to Scott Cramer and Bennet P. Tchaikovsky for the expenses paid by them on behalf of the Company.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 21 — Commitments and Contingencies

(a) Lease commitments

The Company recognizes lease expense on a straight-line basis over the term of the lease in accordance to SFAS 13, “Accounting for Leases.” The Company entered into a tenancy agreement for the lease of factory premises for a period of ten years from October 1, 2004 to December 31, 2014, with annual rent of $13,563 (or RMB 94,600), which is subject to a 10% increase every four subsequent years.

The Company leases office space from Weibing Lu, the Company’s chief executive officer, for a period of five years from January 1, 2007 to December 31, 2011, with annual rent of approximately $24,000 (or RMB 165,600). The Company also entered into a tenancy agreement with Weibing Lu for the lease of Shanghai Siqiang’s office for a period of ten years from August 1, 2007 to August 1, 2017, with annual rent of approximately $21,000 (or RMB 144,000).

Minimum future lease payments under these leases for the next five years and thereafter are as follows:

Period	Amount
Nine months ending December 31, 2009	$44,415
Year ending December 31, 2010	59,219
Year ending December 31, 2011	59,219
Year ending December 31, 2012	35,304
Year ending December 31, 2013	36,343
Year ending December 31, 2014 and thereafter	87,034
$321,534

Rental expense for the three months ended March 31, 2009 and 2008 amounted to $14,804 (unaudited) and $7,869 (unaudited), respectively.

(b) Legal proceedings

From time to time, the Company is involved in legal matters arising in the ordinary course of business. Management currently is not aware of any legal matters or pending litigation, which would have a significant effect on the Company’s consolidated financial statements as of March 31, 2009.

In May 2007, Andrew Chien filed suit against the Company, Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Exchange Act. In or around November 2007, the defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction. Mr. Chien agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008. The amended complaint dropped Weibing Lu (who is a resident of China and was never served) as a defendant. The remaining defendants contended that the amended complaint failed to correct the deficiencies of the original complaint, and filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction. The defendants denied all claims and moved the Court to dismiss the amended complaint in its entirety in their motion to dismiss. The motion to dismiss also requested that the Court award sanctions against Mr. Chien under Federal Rule of Civil Procedure Rule 11 (“Rule 11”) and the Private Securities Litigation Reform Act (“PSLRA”). On July 17, 2008, in a decision that is now published, the Court granted defendants’ motion and subsequently dismissed the lawsuit, entering judgment on behalf of the defendants. Mr. Chien filed a Notice of Appeal of the Court’s dismissal of his lawsuit, opposed by the defendants, which remains pending. Defendants were invited by Judge Kravitz to bring a post-judgment motion for sanctions pursuant to Rule 11 and the PSLRA, which they did. On February 5, 2009, Judge Kravitz issued a ruling on defendants’ Motion for Sanctions. He found the action filed by Mr. Chien to have been entirely frivolous, and to have constituted a“substantial” violation of

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009 (Unaudited)

Note 21 — Commitments and Contingencies – (continued)

Rule 11, and imposed significant monetary sanctions on both Mr. Chien and his former attorney. As part of the basis for imposing sanctions on Mr. Chien personally, the Court specifically found that Mr. Chien had knowledge of facts directly contradicting the allegations of his complaint, as evident in internet postings he made on online message boards. Mr. Chien subsequently filed motions seeking to“re-open” this case, and to recuse Judge Kravitz, but both motions were denied.

Subsequently, Mr. Chien, proceeding pro se, filed another lawsuit against the Company, Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in Connecticut Superior Court, alleging causes of action similar to those alleged in his federal complaint described above as well as state law causes of action. The Company contends that the new complaint is just as frivolous as Mr. Chien’s earlier federal action, which the new complaint substantially duplicates. The earlier federal action, described above, was found to be totally frivolous and dismissed in its entirety, with substantial monetary sanctions awarded by the judge against both Mr. Chien and his former attorney. A Notice of Removal to the U.S. District Court, District of Connecticut was filed in the state case on January 27, 2009, and the case has been assigned to Judge Kravitz, the same federal judge in the related federal case already dismissed, which is described below. The Company has filed a motion to dismiss this new action which remains pending. In the motion to dismiss, Defendants indicate their intention to again seek sanctions against Mr. Chien under Rule 11and the PSLRA in the event the motion is granted.

Other than the above described legal proceedings, the Company is not aware of any other legal matters in which purchasers, any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of purchaser, or of any such director, officer, affiliate of the Company, or security holder, is a party adverse to the Company or has a material adverse interest to the Company. No provision has been made in the consolidated financial statements for the above contingencies.

(c) Ownership of leasehold property

In 2005, a shareholder contributed a leasehold office building as additional capital of Xian Tianxing. However, the title of the leasehold property has not passed to the Company. The Company does not believe there are any legal barriers for the shareholder to transfer the ownership to the Company. However, in the event that the Company fails to obtain the ownership certificate for the leasehold property, there is a risk that the building will need to be vacated due to unofficial ownership. Management believes that this possibility is remote, and as such, no provision has been made in the consolidated financial statements for this potential occurrence.

(d) R&D Project

During the first quarter of 2008, Xian Tianxing contracted with Northwestern Agricultural Technology University to jointly work on an R&D project concerning the application of nano-technology in the prevention of major milk cow disease. The total projected budget for this project is approximately $574,000 (RMB 4 million) which is to be paid according to the completed stages of the project. The Company expects this project to be completed in one year. As of March 31, 2009, the Company incurred $117,352 (RMB 800,986) of expenses relating to this project. The project reached trial stage in March 2009 and the Company expects to obtain veterinary permit for the new product from government on 2010.

Note 22 — Subsequent Events

In April 2009, all deposits made by the Company for potential acquisitions in the amount of $2,710,250 (RMB 18,500,000) were returned to the Company.

On May 12, 2009, the Company effectuated a 10-for-1 stock split of its issued and outstanding shares of common stock and a proportional reduction of its authorized shares of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Skystar Bio-Pharmaceutical Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of Skystar Bio-Pharmaceutical Company and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skystar Bio-Pharmaceutical Company and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
April 14, 2009

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$576,409	$771,492
Restricted cash	80,885	74,969
Short-term investment	352,080	383,880
Accounts receivable, net of allowance for doubtful accounts of $327,857 and $199,639 as of December 31, 2008 and 2007, respectively.	2,424,102	1,356,094
Inventories	3,086,060	2,242,611
Deposits and prepaid expenses	4,878,851	806,657
Loan and other receivables	380,186	628,772
Amounts due from related party	—	59,462
Total current assets	11,778,573	6,323,937
PROPERTY, PLANT AND EQUIPMENT, NET	7,413,689	6,262,731
CONSTRUCTION-IN-PROGRESS	6,516,630	5,531,236
OTHER ASSETS:
Long term prepayments	5,207,117	1,220,190
Deferred financing costs	—	101,815
Intangible assets, net	899,529	1,011,236
Total other assets	6,106,646	2,333,241
Total assets	$31,815,538	$20,451,145
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short term loan	$748,170	$—
Accounts payable	547,430	126,754
Accrued expenses	1,488,575	502,871
Short term loans from shareholders	308,070	—
Deposits from customers	424,266	61,706
Taxes payable	212,661	568,797
Other payables	68,398	81,221
Shares to be issued to related party	95,204	—
Amounts due to related parties	242,225	81,570
Total current liabilities	4,134,999	1,422,919
OTHER LIABILITIES:
Deferred government grant	1,100,250	1,028,250
Convertible debentures, fully converted as of December 31, 2008 and net of $398,171 discount as of December 31, 2007	—	84,752
Total other liabilities	1,100,250	1,113,002
Total liabilities	5,235,249	2,535,921
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series “A” shares issued and outstanding as of December 31, 2008 and 2007, respectively; Nil series “B” shares issued and outstanding as of December 31, 2008 and 2007, respectively.	2,000	2,000
Common stock, $0.001 par value, 200,000,000 and 50,000,000 shares authorized as of December 31, 2008 and 2007, respectively; 18,665,189 and 17,111,200 shares issued and outstanding as of December 31, 2008 and 2007, respectively	18,665	17,111
Paid-in-capital	16,330,843	14,741,278
Deferred compensation	—	(62,758)
Statutory reserves	2,952,710	1,652,720
Retained earnings	4,418,464	122,271
Accumulated other comprehensive income	2,857,607	1,442,602
Total shareholders' equity	26,580,289	17,915,224
Total liabilities and shareholders' equity	$31,815,538	$20,451,145

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2008 and 2007

	Years Ended December 31,
	2008	2007
REVENUE, NET	$25,584,446	$15,056,828
COST OF REVENUE	12,808,896	6,712,365
GROSS PROFIT	12,775,550	8,344,463
OPERATING EXPENSES
Research and development	549,236	268,320
Selling expenses	1,381,807	739,422
General and administrative	2,663,520	2,438,995
Total operating expenses	4,594,563	3,446,737
INCOME FROM OPERATIONS	8,180,987	4,897,726
OTHER INCOME (EXPENSE)
Other income (expense), net	30,906	(3,651)
Interest income from short-term investment	13,406	8,690
Interest expense, net	(342,573)	(4,918,572)
Inducement cost for debentures converted	(756,855)	(634,450)
Inducement cost for warrants exercised	—	(279,547)
Total other expense	(1,055,116)	(5,827,530)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	7,125,871	(929,804)
PROVISION FOR INCOME TAXES	1,529,688	1,027,172
NET INCOME (LOSS)	5,596,183	(1,956,976)
OTHER COMPREHENSIVE INCOME :
Foreign currency translation adjustment	1,415,005	982,582
COMPREHENSIVE INCOME (LOSS)	$7,011,188	$(974,394)
EARNINGS PER SHARE
Basic	$0.31	$(0.15)
Diluted	$0.31	$(0.15)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	18,228,731	13,453,543
Diluted	18,246,979	13,453,543

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock		Common Stock		Paid-in Capital	Deferred Compensation	Retained Earnings		Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount			Statutory Reserves	Unrestricted
BALANCE, January 01, 2007	2,000,000	$2,000	12,795,549	$12,795	$6,246,325	$(705,877)	$779,624	$2,952,343	$460,020	$9,747,230
Shares issued for services			78,750	79	115,684					115,763
Beneficial conversion feature of debentures					2,130,575					2,130,575
Warrants issued to debenture holders					1,944,425					1,944,425
Warrants issued to placement agent					643,277					643,277
Inducement cost for debentures converted					634,450					634,450
Inducement cost for warrants exercised					279,547					279,547
Debentures converted to common stock			3,278,720	3,279	2,747,953					2,751,232
Cashless exercise of warrants			958,181	958	(958)					—
Amortization of deferred compensation						643,119				643,119
Foreign currency translation									982,582	982,582
Net loss								(1,956,976)		(1,956,976)
Appropriation to statutory reserve							873,096	(873,096)		—
BALANCE, December 31, 2007	2,000,000	$2,000	17,111,200	$17,111	$14,741,278	$(62,758)	$1,652,720	$122,271	$1,442,602	$17,915,224
Shares issued for services			116,086	116	130,305					130,421
Shares issued for debt settlement			210,400	210	220,710					220,920
Debentures converted to common stock			1,227,503	1,228	1,238,550					1,239,778
Amortization of deferred compensation						62,758				62,758
Foreign currency translation									1,415,005	1,415,005
Net income								5,596,183		5,596,183
Appropriation to statutory reserves							1,299,990	(1,299,990)		—
BALANCE, December 31, 2008	2,000,000	$2,000	18,665,189	$18,665	$16,330,843	$—	$2,952,710	$4,418,464	$2,857,607	$26,580,289

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007

	Years Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,596,183	$(1,956,976)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	443,062	281,894
Amortization	179,343	33,135
Amortization of deferred financing costs	101,815	879,212
Amortization of discount on convertible debentures	680,446	3,716,243
Amortization of deferred compensation	62,758	643,119
Inducement cost for debentures converted	257,775	634,450
Inducement cost for warrants exercised	—	279,547
Issuance of common stock for services	130,421	115,763
Bad debt expense	112,253	238,094
Common share issuance for debt settlement	42,081	—
Changes in operating assets and liabilities
Accounts receivable	(1,068,391)	(1,405,316)
Inventories	(674,486)	(1,610,916)
Deposits and prepaid expenses	(3,647,834)	(743,955)
Other receivables	93,613	(10,921)
Accounts payable	404,642	48,582
Accrued expenses	946,801	(34,166)
Deposits from customers	352,012	59,262
Taxes payables	(389,081)	322,131
Other payables	(18,189)	(546,037)
Shares to be issued by related party	95,204	—
Net cash provided by operating activities	3,700,428	943,145
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of short-term investment	57,660	—
Proceeds of non-interest bearing loan to third parties	315,472	—
Refund of long term prepayments	562,185	—
Long term prepayments	(4,395,854)	(1,171,863)
Purchase of intangible assets	—	(658,350)
Addition of construction in progress	(1,606,280)	(383,322)
Purchase of property, plant and equipment	(9,529)	(19,148)
Net cash used in investing activities	(5,076,346)	(2,232,683)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(654)	(505)
Repayments from related parties	98,901	(1,198,791)
Proceeds from related companies	—	27,633
Proceeds from shareholder loans	302,715	1,170,944
Proceeds from short term loan	735,165	—
Loans to third parties	—	(912,901)
Principal payment on non-interest bearing loan from third parties	—	(104,019)
Principal payment on convertible debentures	—-	(880,259)
Proceeds from convertible debentures, net of debenture expenses	—	3,737,250
Net cash provided by financing activities	1,136,127	1,839,352
EFFECT OF EXCHANGE RATE CHANGES ON CASH	44,708	29,662
(DECREASE) INCREASE IN CASH	(195,083)	579,476
CASH, beginning of year	771,492	192,016
CASH, end of year	$576,409	$771,492
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$35,177	$2,817
Income taxes paid	$740,899	$864,392
NON-CASH INVESTING AND FINANCING TRANSACTIONS
Construction-in-progress transferred to property, plant and equipment	$1,133,580	$5,143,496
Interest capitalized as construction-in-progress	$114,990	$—
Share issuance for debt settlement	$178,839	$—
Share issuance for convertible notes converted	$482,923	$—

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1 — Description of Business and Organization

Skystar Bio-Pharmaceutical Company (“Skystar” or the “Company”), was incorporated in Nevada. The Company has not carried on any substantive operations of its own, except for the entering of certain exclusive agreements with Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”), a joint stock company in the People’s Republic of China (“China” or “PRC”), through the Company’s wholly-owned subsidiary, Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Limited (“Skystar Cayman”), a Cayman Islands company which the Company acquired on November 7, 2005. Skystar Cayman, through its variable interest entity (“VIE”), Xian Tianxing, engages in research, development, production, marketing and sales of veterinary healthcare and medical care products. All current operations of the Company are in China.

On August 21, 2007, Xian Tianxing invested $66,700 to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, Shanghai, with a registered capital of $66,700 and is wholly-owned by Xian Tianxing. Shanghai Siqiang is engaged in the research, development, production and sales of veterinary products, feed additives, and veterinary disease diagnosis equipment.

On October 16, 2007, the board of directors of the Company approved the purchase of all of the issued and outstanding shares of Fortunate Time International Limited (“Fortunate Time”), a Hong Kong company owned 100% by the Company’s non-executive director Russell Scott Cramer, for $129 (HKD 1,000).

On July 10, 2007, Fortunate Time established Sida Biotechnology (Xian) Co., Ltd. (“Sida”) with registered capital of $5,000,000. Fortunate Time invested $2,000,000 into Sida on July 20, 2007, which amount is payable to Skystar Cayman. Pursuant to the Xian High Technology District approval notice, Fortunate Time is required to contribute the remaining $3,000,000 of registered capital by July 9, 2009. Except for the $2,000,000 investment in Sida and payable to Skystar Cayman, Fortunate Time does not have any assets or liabilities. Sida was established in a high technology district in Xian, and is engaged in veterinary bio-pharmaceutical research, production and selling activities. Sida also provides technology consultation services to Xian Tianxing.

On March 10, 2008, the Company entered into a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing, and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to Sida.

As a result of these contractual arrangements, which obligates Sida to absorb all of the risk of loss from Xian Tianxing’s activities and enable Sida to receive all of its expected residual returns, Sida accounts for Xian Tianxing as a VIE under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” Accordingly, Sida consolidates Xian Tianxing’s results, assets and liabilities.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and its variable interest entities. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts, useful lives of plant and equipment and the fair value of stock based compensation. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for current receivables, payables and short term loans qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any assets and liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with SFAS 157.

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and Emerging Issues Task Force (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” In 2007, the Company issued 8% convertible debentures in the aggregate face amount of $4.075 million which were due February 28, 2009 (the “Debentures”), as well as warrants to purchase 4,075,000 shares of the Company’s common stock (the “Warrants”). In 2007 and 2008, the entire $4.075 million of debentures were converted into the Company’s common stock. As the conversion price of the Debentures and the exercise prices are set for the conversion prices of such convertible debentures and the attached warrants, the Company is in a position to be sure it had adequate authorized shares for the future conversion of convertible debentures and warrants. Therefore, the embedded derivatives and warrants were recorded as equity and are not required to be recorded at fair value and marked-to-market at each reporting period.

Revenue Recognition

Revenue of the Company is primarily from the sales of veterinary healthcare and medical care products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (“VAT”). No allowance for sales returns is made on these consolidated financial statements as product returns are insignificant based on historical experience.

There are two types of sales upon which revenue is recognized:

a.	Credit sales: Revenue is recognized when the products have been delivered to the customers.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

b.	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

Shipping and handling costs related to costs of goods sold are included in selling expenses, which totaled $335,605 and $184,766 for years ended December 31, 2008 and 2007, respectively.

The Company’s revenue and cost of revenue by product line were as follows:

	Years Ended
	December 31, 2008	December 31, 2007
Revenue
Micro-organism	$5,868,623	$4,271,139
Veterinary Medications	17,535,757	9,003,400
Feed Additives	1,189,108	971,019
Vaccines	990,958	811,270
Total Revenue	25,584,446	15,056,828
Cost of Revenue
Micro-organism	1,781,598	1,416,550
Veterinary Medications	10,389,726	4,654,347
Feed Additives	525,653	549,714
Vaccines	111,919	91,754
Total Cost of Revenue	12,808,896	6,712,365
Gross Profit	$12,775,550	$8,344,463

Cash

Cash includes cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Restricted Cash

The Company had restricted cash of $80,885 and $74,969 as of December 31, 2008 and 2007, respectively. Restricted cash is comprised of amounts received from the PRC government as subsidies and set aside for specific uses (see Note 14). The restricted funds are maintained as bank deposits and reflected as current assets based on the expected period when such funds will be put into their specific uses.

Short Term Investment

Short-term investment is comprised of securities classified as available-for-sale, held by a private investment trust company for investing activities. Available-for-sale securities are carried at fair value, with unrealized gains or losses reported in other comprehensive income, net of tax. Realized gains or losses are included in the results of operations. There were no unrealized gains or losses relating to short term investment for the years ended December 31, 2008 and 2007, and as such, no such amounts were included in other comprehensive income for such periods.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience, as well as current economic climate, are applied to customers’

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

balances categorized by the number of months the underlying invoices have remained outstanding. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate. The ultimate collection of the Company’s accounts receivable may take one year. Delinquent account balances are reserved after management determines that the likelihood of collection is not probable, and known bad debts are written-off against allowance for doubtful accounts when identified.

Inventories

Inventories are stated at the lower of cost or markets, as determined on a moving weighted average basis, or market. Costs of inventories include purchases and related costs incurred in bringing the products to their present location and condition.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Major renewals are charged to the property, plant and equipment accounts while replacements, maintenance and repairs, which do not improve or extend the respective lives of the assets, are expensed currently. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	20 – 40 years
Machinery and equipment	10 years
Computer, office equipment and furniture	5 years
Automobiles	5 – 10 years

Management assess the carrying value of plant and equipment annually, or more often when factors indicating impairment are present, and reduces the carrying value of the fixed assets by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management believes that, as of December 31, 2008 and 2007, there were no impairments of its plant and equipment.

Construction in Progress

Construction in progress includes direct costs of construction of a factory building. Interest incurred during the period of construction, if material, is capitalized. Construction in progress is not depreciated until such time as the assets are completed and put into service.

Intangibles

Land Use Rights — Land use rights represent the costs paid to acquire a long-term interest to utilize the land underlying the Company’s facility. This type of arrangement is common for the use of land in the PRC. The land use rights are amortized on the straight-line method over the 50 year term of the land use rights.

Technological Know-How — Purchased technological know-how includes secret formulas, manufacturing processes, technical and procedural manuals and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling party.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

Impairment of Intangible Assets — The Company evaluates the carrying value of intangible assets annually, more often when factors indicating impairment are present. The Company determines the existence of such impairment by measuring the estimated future cash flows (undiscounted) and comparing such amount to the net asset carrying value. If the undiscounted cash flow estimated to be generated by any such intangible asset is less than its carrying amount, a loss is recognized based on the amount by which the carrying amount exceeds the intangible asset’s fair market value. Loss on intangible assets to be disposed of is determined in a similar manner, except that fair market values are reduced by the cost of disposal. Based on its review, the Company believes that, as of December 31, 2008, there were no impairments of its intangible assets.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

Research and Development Costs

Research and development costs are expensed to operations as incurred and include salaries, professional fees and technical support fees.

Advertising Costs

Cost incurred in the advertisement of the Company and the Company’s products are charged to operations currently. Advertising costs for the years ended December 31, 2008 and 2007 were $93,573 and $33,627, respectively.

Income Taxes

The Company accounts for income taxes in accordance with the SFAS No. 109, “Accounting for Income Taxes” (SFAS 109”). SFAS 109 requires a company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. There were no deferred tax amounts at December 31, 2008 and December 31, 2007.

On January 1, 2007, the Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). In accordance with FIN 48, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no effect on the Company’s consolidated financial statements.

The Company’s operations are subject to income and transaction taxes in the United States and in the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company does not anticipate any events which could cause a change to these uncertainties.

Stock Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. Under SFAS 123R, the Company’s volatility is based on the historical volatility of the Company’s stock or the expected volatility of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect of the time of grant. SFAS 123R allows the “simplified” method to determine the term of employee options when certain information is not available. Because the Company does not have a history of employee stock options, the Company used the “simplified” method to estimate the expected life of the options.

Stock compensation granted to non-employees is determined in accordance with EITF No. 96-18, “Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (“EITF 96-18”), which incorporates the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

The Company uses the Black-Scholes option-pricing model which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123R using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Through December 31, 2008, the Company did not grant any stock options.

Earnings per Share

Earnings per share is calculated in accordance with the SFAS No. 128, “Earnings Per Share” (“SFAS 128”). Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares, including convertible preferred shares, and stock options were converted or exercised. Further, SFAS 128 requires that stock dividends or stock splits be accounted for retroactively if the stock dividends or stock splits occur during the period, or retroactively if the stock dividends or stock splits occur after the end of the period but before the release of the financial statements, by considering it outstanding of the entirety of each period presented. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Foreign Currency Translation

The Company uses the United States dollar (“U.S. dollar”) for financial reporting purposes. The Company’s subsidiaries and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

The Company translates the subsidiaries and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet dates, and the statements of operations and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiaries’ and VIEs’ financial statements are recorded as accumulated other comprehensive income.

The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. The rate of exchange quoted by the People’s Bank of China on December 31, 2008 and 2007 was $1.00 to RMB6.82 and RMB7.29 respectively. The weighted average translation rate of $1.00 to RMB6.94 and RMB7.59 were applied to the income statement accounts for the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, the Company had accumulated other comprehensive income related to translation in the amount of $2,857,607 and $1,442,602, respectively.

Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of such principal owners and management, and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141 R”), which replaced SFAS 141. SFAS 141R retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Furthermore, SFAS 141R provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is evaluating the impact, if any, that the adoption of this statement will have on its consolidated results of operations or consolidated financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements —  An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It is intended to eliminate the diversity in practice regarding the accounting for transactions between equity and noncontrolling interests by requiring that they be treated as equity transactions. Further, it requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated, requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary, among others. SFAS 160 is effective for

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

fiscal years beginning on or after December 15, 2008, with early adoption permitted, and it is to be applied prospectively. SFAS 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. The Company has not yet evaluated the impact that SFAS 160 will have on its consolidated financial position or consolidated results of operations.

In February 2008, the FASB issued FASB Staff Position No. 157-1 (“FSP 157-1”),“Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.” FSP 157-1 indicates that it does not apply under SFAS 13,“Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. This scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS 141 or SFAS 141R, regardless of whether those assets and liabilities are related to leases.

Also in February 2008, the FASB issued FASB Staff Position No. 157-2 (“FSP 157-2”),“Effective Date of FASB Statement No. 157.” With the issuance of FSP 157-2, the FASB agreed to: (a) defer the effective date in SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), and (b) remove certain leasing transactions from the scope of SFAS 157. The deferral is intended to provide the FASB time to consider the effect of certain implementation issues that have arisen from the application of SFAS 157 to these assets and liabilities.

In March 2008, the FASB issued SFAS No. 161,“Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 is intended to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable financial statement users to better understand the effects of derivatives and hedging on an entity's financial position, financial performance and cash flows. The provisions of SFAS 161 are effective for interim periods and fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company does not anticipate that the adoption of SFAS 161 will have a material impact on its consolidated results of operations or consolidated financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) 142-3 “Determination of the useful life of Intangible Assets,” which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS 142. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement—that an entity consider its own historical experience in renewing similar arrangements. If historical experience does not exist, then the Company would consider market participant assumptions regarding renewal including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in SFAS 142. The Company is currently evaluating the impact that adopting FSP 142-3 will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162,“The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411,“The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company does not expect the adoption of SFAS 162 will have a material impact on its consolidated results of operations or consolidated financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60” (“SFAS 163”). The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts issued by enterprises included within the scope of SFAS 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of SFAS 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company does not expect the adoption of SFAS 163 will have a material impact on its consolidated results of operations or consolidated financial position.

On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1 (“FSP APB 14-1”),“Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14,“Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact that FSP APB 14-1 will have on its consolidated results of operations or consolidated financial position.

On June 16, 2008, the FASB issued FSP No. EITF 03-6-1 (“FSP EITF 03-6-1”), “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. FSP EITF 03-6-1 indicates that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the requirements of FSP EITF 03-6-1 and the impact that its adoption will have on the consolidated results of operations or consolidated financial position.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 (“EITF 07-5”), “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, “Accounting for Derivatives and Hedging Activities,” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity in the PRC. The Company is currently evaluating the impact of the adoption of EITF 07-5 on the accounting for related warrants transactions.

In June 2008, FASB issued EITF 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5.” The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

Conversion Ratios,” that result from EITF 00-27 “ Application of Issue No. 98-5 to Certain Convertible Instruments,” and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” EITF 08-4 is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. The Company is currently evaluating the impact of adoption of EITF 08-4 on the accounting for the convertible notes and related warrants transactions.

In September 2008, the FASB issued for comment revisions to SFAS No. 140 and FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities.” The changes proposed include a removal of the scope exemption from FIN 46R for QSPEs, a revision of the current risks and rewards-based FIN 46R consolidation model to a qualitative model based on control and a requirement that consolidation of VIEs be re-evaluated on an ongoing basis. Although the revised standards have not yet been finalized, these changes may have a significant impact on the Company’s consolidated financial statements as the Company may be required to deconsolidate certain assets and liabilities due to the ongoing evaluation of its primary beneficiary status. In addition, the Company may also be required to consolidate other VIEs that are not currently consolidated based an analysis under the current FIN 46R consolidation model. The proposed revisions would be effective for fiscal years that begin after November 15, 2009.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain amounts in the prior year’s consolidated financial statements have been classified to conform to the 2008 presentation with no impact on the previously reported net income or cash flows.

Note 3 — Concentrations and Credit Risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 3 — Concentrations and Credit Risk  – (continued)

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of December 31, 2008 and 2007, the Company had deposits in excess of federally insured limits (including restricted cash) of $448,082 and $844,773, respectively. The Company has not experienced any losses in such accounts.

For the years ended December 31, 2008 and 2007, all of the Company’s sales were generated in the PRC. In addition, all accounts receivable at December 31, 2008 and 2007 were generated in the PRC. No major customers accounted for more than 10% of the Company’s total revenue or total accounts receivable as of and for the years ended December 31, 2008 and 2007, respectively.

The Company’s four largest vendors collectively accounted for approximately 58.71% and 66.13% of the Company’s total purchases for the years ended December 31, 2008 and 2007, respectively.

One major product accounted for approximately 11.55% of the Company’s total revenue for the year ended December 31, 2008, while no single product accounted for more than 10% of the Company’s total revenue for the year ended December 31, 2007.

Note 4 — Short Term Investment

In 2007, the Company entered into an investment agreement with an unrelated party to invest certain funds in the Chinese stock market. The nature of the investment is available-for-sale with certain guaranteed returns such as 7.2% interest through August 1, 2008 and 5.0% interest after August 1, 2008 for one year. There are no restrictions or penalties for early withdrawals prior to maturity. The investment matures on July 31, 2009. The Company had $352,080 and $383,880 in short-term investment as of December 31, 2008 and 2007, respectively.

For the years ended December 31, 2008 and 2007, the Company recognized interest income amounting to $13,406 and $8,690, respectively, from the short term investment

Note 5 — Allowance for Doubtful Accounts

The following table presents the movement of allowance for doubtful accounts as of December 31, 2008 and 2007:

	2008	2007
Balance at the beginning of the period	$199,639	$14,426
Charge for the period	114,239	176,916
Write-off of accounts receivable against the allowance	—	—
Foreign currency translation adjustments	13,979	8,297
Balance at the end of the period	$327,857	$199,639

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 6 — Inventories

Inventories consist of the following as of December 31, 2008 and 2007:

	2008	2007
Raw materials	$2,087,428	$1,761,145
Packing materials	165,077	110,020
Work in process	2,446	2,639
Finished goods	811,538	355,041
Low value consumables	19,571	13,766
Total	$3,086,060	$2,242,611

The Company periodically reviews its reserves for slow moving and obsolete inventories. As of December 31, 2008 and 2007, the Company believes that no such reserves were necessary.

Note 7 — Deposits and Prepaid Expenses

Deposits and prepaid expenses are comprised of the following as of December 31, 2008 and 2007:

	2008	2007
Prepayment for raw materials purchasing	$4,210,618	$475,669
Prepayment for packaging materials purchasing	499,755	240,545
Prepayment for advertisement fee	89,436	—
Prepayment for due diligence fee	73,350	—
Other	5,692	90,443
Total	$4,878,851	$806,657

Note 8 — Loan and Other Receivables

Loans and other receivables consist of the following as of December 31, 2008 and 2007:

	2008	2007
Shaanxi Xinbangdike Technology Developing Company, non-interest bearing, unsecured and due on demand.	295,087	—
Shaanxi Suoang Biotechnological Company, due October 30, 2007, extended to March 31, 2008, annual interest at 7.0%, secured by unrelated company Shanxi New Resource Co., paid in full in March 2008.	—	27,420
Xi’an SilverRiver Automatic Equipment Company, due March 23, 2008 and extended to April 2008, annual interest rate 8.4%, unsecured, paid in full in April 2008.	—	411,300
Shaanxi Hongye Housing Company, due on demand, non-interest bearing, unsecured, paid in full in 2008.	—	137,100
Others, non-interest bearing, due on demand, unsecured, paid in full in 2008.	—	9,152
Other receivables	85,099	43,800
Total loans and other receivables	$380,186	$628,772

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 9 — Property, Plant and Equipment, Net

Plant and equipment consists of the following as of December 31, 2008 and 2007:

	2008	2007
Buildings and improvements	$4,977,654	$3,592,519
Machinery and equipment	3,035,376	2,827,591
Office equipment and furniture	186,702	167,617
Vehicles	329,331	295,995
Total	8,529,063	6,883,722
Less: accumulated depreciation	(1,115,374)	(620,991)
Plant and equipment, net	$7,413,689	$6,262,731

Depreciation expense was $443,062 and $281,894 for the years ended December 31, 2008 and 2007, respectively.

Note 10 — Construction in Progress

Construction in progress is related to a production facility being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. Construction on this facility commenced in 2005, the veterinary medicine facility and the building that houses quality control, research and development and administration were completed during 2007, and the remaining facilities are expected to be completed by the end of 2009, depending upon the Company’s ability to raise additional capital. The Company estimates that as of December 31, 2008, additional funds will be needed to complete the construction project. No depreciation is provided for construction in progress until such time the assets are completed and placed into service.

As of December 31, 2008 and 2007, the Company had construction in progress amounting to $6,516,630 and $5,531,236, respectively. $150,789 and $0 in interest expense had been capitalized for construction in progress for the years ended December 31, 2008 and 2007, respectively.

Note 11 — Long Term Prepayment

Long term prepayment consists of the following as of December 31, 2008 and 2007:

	2008	2007
Construction deposit	$2,493,167	$685,500
Deposit for the potential acquisitions	2,713,950	534,690
Total	$5,207,117	$1,220,190

As of December 31, 2008 and 2007, the Company has determined that these prepayments are noncurrent because: (1) these amounts relate to noncurrent assets, and (2) the Company’s ability to complete the projects underlying the construction deposit and any potential acquisitions is contingent upon the Company obtaining financing, the successful outcome of which cannot be determined.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 12 — Intangible Assets

Intangible assets consist of the following as of December 31, 2008 and 2007:

	2008	2007
Land use rights	$378,853	$354,061
Technological know-how	880,200	822,600
Total	1,259,053	1,176,661
Less: accumulated amortization	(359,524)	(165,425)
Intangible assets, net	$899,529	$1,011,236

During 2007, the Company paid $658,350 for the exclusive rights to the use of a strain of micro-bio organisms for a five-year term from November 1, 2007 through October 31, 2012. The Company began using the strain in its veterinary medicines in 2008.

Amortization expense for intangible assets was $179,343 and $33,135 for the years ended December 31, 2008 and 2007, respectively.

Amortization expenses for the future five years and thereafter are as follow:

Years Ending December 31,	Amount
2009	$179,343
2010	179,343
2011	179,343
2012	179,343
2013	179,343
2014 and thereafter	2,814
Total	$899,529

Note 13 — Short-Term Loan

On September 3, 2008, the Company signed a one year short term loan contract with the Bank of East Asia to borrow up to $1.9 million (RMB13 million) for operating purposes secured by the Company’s buildings. On September 17, 2008, the Company received proceeds of $733,500 (RMB5 million) from the bank. This amount will become due on September 16, 2009. The balance of $1.1 million (RMB8 million) can be borrowed once the Company has a deposit balance in the amount of $4 million with the bank and uses the bank as the Company’s primary transaction bank. The Company’s land use right and the buildings above the land, which are owned by the Company, have been pledged as collateral for the loan. As of December 31, 2008, the net value of the land use right and properties pledged for the loan was $337,179 and $3,311,940, respectively.

The applicable interest rate of the loan is the Bank of China’s standard short term rate, 6.93% at inception of the loan, which is subject to change with the government policy, plus an additional 20% interest rate float. Pursuant to these terms, the interest rate was approximately 8.32% as of December 31, 2008. Interest payments to the Bank of East Asia are due every three months. Interest expense incurred and associated with the short term loan amounted to $15,741 for the year ended December 31, 2008, which has been capitalized as part of construction-in-progress, and no principal amount has been paid.

Pursuant to the short term loan agreement, the Company is required to comply with certain covenants, such as maintaining sufficient environmental controls with respect to the Company’s manufacturing processes, providing written notification to the Bank of East Asia for any changes in the organizational structure or executive officers, among others. As of and for the year ended December 31, 2008, the management of the Company determined that the Company was in compliance with these covenants.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 13 — Short-Term Loan – (continued)

The Company had $14,670 in short term loan from a unrelated party as of December 31, 2008. The loan is unsecured, interest free and due on demand.

Note 14 — Deferred Government Grant

Deferred government grant represents subsidies for GMP projects granted by the PRC government. A subsidy in the amount of $641,000 was approved by the PRC government for the Company to construct a new factory in which operations will meet the GMP Standard. In 2003, $516,500 was received by the Company and the remaining $124,500 was received in the first quarter of 2006. In 2006, the Company expended $186,644 for the construction of its new factory.

Also in 2003, the Company received a second subsidy in the amount of $256,400 to finance the Company’s research and development activities. In 2005, the Company received a third subsidy of $64,100 for the Company’s research and development activities, which was expended during that year.

According to PRC government regulations, the funds granted may be treated as capital contributed by a company appointed by the PRC government or as a loan from such company, which the Company will be required to repay. As of December 31, 2008, the Company has not reached a final agreement with the PRC government regarding the treatment of these three subsidies as either a loan or capital contribution, and the Company does not expect that the final agreement will be completed within the year of 2009. Therefore, these amounts are reflected as liabilities in the accompanying consolidated financial statements.

As of December 31, 2008 and 2007, deferred government grant amounted to $1,100,250 and $1,028,250, respectively, and the Company had $80,885 and $74,969, respectively, of fund balance and recorded as restricted cash.

Note 15 — Capital Transactions

On July 10, 2007, the Company issued 40,000 shares of common stock as salary to a non-executive director. On the same date, the Company issued 38,750 shares of common stock to an independent consultant. The trading value of the Company's common stock as of July 10, 2007, was $1.47 per share and a corresponding amount of $115,763 was charged to general and administrative expenses.

In the fourth quarter of 2007, certain of the Company’s convertible note holders converted their debentures into 3,278,720 shares of common stock as more fully described in Note 16.

Also in the fourth quarter of 2007, certain of the Company’s warrant holders exercised 3,100,000 warrants into 958,181 shares of common stock, in a cashless exercise.

On February 12, 2008, the Company issued 90,000 shares of common stock as salary to a non-executive director. The trading value of the Company's common stock on February 12, 2008, was $1.11 per share and a corresponding amount of $99,900 was charged to general and administrative expenses. The Company also had $95,204 balance under shares to be issued as of December 31, 2008, which represented 110,000 common shares to be issued to the non-executive director for his service provided for the period of May 2008 to December 2008. The Company recorded it as part of general and administrative expenses based on the weighted average trading price of the Company’s common stock for the said period.

On February 29, 2008, the Company issued 210,400 shares of common stock to its legal counsel as partial payment for services rendered. The trading value of the Company's common stock on February 29, 2008, was $1.05 per share and additional inducement cost of $42,081 between the fair value of the shares at $220,920 and the partial payment of $178,839 was charged to general and administrative expenses.

On April 21, 2008, two of the Company’s convertible note holders converted $982,003 of debentures into 1,227,503 shares of common stock as more fully described in Note 16.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 15 — Capital Transactions – (continued)

On May 5, 2008, the Company agreed to issue 52,173 shares of common stock to its chief financial officer during the term of his agreement. The shares vest in four equal installments of 13,043 shares each quarter. The trading value of the common stock on May 5, 2008, was $1.17 per share for a total value of $61,042. This compensation expense is recognized on a straight-line basis over the vesting period. Compensation expense of $40,137 was charged to general and administrative expenses for the year ended December 31, 2008. 26,086 shares vested in 2008.

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Warrants		Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Intrinsic Value
$1.20	975,000	1.16 years	$1.20	975,000	$—
$1.00	570,500	3.16 years	$1.00	570,500	17,115
Total	1,545,500		$1.13	1,545,500	$17,115

Following is a summary of the warrant activity:

Outstanding as of January 01, 2007	—
Granted	4,645,500
Forfeited	—
Exercised	3,100,000
Outstanding as of December 31, 2007	1,545,500
Granted	—
Forfeited	—
Exercised	—
Outstanding as of December 31, 2008	1,545,500

Note 16 — Convertible Debentures

On February 27, 2007, the Company entered into a Securities Purchase Agreement (the “Agreement”), with several institutional and accredited investors (the “Purchasers”) pursuant to which the Company sold to the Purchasers $4,075,000 8% convertible debentures due February 28, 2009 (the “Debentures”), and warrants to purchase 4,075,000 shares of the common stock of the Company (the “Warrants”), (collectively referred to as the “Transaction”). The initial conversion price of the debentures is $1.00 per share. The initial exercise price of the warrants is $1.20 per share with a life of three years. The conversion price and warrant exercise price are subject to downward adjustments should the Company issue more shares of common stock or securities convertible into common stock for capital raising activities for less than the conversion price or exercise price. Additional interest of 15% would begin in June 2007 and would continue through February 2008 after which the additional interest would increase to 25% through the maturity date of the note.

Gross proceeds from the Transaction were $4,075,000, of which $285,250 was paid to the placement agent for the Transaction and $52,500 was paid to consultants for the Purchasers in connection with the Transaction. The Company also issued to the placement agent a warrant to purchase an aggregate of 570,500 shares of common stock with an exercise price of $1.00 per share with a life of five years. The value of the warrants issued to the placement agent was calculated as $643,277 using the Cox, Ross and Robenstein (“CRR”) Binomial Model. The total amount of the cash payments and the fair value of the warrants amounted to $981,027, which was recorded as deferred debenture expenses. These costs are amortized to interest expense over the two year life of the Debentures.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 16 — Convertible Debentures  – (continued)

The Company determined the value of the warrants using the CRR Binomial Model with a volatility of approximately 75%, which is calculated by using the historical closing prices of the Company’s common stock. In accordance with APB No. 14, EITF-98-5, and EITF-00-27, the Company allocated the proceeds using relative fair value method and determined that the Debentures were issued with a beneficial conversion feature. As a result, on February 27, 2007, the allocated value of the Warrants amounted to $1,944,425 and the beneficial conversion feature amounted to $2,130,575. The allocated value of the Warrants and beneficial conversion feature totaling $4,075,000, was recorded as discount (or reduction in the carrying amount) of the Debentures and additional paid-in capital and are amortized over the two year life of the Debentures using the effective interest method. For the years ended December 31, 2008 and 2007, $371,546 and $584,598 was amortized as interest expense, respectively.

In connection with the issuance of the Debentures, the Company entered into a Registration Rights Agreement, in which a registration statement registering the resale of the common stock into which the Debentures are convertible and for which the Warrants are exercisable, as well as certain other shares of the Company's common stock must be filed with the SEC not later than April 13, 2007, and be declared effective by the SEC not later than May 28, 2007, if there is no SEC review of the registration statement, and June 27, 2007, if there is an SEC review. Failure to meet these deadlines would result in liquidated damages of 2% of the aggregate purchase price of the Debentures and Warrants per month, pro rated for partial periods.

On or about December 6, 2007, the Company entered into an Amendment, Exchange and Waiver Agreement (the “Amended Agreement”), dated November 9, 2007, with certain of the Purchasers (the “Participating Purchasers”). Below are highlights of the Amended Agreement:

•	The Amended Agreement amends the terms of the Debentures held by the Participating Purchasers by: (a) changing the conversion price from $1.00 per share to $0.85 per share; (b) deleting the trading conditions for mandatory conversion; (c) granting the Company the right to mandatory conversion at any time, and (d) allowing the Company to designate the date for the mandatory conversion.
•	The Amended Agreement amends the terms of the Warrants held by the Participating Purchasers by: (a) changing the exercise price from $1.20 per share to $0.95 per share; and (b) granting to the Participating Purchasers the right to exercise their Warrants on a cashless basis.
•	The Amended Agreement is deemed to be: (a) the Company’s notice to require conversion of the entire outstanding principal of the Debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice to the Company to exercise all of their unexercised Warrants on a cashless basis.
•	The Amended Agreement amends the Registration Rights Agreement by waiving all outstanding registration damages due to the Purchasers in their entirety. Because the outstanding principal amounts of the Debentures held by the Participating Purchasers, as of the effective date of the Amended Agreement, total more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding Debentures held by all the Purchasers on that date, the amendment to the Registration Rights Agreement binds all of the Purchasers.

The Company has evaluated the cost of the amended terms of the Warrants and the Debentures. As the Amended Agreement has reduced the exercise price of the Warrants and the conversion price of the Debentures held by the Participating Purchasers, the difference between the value of the Warrants and the conversion option at the old prices and their values at the modified prices are deemed costs for the Company and are charged to operations.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 16 — Convertible Debentures  – (continued)

The inducement cost for the Debentures converted was $634,450 for the fiscal year ended December 31, 2007. The inducement cost for the Debentures converted was based on the market value of the additional 461,418 shares obtained by the Participating Purchasers at $1.375 per shares on November 9, 2007. The inducement cost for the Warrants exercised was $279,547 for the fiscal year ended December 31, 2007. The inducement cost for the Warrants exercised was calculated using the CRR Binomial Model by determining the difference between the original exercise price of $1.20 shares and the reduced exercise price of $0.95.

3,076,120 shares of common stock were issued upon conversion of the Participating Purchasers’ Debentures with a carrying value of $2,548,632 at a reduced conversion price of $0.85. Another 202,600 shares of common stock were issued upon conversion of the Participating Purchasers’ Debentures with a carrying value of $202,600 at the original conversion price of $1.00.

In accordance with EITF 00-27, all unamortized discount amounting to $2,403,480 at the time of the conversion was recognized as interest expense for the year ended December 31, 2007. The unamortized deferred financing costs of $540,167 at conversion of the Debentures into common stock were also recorded as interest expense for the year ended December 31, 2007.

The Company’s registration statement did not become effective until September 25, 2007. However, because the Amended Agreement waived all outstanding registration damages, the Company reversed the previously accrued liquidated damages totaling $345,017 at December 31, 2007.

On April 21, 2008, the Company entered into an Amendment and Waiver Agreement (the “Amendment”) with two institutional and accredited investors who acquired the two remaining unconverted Debentures in a private transaction from the original holders of these Debentures. The Amendment is similar to the above Amended Agreement with significant differences summarized below:

•	The Amendment amends the terms of the Debentures held by these two investors by changing the conversion price from $1.00 per share to $0.80 per share.
•	The Amendment is deemed to be: (a) the Company’s notice to require conversion of the entire outstanding principal of the Debentures held by these two investors and all accrued but unpaid interest thereon.

The difference between the value of the conversion option at the previous prices and their value at the modified prices are deemed costs for the Company and are charged to operations. The inducement cost for the two Debentures converted was $257,775 for the year ended December 31, 2008. The inducement cost for the converted Debentures was based on the market value of the additional 245,501 shares obtained by these two investors at $1.05 per share on April 21, 2008.

1,227,503 shares of common stock were issued upon conversion of the two Debentures with a carrying value of $982,003 (including $490,713 of default premium) at a reduced conversion price of $0.80.

In accordance with EITF 00-27, all unamortized discount amounting to $291,548 at the time of the conversion was recognized as interest expense for the year ended December 31, 2008. The unamortized deferred financing costs of $79,998 on conversion of the Debentures were also recorded as interest expense for the year ended December 31, 2008.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 17 — Statutory Reserves

As stipulated by the laws of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriations have been made for the following:

i.	Making up cumulative prior years’ losses, if any;
ii.	Allocations to the statutory surplus reserve of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;
iii.	Allocations to the common welfare reserve of 5% of income after tax, as determined under PRC accounting rules and regulations;
iv.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The statutory surplus reserve can be used to increase the registered capital and eliminate future losses of a company upon approval by relevant government authorities under PRC GAAP. A company’s statutory surplus reserve is not distributable to shareholders except in the event of liquidation. Appropriations to the statutory surplus reserve are accounted for as a transfer from unrestricted earnings to statutory reserves. After 2006, allocation to the common welfare reserve is at the discretion of the Company instead of a legal requirement per the PRC Corporation Law.

During the years ended December 31, 2008 and 2007, the Company made total appropriations to these statutory reserves of $1,299,990, and $873,096, respectively. The component of these statutory reserves and the amount of future contribution required pursuant to the PRC Corporation Law are as follows at December 31, 2008 and 2007:

	2008	2007
Statutory surplus reserve	$1,968,473	$1,101,813
Common welfare reserve	984,237	550,907
Total	$2,952,710	$1,652,720
Statutory surplus reserve of Tianxing	$1,968,473	$1,101,813
50% of registered share capital of Tianxing	2,541,000	2,541,000
Extra contribution to be contributed	$572,527	$1,439,187

There are no legal requirements in the PRC to fund these statutory reserves by the transfer of cash to any restricted accounts, and as such, the Company has not transferred any cash to these accounts. These reserves are not distributable as cash dividends.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 18 — Taxes

The Company is registered in the State of Nevada whereas its subsidiary, Skystar Cayman, is a tax exempt company incorporated in the Cayman Islands and conducts all of its business through its subsidiaries, Fortunate Time and Sida, and Sida’s PRC VIEs, Xian Tianxing and Shanghai Siqiang.

Sida, Xian Tianxing, and Shanghai Siqiang are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Tax is generally imposed at a statutory rate of 25% beginning on January 1, 2008. Xian Tianxing has been approved as a new technology enterprise, and under PRC Income Tax Laws is entitled to a preferential tax rate of 15%.

For the years ended December 31, 2008 and 2007, the provisions for income tax were as follows:

	2008	2007
Current PRC income tax expense
Enterprise income tax	$1,529,688	$1,027,172

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the years ended December 31, 2008 and 2007:

	2008	2007
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	25.0	33.0
China income tax exemption	(10.0)	(18.0)
Other item(1)	6.5	95.5
Total provision for income taxes	21.5%	110.5%

(1)	Other item mainly consists of the amortization of discount on convertible debentures and deferred financing costs, and inducement cost for debentures converted amounted to $1,040,036 and $5,229,905 for the years ended December 31, 2008 and 2007, respectively, which represent expenses incurred by the Company that are not deductible in the PRC. Other items also includes professional expenses, stock-based compensation expense, inducement cost for warrants exercised and other general and administrative expenses, which incurred by the Company and Skystar Cayman that are not deductible in the PRC, which resulted in effective tax rate of 21.5% and 110.5% for the years ended December 31, 2008 and 2007, respectively.

The estimated tax savings due to the reduced tax rate for the year ended December 31, 2008 and 2007 amounted to $1,019,600 and $1,232,606, respectively. The net effect on earnings per share if the non-preferential income tax rate had been applied would decrease basic and diluted earnings per share by $0.06 for the year ended December 31, 2008. For the year ended December 31, 2007, the removal of the estimated tax savings would decrease the basic and diluted losses per share by $0.09.

The Company was incorporated in the United States and has incurred a net operating loss for income tax purposes for 2008. The net operating loss carry forwards for U.S. income tax purposes amounted to $7,687,725, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2006 through to 2028. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to the Company’s continuing losses for U.S. income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2008, which amounted to $3,169,907 The Company’s management reviews such valuation allowance periodically and makes adjustments as warranted.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 19 — Earnings Per Share

The following is a calculation for earnings per share:

	For Years Ended December 31,
	2008	2007
Net income (loss) for earnings per share	$5,596,183	$(1,956,976)
Weighted average shares used in basic computation	18,228,731	13,453,543
Diluted effect of stock options and warrants	18,248	—
Weighted average shares used in diluted computation	18,246,979	13,453,543
Earnings per share:
Basic	$0.31	$(0.15)
Diluted	$0.31	$(0.15)

For the year ended December 31, 2008, the average stock price was greater than the exercise price of 570,500 warrants outstanding at such time which resulted in additional weighted average common stock equivalents of 18,248 shares. As such, 975,000 outstanding warrants were excluded from the diluted earnings per share calculation as they were anti-dilutive.

For the year ended December 31, 2007, the average stock price was greater than the exercise price of 4,645,500 warrants outstanding at such time which resulted in additional weighted average common stock equivalents of 1,354,233 shares. However, all outstanding convertible debentures were excluded from the diluted earnings per share calculation as they were anti-dilutive.

Note 20 — Related Party Transactions and Arrangements

Related Party Receivables and Payables

Amounts receivable from and payable to related parties are summarized as follows:

	December 31, 2008	December 31, 2007
Short term loans from shareholders
Mr. Weibing Lu – officer and shareholder(1)(2)	$220,050	$—
Mr. Wei Wen – officer and shareholder(2)	44,010	—
Ms. Aixia Wang – shareholder(2)	44,010	—
Total	$308,070	$—
Amounts due from related party
Mr. Weibing Lu – officer and shareholder(3)	$—	$59,462
Shares to be issued to related party
Scott Cramer – non-executive director(4)	$95,204	$—
Amounts due to related parties
TianXing Digital – owned by a director(5)	$—	$17,137
Ms. Aixia Wang – shareholder(5)	—	1,371
Bennet P. Tchaikovsky – CFO(5)	13,168	—
Scott Cramer – non-executive director and shareholder(5)	224,684	30,245
Shaanxi Xingji Electronics Co. – owned by a director's wife(5)	4,373	32,817
Total	$242,225	$81,570
(1)	In 2008, Weibing Lu obtained personal loans from Huaxia Bank’s Xian Branch and advanced $176,040 in cash to Xian Tianxing to facilitate operations. The interest rate is 7.47% per annum and is unsecured. Pursuant to the loan agreement, the principal and related interest was due on December 30, 2008. Xian

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 20 — Related Party Transactions and Arrangements – (continued)

Tianxing was the guarantor of Weibing Lu’s personal loan. On January 4, 2009, the Company paid the full principal amount to the bank, with related interest of $15,741.
(2)	On May 29, 2008, Weibing Lu, Wei Wen and Aixia Wang obtained personal loans from Yanta Credit Union’s East Xiaozai Road Branch and advanced cash to Xian Tianxing in the total amount of $132,030 for business operations. The loans are due on May 29, 2009 with 8.436% interest per annum and are guaranteed by the Company. As of December 31, 2008, Xian Tianxing had paid interest of $3,695 for the loans of the three shareholders.
(3)	As of December 31, 2008 and 2007, the Company had a receivable from Weibing Lu in the amount of $0 and $59,462, respectively. The amounts due from Mr. Lu was comprised of cash advances to Weibing Lu to facilitate Xian Tianxing’s operations and for the reimbursement of expenses paid, or to be paid, by Weibing Lu on behalf of Xian Tianxing. These balances are non-interest bearing, unsecured, and due on demand.
(4)	The Company had $95,204 balance under shares to be issued to Scott Cramer, a non-executive director and shareholder as of December 31, 2008, which represented 110,000 common shares as compensation for being a representative of the Company in the United States for the period of May 2008 to December 2008.
(5)	Shaanxi Xinji Electronics Co., Ltd. is owned by the wife of Mr. Lu and Tianxing Digital Co., Ltd. is owned by Mr. Lu. The amounts due to Shaanxi Xinji Electronics and Tianxing Digital as of December 31, 2007 were short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. As of December 31, 2008 and 2007, the Company also has $224,684 and $13,168 payable to Scott Cramer and Bennet P. Tchaikovsky for the expenses paid by them on behalf of the Company.

Note 21 — Commitments and Contingencies

Lease Commitments

The Company recognizes lease expense on a straight-line basis over the term of the lease in accordance to SFAS 13, “Accounting for Leases.” The Company entered into a tenancy agreement for the lease of factory premises for a period of ten years from October 1, 2004 to December 31, 2014, with annual rent of $13,563 (or RMB 94,600), which is subject to a 10% increase every four subsequent years.

The Company leases office space from Weibing Lu, the Company’s chief executive officer, for a period of five years from January 1, 2007 to December 31, 2011, with annual rent of approximately $24,000 (or RMB 165,600). The Company also entered into a tenancy agreement with Weibing Lu for the lease of Shanghai Siqiang’s office for a period of ten years from August 1, 2007 to August 1, 2017, with annual rent of approximately $21,000 (or RMB 144,000).

Minimum future lease payments under these leases for the next five years and thereafter are as follows:

Years Ending December 31,	Amount
2009	$60,684
2010	60,684
2011	60,684
2012	36,645
2013	37,917
2014 and thereafter	92,489
$349,103

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 21 — Commitments and Contingencies – (continued)

Lease expense for the years ended December 31, 2008 and 2007 amounted to $63,303 and $33,412, respectively.

Legal Proceedings

From time to time, the Company is involved in legal matters arising in the ordinary course of business. Management currently is not aware of any legal matters or pending litigation, which would have a significant effect on the Company’s consolidated financial statements as of December 31, 2008.

In May 2007, Andrew Chien filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In or around November 2007, the defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction. Plaintiff agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008. The amended complaint removed Weibing Lu (who is a resident of China and had never been served) as a defendant. The remaining defendants contended that the amended complaint failed to correct the deficiencies of the original, and filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction. The defendants denied all claims and moved the Court to dismiss the amended complaint in its entirety in their motion to dismiss. The motion to dismiss also requested that the Court award sanctions against Mr. Chien under the Private Securities Litigation Reform Act (“PSLRA”) and other authority. On July 17, 2008, the Court granted defendants’ motion and subsequently dismissed the lawsuit, entering a judgment on behalf of the defendants. On February 5, 2009, the Court determined that the action filed by Mr. Chien to have been frivolous, and imposed monetary sanctions on both Mr. Chien and his former attorney. Mr. Chien subsequently filed motions seeking to “re-open” this case, but the motion was denied.

Subsequently, Mr. Chien filed another lawsuit against the Company, Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in the Connecticut Superior Court, alleging causes of action similar to those alleged in his federal complaint described above as well as state law causes of action. The Company contends that the new complaint is just as frivolous as Mr. Chien’s earlier federal action, which the new complaint substantially duplicates. A Notice of Removal to the U.S. District Court, District of Connecticut was filed in the state case on January 27, 2009, and the case has been assigned to the same federal judge in the related federal case already dismissed. The Company has filed a motion to dismiss this new action which remains pending.

Other than the above described legal proceedings, the Company is not aware of any other legal matters in which purchasers, any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of purchaser, or of any such director, officer, affiliate of the Company, or security holder, is a party adverse to the Company or has a material adverse interest to the Company. No provision has been made in the consolidated financial statements for the above contingencies.

Ownership of Leasehold Property

In 2005, a shareholder contributed a leasehold office building as additional capital of Xian Tianxing. However, the title of the leasehold property has not passed to the Company. The Company does not believe there are any legal barriers for the shareholder to transfer the ownership to the Company. However, in the event that the Company fails to obtain the ownership certificate for the leasehold property, there is a risk that the building will need to be vacated due to unofficial ownership. Management believes that this possibility is remote, and as such, no provision has been made in the consolidated financial statements for this potential occurrence.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 21 — Commitments and Contingencies – (continued)

R&D Project

During the first quarter of 2008, the Company contracted with Northwestern Agricultural Technology University to jointly work on an R&D project concerning the application of nano-technology in the prevention of major milk cow disease. The total projected budget for this project is approximately $574,000 (RMB4 million) which is to be paid according to the completed stages of the project. The Company expects this project to be completed in one year. As of December 31, 2008, the Company incurred $43,245 (RMB 300,000) R&D expenses associated with the project and also prepaid $289,773 (RMB 1,975,273) for specific raw materials for the project. The Company expects that the project will reach trial stage in 2009 and obtain veterinary permit for the new product from government on 2010.

Note 22 — Subsequent Event

New Bank Loan

On January 14, 2009, the Company entered into a short-term loan agreement with Yanta Credit Union’s East Xiaozai Road Branch in the amount of $220,050. The loan is due on January 13, 2010 with fixed interest rate of 8.6585% per annum and is collateralized by the CEO’s personal property.

See report of independent registered public accounting firm.

(1)	Our manufacturing facilities in Huxian, Xi’an, Shaanxi Province, People’s Republic of China.
(2)	Water purification equipment at our Huxian manufacturing plant.
(3)	A technician performing ultra-sonic cleansing of glass tubes at our Huxian manufacturing plant.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

1,400,000 Shares of Common Stock

PROSPECTUS

RODMAN & RENSHAW, LLC	I-BANKERS SECURITIES, INC.

June 30, 2009